Exhibit 10.40

DENVER PLACE PLAZA TOWER

AGREEMENT TO LEASE

BETWEEN

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP,
LANDLORD

AND

WESTERN GAS RESOURCES, INC.
TENANT

DENVER PLACE PLAZA TOWER
AGREEMENT OF LEASE
BETWEEN
DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, LANDLORD
AND
WESTERN GAS RESOURCES, INC., TENANT

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14.	Condemnation		22

15.	Assignment and Subletting		22

16.	Three (3) Month Extension Option and Holdover		25

17.	Estoppel Certificate		26

18.	Subordination		26

19.	Certain Rights Reserved by Landlord		27

20.	Rules and Regulations		28

21.	Remedies		28

22.	Expenses of Enforcement		31

23.	Covenant of Quiet Enjoyment		31

24.	Security Deposit		31

25.	Real Estate Broker		31

26.	Miscellaneous		32

	(a)	Rights Cumulative	32
	(b)	Captions and Usage	32
	(c)	Binding Effect	32
	(d)	Lease Contains All Terms	32
	(e)	Submission of Lease	32
	(f)	No Air Rights	32
	(g)	Business Days	33
	(h)	Landlord's Default	33
	(i)	Transfer of Landlord's Interest	33
	(j)	Recording: Short Form Memo	34
	(k)	Covenants and Conditions	34
	(l)	Application of Payments	34
	(m)	Landlord's Authority	34
	(n)	Governing Law: Partial Invalidity	34
	(o)	Hazardous Materials	34
	(p)	Americans With Disabilities Act	36
	(q)	Warranty Disclaimer	36
	(r)	Waiver of Trial by Jury	36
	(s)	Force Majeure	36
	(t)	List of Exhibits	36

27.	Telephone and Telecommunications Service		37

28.	Notices		38

29.	Time is of the Essence		39

Addendum
Exhibit A		Plan
Exhibit B		Rules and Regulations
Exhibit C		Lease Term Agreement
Exhibit D		Parking Agreement

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Exhibit E	Janitorial Specifications
Exhibit F	Landlord's Rules for General Contractors
Exhibit G	Existing Mortgages
Exhibit H-1	CGLIC SNDA Form
Exhibit H-2	SFI I SNDA Form
Exhibit H-3	Newpar SNDA Form
Exhibit I	Storage Lease Form
Exhibit J	Building Standard Materials
Exhibit K	Approved Subcontractors
Exhibit L	HVAC Specifications
Exhibit M	Description of Other Tenant's Rights
Exhibit N	Garage License Agreement (Generator)

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OFFICE LEASE
DENVER PLACE PLAZA TOWER
DENVER,COLORADO
AGREEMENT OF LEASE made as of the 30th day of July, 2002 (hereinafter referred to as the "Lease") between Amerimar Realty Management Co.-Colorado, as agent ("Agent") for DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as "Landlord") and WESTERN GAS RESOURCES, INC.. a Delaware corporation, whose address is 12200 North Pecos Street, Denver, Colorado 80234 (hereinafter referred to as "Tenant").
W I TN E S S E T H:
Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the "Premises") deemed to consist of 81,189 square feet of rentable area, located on the ninth (9th) through the twelfth (12th) floors of that building known as Denver Place Plaza Tower (hereinafter referred to as the "Building") located at 1099 - 18th Street, Denver, Colorado, 80202, further described as Suite 1200 and which is depicted on the plan attached hereto as Exhibit A, subject to the covenants, terms, provisions and conditions of this Lease. The Building, the land upon which it is situated, all surrounding improvements, any garage or other related improvements and all common areas appurtenant to, associated with or servicing the Building are hereinafter called the "Real Property" or the "Property".
In consideration thereof, Landlord and Tenant covenant and agree as follows:
1.Term. The term of this Lease (the "Term") shall commence on that date (the "Commencement Date") which is the later of September 1, 2002 (the "Scheduled Commencement Date") or the first date that the Premises are made available to Tenant for commencement of construction of the Tenant Work (hereinafter defined) and, unless sooner terminated or renewed as provided herein, shall end, absolutely and without the need for notice from either party on the date ("Termination Date") that is the last day of the ninety-sixth (96th) complete calendar month following the Commencement Date. After the Commencement Date has occurred, Landlord and Tenant shall promptly execute and deliver to one another a lease term agreement in substantially the same form and content as Exhibit C (the "Lease Term Agreement") attached hereto prepared by Landlord correctly indicating the Commencement Date and Termination Date. The initial contemplated ninety six (96) month term of this Lease is sometimes hereinafter referred to as the "Original Term."
2.Base Rent. Except as modified by the Lease Term Agreement, the "Base Rent" to be paid hereunder shall be as follows:

(a)	The period of nine full months following the Commencement Date or until the Extended Rent Commencement Date defined in subparagraph 3(g):
Zero dollars ($0.00)

(b)	Balance of Term (months 10 through 96):
$1,653,819.96 per annum payable in monthly installments of $137,818.33
All payments of Base Rent shall be paid in advance on or before the first day of each calendar month during the Term, in the monthly installments provided above; provided, however, that Tenant shall pay the first full monthly installment of Base Rent, for a month in which a payment of Base Rent is due, in the amount of $137,818.33 (the "First Installment") at the time of execution of this Lease. In the event that Tenant exercises its option to terminate this Lease in accordance with the provisions of subparagraph 3(g), Landlord shall promptly refund the First Installment to Tenant. If the Term commences other than on the first day of a month, the Base Rent for the seventh month of the Term shall be prorated, and the Base Rent for the portion of the month in which the obligation to pay Base Rent commences shall be paid on the first day of the seventh full calendar month of the Term.
3.Completion of Improvements.
(a)Preliminary Information and Plans. Landlord has heretofore delivered to Tenant for use by Tenant and Landlord's architect or engineer, such plan or plans and other information with respect to the Premises and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's Layout Plans. Receipt of all such information is hereby acknowledged by Tenant.
(b)Tenant's Space Plans. Tenant shall prepare and deliver to Landlord, at Tenant's expense, within five (5) business days after Tenant's receipt of a fully executed copy of this Lease, five (5) black line prints of architectural layout drawings (which shall be 1/8" scale) ("Tenant's Space Plans"), prepared by an architect licensed in the State of Colorado selected by Tenant and approved by Landlord in the exercise of its reasonable discretion (the "Architect") providing for Tenant's proposed layout for the construction and finishing of improvements to the Premises for Tenant's occupancy signed and sealed by the Architect. Tenant's Space Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed and that only may be disapproved by Landlord in the event the proposed Tenant Space Plans violate any governmental regulations or adversely affect the Building's structure or mechanical systems, and such plans shall be deemed modified to take account any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Within seven (7) business days after Landlord's receipt of Tenant's Space Plan, Landlord shall notify Tenant of its comments and changes to Tenant's Space Plans. (The date of Tenant's receipt of such notice is hereinafter referred to as the "TSP Notification Date").
(c)Tenant's Layout Plans. Tenant shall cause to be prepared at Tenant's expense and, not later than 12:00 noon (Denver time), on the sixth (6th) business day following the TSP Notification Date, shall deliver to Landlord one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications(including, equipment specifications) and two (2) non-copyrighted CADD disks, prepared by the Architect ("Tenant's Layout Plans") for the construction and finishing of the Premises for Tenant's occupancy. Tenant's Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by an architect licensed by and registered in the State of Colorado, (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements, and (v) provide for the use of Building standard materials (identified on Exhibit J attached hereto) for drywall, top track system, doors, door frames, hardware, window coverings and heating, ventilation and air conditioning system ("HVAC"). Tenant's Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed and that only may be disapproved by Landlord in the event that the proposed Tenant's Layout Plans violate any governmental regulations or adversely affect the Building's structure or mechanical systems, and such plans shall be deemed modified to take account any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant's Layout Plans are approved within seven (7) business days after their delivery to Landlord. (The date of Tenant's receipt of such notice is hereinafter referred to as the "TLP Notification Date"). Tenant's Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final Layout Plans". Concurrently with delivery of Tenant's Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Premises respecting the matters which are the subject of this Paragraph 3 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 3; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(d)Engineering Plans. Tenant shall cause to be prepared at Tenant's expense by Landlord's engineer, Hadji Engineering, in conjunction with the Architect, and, not later than ten (10) business days after the TLP Notification Date, shall deliver to Landlord mechanical, electrical and fire protection engineering drawings and specifications ("Tenant's Engineering Plans"), based on the Final Layout Plans. Tenant's Engineering Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed and which only may be disapproved by Landlord in the event that the proposed Tenant's Engineering Plans violate any governmental regulations or adversely affect the Building's structure or mechanical systems, and Tenant's Engineering Plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant's Engineering Plans are approved within seven (7) business days after their delivery to Landlord. Tenant's Engineering Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Engineering Plans".
(e)Completion by Tenant. Tenant shall cause the Tenant's Contractor (hereinafter defined) to improve the Premises in a diligent and good and workmanlike manner in accordance with the Final Layout Plans and the Engineering Plans ("Tenant Work") (such plans are hereinafter together called the "Construction Plans"). Landlord will reasonably cooperate with Tenant in making the following available to Tenant for completion of the Tenant Work: (i) the freight elevator, (ii) the Premises, and (ii) during non-Business Hours, all areas in or about the Building that are reasonably required by Tenant to complete the Tenant Work or that otherwise would be utilized by Landlord in the event that its general contractor were performing the Tenant Work. Tenant reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, provided that Landlord's approval of any substitution shall first be obtained (which approval shall not be unreasonably withheld or delayed, but disapproval may only be given if the substitution is not consistent with materials or components to be used in a first class building), and (ii) to make changes necessitated by conditions met in the course of construction, provided that Landlord's approval of any change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Construction Plans, but disapproval may only be given if the change would violate governmental regulations or adversely affect the Building's structure or mechanical systems). All Tenant Work must be performed in compliance with all of Landlord's then-current rules and regulations for construction in, on or around the Building, and all work must meet applicable Building standards for construction identified on Exhibit J attached hereto. Tenant shall enter into a contract (the "Construction Contract") for the completion of Tenant Work, and the general contractor so selected by Tenant is herein referred to as "Tenant's Contractor"). The Construction Contract shall: (i) be between Tenant and Tenant's Contractor, (ii) provide that Landlord shall be a third party beneficiary of any representations or warranties made to Tenant by Tenant's Contractor; (iii) provide that the Tenant Work shall be substantially completed on or before ninety (90) days after the date construction of the Tenant Work has commenced; (iv) provide that all electrical, mechanical and structural elements of the Tenant's Work shall be performed by one of Landlord's approved subcontractors consisting of those subcontractors listed on Exhibit K attached hereto; and (v) that all Tenant Work shall be completed in compliance with Landlord's standard rules and regulations governing general contractors, a copy of which is attached hereto as Exhibit F. Neither Landlord nor Tenant shall be paid any construction supervision fee. The scheduling for completion of Tenant's Work shall be coordinated with Landlord's construction manager Jean McDonald or, in her absence, Garth R. D. Tait. Tenant shall cause a representative of Tenant's Contractor and Architect to attend weekly status meetings with Landlord's representative at the Premises during completion of the Tenant Work as reasonably scheduled by Landlord. As used in this paragraph, Landlord Delay means any delay in substantial completion of the Tenant Work that is a result of any act, neglect, failure or omission of Landlord, its servants, employees, agents, representative or contractors. As used in this paragraph, Force Majeure Delay means any delay in substantial completion of the Tenant Work caused by strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond Tenant's control, provided that Tenant shall use reasonable efforts to promptly deliver written notice to Landlord of the occurrence of any Landlord Delay and/or Force Majeure Delay, and, in the event of Tenant's failure to notify Landlord, Tenant shall be deemed to have waived such Landlord Delay and/or Force Majeure Delay.
(f)Payment for Tenant Work. Tenant shall pay for all Tenant Work on or before the dates payments are due under the Construction Contract and/or any other contracts or agreements pertaining to the Tenant Work that are entered into by Tenant. Landlord shall provide an allowance for the payment of Tenant's out-of-pocket costs and expenses paid by Tenant to Tenant's Contractor, the Architect, material suppliers and/or other sources for the material, labor and services applied to the Tenant Work ("Tenant Costs") in an amount of up to Two Million Twenty-Nine Thousand Seven Hundred Twenty-Five and No/100 Dollars ($2,029,725.00) ("Construction Allowance"). Provided Tenant is not in default (beyond any applicable cure period) in the performance of its obligations under this Lease, Landlord shall pay the Construction Allowance directly to Tenant as follows: (i) twenty percent (20%) of the Tenant Costs not to exceed $405,945.00 within thirty (30) days after substantial completion of the Tenant Work; (ii) forty percent (40%) of the Tenant Costs not to exceed $811,890.00 on or before the first anniversary of the Commencement Date, and (iii) forty percent (40%) of the Tenant Costs not to exceed $811,890.00 on or before the second anniversary of the Commencement Date. Notwithstanding the foregoing, Landlord shall not be obligated to pay any portion of the Construction Allowance until ten (10) business days after Landlord has received reasonable evidence of Tenant's payment in full of all Tenant Costs, including, but not limited to copies of all invoices pertaining to the Tenant Work, and mechanic's lien waivers in form and content reasonably acceptable to Landlord executed by Tenant's Contractor, Architect and all subcontractors and suppliers performing any of the Tenant Work. In the event there are any claims in dispute pertaining to any Tenant Work, Landlord shall not be required to pay the Construction Allowance unless and until all claims in dispute have been bonded over to the reasonable satisfaction of Landlord. From time to time during the performance of the Tenant Work, Tenant may request that Landlord review and approve evidence of Tenant's payment of Tenant Costs, including without limitation review of invoices and mechanic's lien waivers, and in that event Landlord will promptly advise Tenant in writing of its approval or disapproval, and the specific reasons for any disapproval will be stated in Landlord's response. The Construction Allowance may only be used for Tenant Costs. Tenant shall be permitted to include within Tenant Costs up to $405,945 of out-of-pocket costs and expenses paid by Tenant for (i) space planning the Premises, (ii) installation of telecommunication and data cabling at the Premises, and (iii) moving Tenant's furniture, equipment and other personal property into the Premises.
(g)Delivery of Possession of Premises. Landlord shall cause the Premises to be delivered to Tenant for purposes of commencing the completion of the Tenant Work on or before the Scheduled Commencement Date. If Landlord shall, for any reason fail to make available to Tenant possession of the Premises on or before the Scheduled Commencement Date or any other date, Landlord shall not be subject to any liability for such failure. Under such circumstances, all of Tenant's rights and obligations hereunder with respect to the Premises, including, but not limited to, its obligations to pay the Base Rent, the Tax Adjustment and the Operating Expense Adjustment attributable to the Premises shall not commence until that date (the "Extended Rent Commencement Date") which is the first day following the expiration of nine (9) months after the Commencement Date, plus one (1) day for each day completion of the Tenant Work has been delayed solely due to either a Landlord Delay or Force Majeure Delay, and such failure to make available to Tenant possession of the Premises on or before the Commencement Date or any other date shall not in any other way affect the validity or continuance of this Lease, or the Term, or the obligations of Tenant hereunder. Such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure, except that in the event the Commencement Date has not occurred on or before March 1, 2003, then Tenant shall have the right to terminate this Lease provided written notice of Tenant's election to terminate is given to Landlord on or before March 15,

2003; provided, however, that such dates shall be extended by one (1) day for each day after July 31, 2002, that this Lease is not executed and delivered by Tenant.
(h)Computer Room. In addition to the Construction Allowance, Landlord shall pay to Tenant the reasonable out-of-pocket costs incurred by Tenant to complete and install the following improvements to a computer room (the "Computer Room") not to exceed 1,000 square feet in rentable area to be located upon the Premises (collectively, the "Landlord Improvements"): (i) a 200 amp electrical service from the Building's electrical system with a separate meter to measure electrical service to the Computer Room, (ii) an FM 200 fire suppresent system for the Computer Room, including the canister (excluding, however, the initial charge), (iii) a two-hour rated fire enclosure, (iv) a twelve inch raised computer floor, (v) a 50 kilowatt uninterrupted power supply, (vi) Building standard lighting, and (vii) two (2) five ton air conditioning units with connection to the Building's condenser loop. Tenant shall cause the design, layout and specifications for the Computer Room, including Landlord Improvements to be included in the Tenant Space Plans, Tenant Layout Plans and Construction Plans. From time to time Tenant may submit copies of invoices to Landlord for work performed and material supplied in connection with the Computer Room, and Landlord will reimburse Tenant within fifteen (15) days after submission of the invoices and evidence of payment reasonably satisfactory to Landlord.
4.Additional Rent. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay "Additional Rent," which is equal to the sum of the Expense Adjustment Amount, Tax Adjustment Amount, and Additional Services Charge (all as hereinafter defined) and any other charges noted in this Lease. The Base Rent and Additional Rent are sometimes herein collectively referred to as the "Rent." Unless otherwise specified, all amounts due under this lease as Additional Rent shall be payable in the same manner and at the same place as the Base Rent.
(a)Definitions. As used in this Paragraph 4, the terms:
(i)"Operating Expense Base Amount" shall mean the amount, on a per rentable square foot per annum basis, incurred by Landlord during the Calendar Year 2003 for Operating Expenses, as may be adjusted under the provisions of subparagraph 4(a)(vii).
(ii)"Tax Base Amount" shall mean the amount on a per rentable square foot per annum basis, incurred by Landlord during the Calendar Year 2003 for Taxes.
(iii)"Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.
(iv)"Tenant's Proportionate Share" shall mean 15.8% being the percentage calculated by dividing 81,189 square feet, the rentable area of the Premises provided at the beginning of this Lease (sometimes hereinafter referred to as the "Original Premises"), by 514,000 square feet (being 95% of the rentable area of the office space in the Building); provided, however that in the event that 95% or more of the rentable area of the office space in the Building is occupied, then Tenant's Proportionate Share in determining Taxes shall mean 15% (being the percentage calculated by dividing 81,189 square feet by 541,000 square feet, which is 100% of the rentable area of the office space in the Building). Tenant's Proportionate Share in determining Taxes during any Calendar Year shall be the weighted average (on a per diem basis) of Tenant's Proportionate Share for such Calendar Year. The rentable area of the Premises has been calculated according to a method pursuant to which a portion of the common areas has been deemed included in the Premises.
(v)"Taxes" for any Calendar Year shall mean the Building's Proportionate Tax Share of all real estate taxes and assessments, special or otherwise, levied or assessed upon that parcel of land known as Lots 1 through 32 inclusive and adjacent vacated alley, block 95, East Denver Subdivision (the "Land") or the Building during such Calendar Year; provided, however, that if Landlord subdivides the Land so that the Building is located on its own tax lot (i.e., there are no other buildings on such tax lot), then (1) such separate tax lot shall be referred to as the "Building Tax Lot", and for each year that the Building Tax Lot is taxed separately from the remainder of the Land, the term "Taxes" shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon the Building Tax Lot or the Building during such Calendar Year. For purposes of this subparagraph "Buildings Proportionate Tax Share" for any Calendar Year shall mean the fraction the numerator of which is equal to the assessed valuation for the Building only for such Calendar Year and the denominator of which is equal to the sum of the assessed valuations for all buildings and improvements on the Land (including the Building) for such Calendar Year. Should the State of Colorado, or any political subdivision thereof, or any other governmental authority, impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution of any of the above Taxes, all such taxes, assessments fees or charges shall be deemed to constitute Taxes hereunder but shall be equitably computed and proportionately shared as if the Real Property and any other shared use real property referred to in this subparagraph was the only real property of Landlord. "Taxes'' shall also include all fees and costs, including reasonable attorneys' fees, appraisals and consultants' fees, incurred by Landlord in seeking to obtain a reduction of, or a limit on, any increase in any Taxes (regardless of whether any reduction or limitation is obtained), but Landlord will reasonably endeavor to use professionals who are compensated on the basis of a reasonable contingent fee. In the event that the Real Property shall be for any taxes or assessments assessed under the same assessment as other real property, the amount of such taxes or assessment to be included within Taxes shall be such portion thereof as Landlord fairly and equitably shall deem attributable thereto.
(vi)"Operating Expenses" shall mean all expenses, costs and disbursements (other than Taxes) of every kind and nature paid or incurred by or on behalf of Landlord in connection with the ownership, management, operation, maintenance and repair of the Property, other than those costs reimbursed to Landlord by other tenants in the Building (and, as allocated by Landlord, those paid or incurred in connection with the ownership, operation, maintenance, management and repair of any garage or other improvements the use of which is shared by the Building and one or more other buildings), except the following:
[A]Costs of alterations (including, without limitation, space planning and design costs) of any tenant's premises or leasable space in the Building;
[B]Payments on loans secured by mortgages or trust deeds on the Real Property;
[C]Costs of capital improvements, except that Operating Expenses shall include the costs as amortized over such number of years as Landlord may reasonably determine, with interest at the rate of 12% per annum on the unamortized amount, of any capital improvements which, (1) in Landlord's reasonable opinion, will have the effect of reducing any component cost included within Operating Expenses by an amount at least equal to the costs plus interest to be amortized over the then remaining Term, or (2) are made or installed to assure compliance with the Americans with Disabilities Act ("ADA") and/or all governmental laws, rules and regulations becoming effective after the date of this Lease, or (3) under generally applied real estate accounting practices (consistently applied) may be expensed or treated as deferred expenses (and the amortization and interest so determined for each Calendar Year shall be included in Operating Expenses for that Calendar Year); and
[D]Commissions, legal expenses and other costs attributable to negotiating leases or otherwise leasing space in the Building;

[E]Advertising and promotional expenses except the reasonable costs incurred (x) for distributing a newsletter to tenants and occupants of the Complex (as hereinafter defined), (y) for one (1) holiday party per calendar year that is held for all of the tenants and occupants of the Complex and (z) for one (1) health fair per calendar year that is held for all tenants and occupants of the Complex;
[F]Costs and expenses incurred by Landlord in the enforcement of the terms of any tenant lease;
[G]Depreciation of the Building or any other improvement;
[H]Costs for which Landlord receives reimbursement from insurance, condemnation or others or for which Tenant or any other tenant or occupant of the Building pays third persons;
[I]Any expense, other than property management fees, representing an amount paid to a related corporation, entity, or person of Landlord or Agent which is in excess of the amount which would be paid in the absence of such relationship (provided, however, that Tenant acknowledges that Operating Expenses for any calendar year may include a management fee equal to five percent (5%) of the gross revenue collected during such calendar year for the Building and the parking garage located underneath the Building (the "Parking Garage"), even though such fee may exceed the management fee which would be incurred on a fair market basis if Landlord and the managing agent were not affiliated);
[J]Property management fees in excess of five percent (5%) of the gross revenue collected during any calendar year for the Building and the Parking Garage;
[K]Interest, fines, late payment charges or penalties payable due to the failure of Landlord to pay taxes, utilities or other charges in a timely manner;
[L]Costs or expenses of or any special services or equipment rendered or incurred for a tenant if the same are not rendered to Tenant;
[M]The cost of overtime or other expenses of Landlord in curing its defaults or violations under any lease of space in the Building or under any applicable law;
[N]Ground rent or similar payments to a ground lessor;
[O]Inheritance, estate, gift, transfer, succession, franchise and profits taxes on Landlord's business;
[P]Federal income taxes imposed on or measured by the income of Landlord from the operation of the Building, Parking Garage or any other concessions;
[Q]Expenses for correcting structural defects in the construction of the Building or Parking Garage (including latent defects) except that repairs and replacements to the extent resulting from ordinary wear and tear shall not be deemed defects for purposes of this subsection;
[R]Expenses incurred by Landlord to repair the Building or Parking Garage as a result of fire windstorm or other casualty or the exercise of eminent domain or condemnation;

[S]Expenses relating to the investigation, location on or about the Property, response action, abatement or removal of any Hazardous Substance (hereinafter defined) from the Building, Parking Garage or other portion of the Property; that are currently known to be a Hazardous Substance;
[T]Compensation paid to clerks, attendants or other persons and other costs incurred in commercial concessions (such as a snack bar, restaurant or newsstand), if any, operated by Landlord or any subsidiary or affiliate of Landlord;
[U]Contributions to operating expense reserves;
[V]Contributions to charitable organizations;
[W]Costs incurred in removing the property of former tenants and/or other occupants of the Building;
[X]Expenses in excess of 100% of the actual amount of any Operating Expense;
[Y]Costs related to the operations of any restaurant or other retail space in the Building by Landlord or Agent unless the rentable square feet that comprises such space is included in the number of square feet in the Building specified in subparagraph 4(a)(iv) and only to the extent that such costs are equivalent on a square foot basis with costs reasonably expected to be incurred if the space were used for general office purposes; and
[Z]The costs of providing any above-standard janitorial services to any other occupant of the Building.
(vii)"Expense Adjustment Amount" shall mean Tenant's Proportionate Share of the amount by which the Operating Expenses incurred with respect to such Calendar Year exceed the Operating Expense Base Amount; provided, however, [A] that in determining the amount of Operating Expenses for each Calendar Year, if less than 95% of the rentable office area of the Building shall have been occupied at any time during such Calendar Year, Operating Expenses shall be deemed for such Calendar Year and for the Base Year to be in the amount reasonably determined by Landlord to be equal to that amount of like expenses which normally would be expected to be incurred had such occupancy been 95% throughout such Calendar Year and Base Year, and [B] that in determining the Expense Adjustment Amount the aggregate amount of Operating Expenses (excluding insurance premiums, utility costs and the cost of any governmentally required improvements) shall not exceed the amount of such Operating Expenses attributable to the Calendar Year 2003 by more than seven percent (7%) on annual compounded basis.
(viii)"Tax Adjustment Amount" shall mean Tenant's Proportionate Share of the amount by which the Taxes incurred with respect to such Calendar Year exceed the Tax Base Amount.
(ix)"Additional Services Charge" shall mean all expenses and disbursements that Landlord incurs in connection with the ownership, operation, and maintenance of the Premises, in addition to the services provided as standard to all premises in the Building, which Additional Services are more specifically described and defined in Paragraph 7 below.
(b)Payment of Additional Rent.
(i)Expense Adjustment. The Expense Adjustment Amount with respect to each Calendar Year after 2003 shall be paid in monthly installments, in advance on the first day of each calendar month during the course of such year, in amounts estimated by Landlord not more often than once per calendar year and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with generally accepted accounting principles. Within 240 days, following the close of each Calendar Year after December 31, 2004, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year, and Landlord shall deliver to Tenant a statement of such amount including a reasonably detailed description of the items of Operating Expenses incurred; thereupon Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceed the actual Expense Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option, such excess shall be either credited against any Rent then owed or next subsequently due by Tenant to Landlord or promptly refunded by Landlord. Notwithstanding any provision contained in this Lease to the contrary, Tenant shall not be obligated to pay any Expense Adjustment Amount for or during Calendar Years 2002 and 2003.
(ii)Tax Adjustment Amount. The Tax Adjustment Amount with respect to each Calendar Year after 2003 shall be paid in monthly installments, in an amount estimated from time to time by Landlord and communicated by written notice to Tenant. Within 240 days following the close of each Calendar Year after December 31, 2004, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed based on Taxes for such Calendar Year and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Tax Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord's option such excess shall be either credited against any Rent then owed or next subsequently due by Tenant to Landlord or promptly refunded by Landlord. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment required to be paid during such year as if Landlord had elected to have such special assessment paid over the maximum period of time permitted by law; if the authority to whom such assessment is to be paid shall not permit such assessment to be paid in installments, the amount of such assessment shall be treated as being amortized over such number of calendar years, beginning with the Calendar Year in which the assessment is payable, as Landlord shall reasonably determine, with interest at the rate of 12% per annum on the unamortized amount, and such amortization and interest for each Calendar Year shall be included in Taxes for that Calendar Year. Notwithstanding any provision contained in this Lease to the contrary, Tenant shall not be obligated to pay any Tax Adjustment Amount for or during Calendar Years 2002 or 2003.
(iii)Additional Services Charge. The Additional Services Charge shall be paid in monthly installments, in arrears, on the first day of each calendar month during the course of such year, in amounts estimated from time to time by Landlord and communicated by written notice to Tenant. Following the close of each Calendar Year, Landlord shall cause the amount of the Additional Services Charge for such Calendar Year to be computed and Landlord shall deliver to Tenant a statement of such amount, whereupon Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Additional Services Charge due from Tenant for such Calendar Year, then, at

Landlord's option, such excess shall be either credited against payments next due hereunder, if any, or promptly refunded by Landlord, provided Tenant is not then in default hereunder.
(c)Adjustment for Services Not Rendered. If Landlord shall not be furnishing any particular work or service (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant who undertakes to itself perform or obtain such work or service in lieu of the furnishing thereof by Landlord, Operating Expenses shall be deemed for purposes of this Paragraph 4 to be increased by an amount equal to the additional Operating Expenses, as reasonably determined by Landlord, which would have been incurred during such period if Landlord had at its own expense furnished such work or service to such tenant.
(d)Partial Year. If only part of any Calendar Year shall fall within the Term, the amounts computed as Additional Rent, with respect to such Calendar Year under the foregoing provisions of this Paragraph 4 shall be prorated in proportion to the portion of such Calendar Year falling within the Term, but the expiration or termination of this Lease prior to the end of such Calendar Year shall not either impair Tenant's obligation hereunder to pay or Landlord's obligation to refund such prorated portion of such Additional Rent with respect to that portion of such year falling within the Term.
(e)Disputes. Any statement furnished to Tenant by Landlord under the provisions of this Paragraph 4 shall constitute a final determination as between Landlord and Tenant as to the Rent set forth therein due from Tenant for the period represented thereby, unless Tenant, within 90 days after such statement is furnished, shall give a notice to Landlord that it disputes the correctness thereof, specifying in detail the basis for such assertion. Pending resolution of such dispute, Tenant shall pay all disputed amounts in accordance with the statement furnished by Landlord. Landlord agrees, upon prior written request, during normal business hours to make available for Tenant's inspection, at Landlord's offices in Denver, Colorado, Landlord's books and records which relate to any items in dispute, provided Tenant has paid all amounts billed to Tenant on account of the Additional Rent and all installments thereof, and all other rents and sums then and previously due under this Lease. Upon reasonable notice to Landlord, Tenant or its agents shall be entitled to audit the books and records of the Landlord which are relevant to computing any amounts Tenant is required to pay under this Lease and in the event it is determined that the Landlord has required Tenant to pay in excess of 105% of the correct amount the Tenant should have paid as the Expense Adjustment Amount, the Landlord agrees to reimburse the Tenant for reasonable costs incurred in the audit. In any event, Landlord shall refund the amount of any overcharge(s) within five (5) business days after receipt of notice from Tenant.
(f)Place of Payment. Tenant shall, without any demand therefor and without set-off except as expressly stated in this Lease, pay to DENVER-STELLAR ASSOCIATES LTD. PARTNERSHIP, AIR DEPARTMENT, DENVER, COLORADO 80256-0170, or to such other person or at such other place as Landlord may from time to time direct by notice given to Tenant, the Base Rent as well as all other sums which may become due by Tenant under this Lease. All such other sums shall be payable as Additional Rent.
(g)Tenant Taxes.
(a)Any provision hereof to the contrary notwithstanding, Tenant shall, upon demand from time to time, as Additional Rent, pay to Agent or, as Landlord may direct, to Landlord or to the tax collecting authority, the full amount of all taxes, levies, charges and assessments legally required or authorized to be collected by Landlord from Tenant or any subtenant or occupant of the Premises and all taxes, levies, charges and assessments required to be paid by Landlord (or imposed upon the Property) if not paid by or collected from Tenant or a subtenant or occupant of the Premises. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including counsel fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of any assertion against Landlord of liability for any of the taxes referred to in this subparagraph(g), and from and against any penalties or interest relating thereto, which Tenant fails to pay pursuant hereto.
(b)Tenant shall timely pay when due all taxes, levies, charges and assessments which are required to be paid by Tenant with respect to Tenant's use or occupancy of the Premises or which are or could become a lien upon the personal property, trade fixtures, furniture or facilities of Tenant on the Premises. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expense (including, without limitation, counsel fees and costs of litigation) which Landlord may suffer or incur, or to which Landlord may be exposed, as a result of Tenant's failure to pay any of the foregoing.
(c)Within 15 days after each due date with respect to any taxes assessed against Tenant that are or could be a lien against the Property, Tenant shall deliver to Landlord official receipts for the payment thereof. If Tenant shall fail to present any of the receipts referred to in this subparagraph within the times set forth herein and within fifteen (15) days after Landlord gives Tenant a written demand to do so, Landlord shall have the right to pay the amounts of the taxes which Landlord reasonably determines would have been covered thereby, together with the full interest and penalties chargeable thereon in accordance with law, and Landlord shall, upon demand, be entitled to reimbursement for all of such payments together with interest at the "Lease Interest Rate" (defined in Paragraph 21 hereof).
(d)Tenant shall cause all of the personal property, trade fixtures, furniture and facilities of Tenant on the Premises, and all alterations, additions and improvements made by Tenant to' the Premises which for purposes of personal property taxes are treated as personal property (such as built-in cabinets, counters and partitions) to be assessed separately from Landlord's property, and, if they are not so separately assessed, Landlord shall be entitled to reimbursement, within 10 days after written demand made from time to time and accompanied by reasonable evidence that the taxes are being imposed upon property that is treated as personal property of the Tenant, for any tax payable by Landlord which is attributable to any of such items taxable as personal property.
(h)Delay in Computation. Delay of not more than 120 days in computation of the Expense Adjustment Amount, Tax Adjustment Amount, or Additional Services Charge shall not be deemed a default hereunder or a waiver of Landlord's right to collect any of such amounts.
5.Use of Premises. Tenant shall use and occupy the Premises solely as a general business office and for no other purpose.
6.Condition of Premises. Tenant's taking possession of the Premises or any portion thereof shall be conclusive evidence that the Premises or any such portion was in good order and satisfactory condition when Tenant took possession, subject to any latent defects in either the Building structure, or the Building's mechanical, plumbing, electrical and HVAC systems (collectively, the "Systems"). At the expiration or other termination of this Lease or of Tenant's right of possession, Tenant shall leave the Premises, and during the Term will keep the same, in good order and condition, ordinary wear and tear, damage by fire or other casualty alone excepted; and for that purpose, Tenant shall make all necessary repairs and replacements. Tenant shall give Landlord prompt notice of any damage to or accident upon the Premises and of any breakage or defects in the window glass, wiring or plumbing, heating, ventilating or cooling or electrical apparatus or systems on or serving the Premises. Tenant shall at the expiration or termination of this Lease or of Tenant's right of possession, also have had removed from the Premises all furniture, trade fixtures, office equipment and all other items of Tenant's property (including, without limitation, the items Tenant is required to remove pursuant to subparagraph 8(c) hereof) so that Landlord may again have and repossess the Premises. All such items not removed from the Premises at such expiration or termination, shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other party with an interest in such property and without any obligation to account therefor. Tenant shall pay Landlord all expenses incurred in connection with the disposition of such property, and if Landlord shall choose to store any such items, Landlord shall have no liability for the safekeeping thereof and such items may not be retrieved by Tenant or any other person except upon payment of such charges as may be imposed for the removal and storage. Tenant shall comply with all laws, rules, orders, ordinances and regulations at any time issued or in force by any lawful authority, applicable to the specific use of the Premises being made by Tenant or any other occupant (as opposed to a use of the Premises being made in general by all office tenants in the Building). Subject to paragraph 10(e), Tenant shall, upon demand, pay to Landlord the amount of any damages suffered or incurred by Landlord as a result of any injury to any part of the Property other than the Premises, done by Tenant or any subtenant or any agent, employee, contractor or invitee of Tenant or any subtenant, including, without limitation, damage done by the bringing or removal of furniture and other property. Tenant shall forthwith repair all damage done to the Premises by installation or removal of furniture and property by Tenant or any subtenant or by any agent, employee, contractor or invitee of Tenant or of any subtenant or, if Landlord shall so request, pay to Landlord the cost of such repair. Tenant shall not do or commit, or suffer or permit to be done or committed, any act or thing as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or any insurance risk on or in connection with the Building or any other portion of the Property shall (in the opinion of the insurer or any insurance organization) be rendered more hazardous or require payment of a greater premium; without limitation of any other rights and remedies of Landlord, Tenant shall pay as Additional Rent the amount of any increase of premiums for such insurance, resulting from any breach of this provision. Tenant shall leave the Premises in a reasonably tidy condition on all days upon which janitorial services are to be provided by Landlord. Landlord shall, at Landlord's expense, replace any glass broken in the Premises windows in the exterior walls of the Building, unless such glass is broken by Tenant, its servants, employees, agents, invitees, licensees or contractors, in which case Tenant shall, upon demand, pay the cost of replacement by Landlord. Tenant shall replace and pay for any other glass broken in or about the Premises.
7.Services.
(a)Standard Services. Landlord shall provide the following services on all days during the Term, except Sundays and holidays, unless otherwise stated:
(i)HVAC. HVAC as deemed appropriate by Landlord at a level consistent with those specifications set forth in Exhibit L attached hereto, from Monday through Friday within the period from 6:00 a.m. to 6:00 p.m. and on Saturday within the period from 8:00 a.m. to 1:00 p.m., holidays excepted (such periods of time are herein referred to as the "Business Hours"). Tenant, within ten days after its receipt of each bill therefor, will pay for all HVAC requested and furnished during any time other than Business Hours ("non-Business Hours") at rates to be established from time to time by Landlord; provided, however, Landlord and Tenant agree that during the Original Term the charge for non-Business Hours HVAC shall be $100.00 per hour, per floor activated, with a minimum charge of $300.00 per activation per floor. Landlord shall not be responsible for the failure of the HVAC system to provide normal comfort if such failure results from occupancy of the Premises by more than an average of one person for each 200 square feet of floor area or if Tenant uses heat-producing equipment or equipment the electrical load of which, when combined with the load of all lighting fixtures, exceeds 4 watts per square foot of floor area in any one room or area. Unless otherwise consented to by Landlord, window coverings shall be uniform in the Building and shall be closed when exterior office windows are exposed to the sun without regard to Tenant's specific use of the space or to the installation of any computers or data processing equipment. Landlord agrees to provide a written notice to Tenant if Tenant is in violation of the window covering requirements of this subparagraph. Tenant shall be provided, pursuant to the provisions of subparagraph 3(g), access to the Building's condenser water loop to provide up to five tons of free standing supplemental cooling units, subject to reasonable rules and restrictions implemented from time to time by Landlord.

(ii)Electricity. Electrical energy for Building-standard lighting fixtures provided by Landlord and for the operation of desk-top office equipment shall be provided by Landlord twenty-four (24) hours a day, seven (7) days a week (except for temporary suspension of service to repair or maintain the electrical system and in the event of an emergency) , provided that (A) the connected electrical load of such equipment does not exceed an average of 4.0 watts per square foot of the Premises (including HVAC and lighting) and (B) the electricity so furnished for equipment uses will be at a nominal 120 volts and no electrical circuit for the supply of such use need have a current capacity exceeding 20 amperes. Tenant shall be permitted at its sole expense, and subject to rules and restrictions, reasonably implemented by Landlord from time to time to use of up to 200 amps from the Building's electrical system for the Computer Room. Landlord shall be solely responsible for the cost and expense of installing switches and transformer panels and separate meter to provide for such use. Tenant shall pay Landlord for all electrical service to the Computer Room within 30 days after delivery of each bill by Landlord therefor at such rates as shall be from time to time determined by Landlord, provided that the rates charged by Landlord shall not exceed Landlord's out-of-pocket cost (including without limitation, taxes, fuel adjustment charges, and other like charges regularly passed on to customers by public utility companies and transformer costs) of supplying such utilities as determined by Landlord using reasonable accounting methods.
(iii)Water. Ordinary water from the regular Building outlets for drinking, lavatory and toilet purposes.
(iv)Janitorial Services. Janitorial services in accordance with Exhibit E, including, without limitation, replacement of fluorescent bulbs in Building-standard lighting fixtures, Monday through Friday in and about the Premises (except holidays). If any material use made of the Premises after 6:00 p.m. shall, by reason of work force scheduling or security, overtime, union rules or otherwise, cause any increase in Landlord's cost for providing janitorial services, Tenant shall, as an Additional Services Charge, pay all bills for reimbursement of Landlord for such increase, within ten days after Tenant's receipt of such bill, or Landlord may bill Tenant for such services with other Additional Services. All janitorial services shall be performed solely at Landlord's direction without interference from Tenant.
(v)Passenger Elevator. Automatic passenger elevator service at all times.
(vi)Freight Elevator. Freight elevator services subject to reasonable scheduling by Landlord.
(b)Additional Services. The following services are being provided to the Premises in addition to the standard services described in subparagraph 7(a) above ("Additional Services"), and costs and expenses therefor incurred by Landlord will be charged directly to Tenant as an Additional Services charge and will not be included in the Operating Expenses for the Building:
(i)Excess Utility Use.
(A)After-Hours Utilities. In the event that Landlord, in Landlord's reasonable discretion, determines that Tenant's use of electricity exceeds the service to be provided under subparagraph 7(a) above or goes materially beyond Business Hours, Tenant shall pay, as an Additional Services Charge, such amounts for such excess or non-Business Hours use with other Additional Services as shall be required under this subparagraph 7(b)(i). In addition, if the Premises are used in a manner exceeding the aforementioned occupancy and electric load criteria or if such window covering requirement shall not be observed after Tenant's receipt of written notice from Landlord, or if heat-producing (excluding a reasonable quantity of typical office equipment) or controlled climate equipment is used, Tenant shall pay to

Landlord, promptly upon billing, Landlord's additional costs of supplying air conditioning resulting from such causes, at the rates specified in this Lease. If due to use of the Premises in a manner exceeding the aforementioned occupancy and electrical load criteria, or due to the arrangement of partitioning, or the use of heat-producing or controlled climate equipment, or the distribution system within the Premises, impairment of normal operation of the HVAC system in the Premises results, necessitating changes in HVAC distribution system within the Premises, such changes may be made by Landlord upon request by Tenant at Tenant's sole cost and expense, provided that they can be accommodated by Landlord's systems. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system, not inconsistent with Tenant's rights under the Lease. After Landlord has balanced the air-conditioning system for Tenant, if Tenant installs partitions, equipment, or fixtures requiring rebalancing of the system, Landlord, at Tenant's request and at Tenant's expense (which shall be charged as an Additional Services Charge payable upon demand) shall endeavor to do such· rebalancing. If Tenant's requirements for electricity or other utilities are in excess of those set forth in subparagraph 7(a), and if, in Landlord's reasonable judgment, Landlord's facilities are inadequate for such additional requirements and if electrical energy for such additional requirements is available to Landlord, Landlord, upon written request and at the sole cost and expense of Tenant, will furnish and install, or, at Landlord's sole discretion, permit Tenant to furnish and install, such additional wires, risers, conduits, feeders, cabling, or other pipelines or conduits and switchboards as reasonably may be required to supply such additional requirements of Tenant provided that (1) the same shall be permitted by applicable laws and insurance regulations; (2) in Landlord's sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building; (3) in Landlord's reasonable judgment, the same will not in any way diminish or adversely affect the utilities which Landlord deems should remain available for other tenants; and (4) Tenant, at Tenant's expense, shall, concurrently with the making of such written request, execute and deliver to Landlord Tenant's written undertaking, in form and substance satisfactory to Landlord, obligating Tenant to fully and promptly pay the entire cost and expense of so furnishing and installing any additional wires, risers, conduits, feeders, cabling, and other pipelines and conduits and switchboards as Additional Services.
(B)Measured Usage. In the event that Tenant's use of the Premises includes the use or installation of any machines, equipment, or devices in the Premises that do not constitute typical office equipment ("Non Standard Equipment") causing, in Landlord's reasonable determination, Tenant's use of electric service or other utilities provided to the Premises to exceed the service to be provided under subparagraph 7(a) above, or if there shall be at the Premises use of electricity during non-Business Hours or other utilities which Landlord believes may be material, Landlord shall install in the Premises or elsewhere, if Landlord shall so elect, or, if Tenant shall so request and if feasible in Landlord's reasonable judgment, one or more meters or other devices to measure the electricity or other utilities used by such computers or other equipment or fixtures or such other hours use; and Tenant shall pay Landlord for such electricity or other utilities as Additional Services within ten days after submission of each bill by Landlord therefor, or Landlord may bill Tenant for such services with other Additional Services, at such rates as shall be from time to time determined by Landlord, provided that the rates charged by Landlord shall not exceed Landlord's out-of-pocket cost (including, without limitation, taxes, fuel adjustment charges, and other like charges regularly passed on to customers by public utility companies and transformer costs) of supplying such electricity or other utilities as determined by Landlord using reasonable accounting methods; and the cost of obtaining and installing such meters or other devices shall be paid by Tenant to Landlord within ten days after submission of each bill by Landlord to Tenant therefor, or Landlord may bill Tenant for such services with other Additional Services.
(C)Estimated Usage. For any non-Business Hours use of electricity or other utilities determined by Landlord to be material, and for any use of electricity or other utilities which is determined by Landlord to be in excess of the service to be provided under subparagraph 7(a) above, and which is not actually measured, Tenant shall pay to Landlord, in monthly installments at the times prescribed for the monthly installments of the Base Rent, as Additional Services, amounts, as reasonably estimated by Landlord from time to time, which Tenant would be required to pay for such excess or non-Business Hours electrical or other utilities service if the same were actually measured as provided in subparagraph 7(b)(i)(B) above.
(ii)Landlord's Repair of Non-Standard Equipment. If Non-Standard Equipment located in the Premises requires maintenance or repair in excess of the amount provided to all tenants of the Building, Landlord will provide such excess services to Tenant within a reasonable amount of time after Tenant's request is made to the manager of the Building, provided that such excess services are available from the manager of the Building or the contractors already retained by the manager for the Building. Tenant will pay the cost of such excess services as Additional Services.
(iii)Excess Janitorial Services. If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord according to subparagraph 7(a)(iv) (such as cleaning services beyond normal office janitorial services for kitchens, computer rooms, or other special use areas and carpet cleaning), Landlord will provide such excess services to Tenant within a reasonable period after Tenant's request is made to the manager of the Building, provided that such excess services are available from Landlord's regular janitorial or cleaning contractor. Tenant will pay the cost of such excess services as Additional Services. Landlord will also provide, within a reasonable period after Tenant's request is made to the manager of the Building, or at Tenant's cost and to the extent available to Landlord, replacement of bulbs, tubes or ballasts in any Building non-standard lighting fixtures in the Premises. Tenant will pay the costs of such services as Additional Services.
(iv)Excess Services. If Tenant requires any work, service, or materials performed for, or facilities or materials furnished to Tenant, to a greater extent or in a manner more favorable to Tenant than those performed for or furnished to other tenants of the Building, including, but not limited to, supplying paper towels, restocking recycling containers, hanging pictures or whiteboards, providing extra keys to the Premises and any other work or services which relate to Tenant's use of the Premises, Landlord will provide such excess services to Tenant within a reasonable period after Tenant's request is made to the manager of the Building provided that such excess services are available from the manager of the Building, or the contractors already retained by the manager of the Building. Tenant will pay the cost of such excess services as Additional Services.
(c)Interruption of Services. Except as expressly provided otherwise in this Lease, Tenant agrees that Landlord shall not be liable for damages (by abatement of rent or otherwise) for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble not directed solely against Landlord or its Affiliates, by inability to secure fuel, by governmental laws, regulations or orders, by Landlord's compliance, in whole or in part with any government promulgated program (whether voluntary or mandatory), for conservation of energy by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Landlord's obligation to furnish services shall also be further conditioned upon the availability of adequate energy sources from the public utility companies then servicing the downtown Denver area. Landlord agrees to use reasonable efforts to restore any suspended service as soon as possible. Notwithstanding the foregoing provisions of this subparagraph 7(c), Base Rent and any applicable Expense Adjustment Amount and Tax Adjustment Amount shall be abated in the event of the disruption of services in accordance with the following provisions: (i) in the case of interruption of electrical power to the Premises resulting in a shutdown of Tenant's computers, antennas, telephones, or other office equipment, if such interruption continues for seven consecutive days and as a result Tenant is not using the Premises (or the affected portion), then the Base Rent and any applicable Expense Adjustment Amount and Tax Adjustment Amount for the Premises (or, if only a portion of the Premises is affected, prorated for such portion) shall be abated commencing on the first day following the seventh continuous day of such disruption until the service in question has been restored; (ii) in the case of the substantial failure of the water supply to the restroom or substantial failure of the HVAC system to the Premises or of any portion of the life safety system, and if such interruption continues for seven consecutive days without Landlord having provided reasonable substitute temporary services, and as a result Tenant is not using the Premises (or portion affected) then Base Rent for the Premises and any applicable Expense Adjustment Amount and Tax Adjustment Amount (or, if only a portion of the Premises is affected, for such portion) shall be abated commencing on the first day following the seventh consecutive day of such disruption until the service in question has been restored. Notwithstanding the foregoing, [A] in the event that more than seventy-five percent (75%) of any floor included in the Premises is not used as a result of the disruption, it shall be deemed that the entire floor is not used as a result of the disruption, but if more than fifty percent (50%) of any floor included in the Premises is not used as a result of the disruption and Tenant is therefore unable to use the balance of such floor, then it shall be deemed that the entire floor is not used; and [B] and if more than seventy-five percent (75%) of the Premises is not used or deemed to be not used as a result of the disruption, then all of the Premises will be deemed not used as a result of the disruption. If the disruption renders more than seventy-five percent(75%) of the Premises untenantable (i) for over 90 consecutive days when Landlord has, within its reasonable control, the ability to provide such utility or service, or (ii) for over 180 consecutive days in all other cases, then Tenant may upon delivery of written notice to Landlord, terminate this Lease which termination shall be effective upon Tenant's vacation from the Premises on the date specified in the notice which date shall be within thirty (30) days after delivery Tenant's notice to terminate.
(d)Access to Premises. After the Commencement Date, subject to any Event of Force Majeure (hereinafter defined), Landlord shall provide Tenant with access to the Premises, the Parking Garage and, to the extent any of the Parking Spaces (hereinafter defined) are located in the Denver Place Parking Garage (hereinafter defined), the Denver Place Parking Garage twenty-four (24) hours a day, seven (7) days a week; provided, however, that (i) Landlord may temporarily restrict access to repair or maintain the Building or any Building systems (including, but not limited to, one 12-hour interruption each year for Building and systems maintenance), and (ii) Landlord may establish reasonable and non discriminatory regulations for the exercise of access to the Premises during non-Business Hours (as long as access is not unreasonably restricted during such hours), for the safety of the tenants or occupants of the Building or for the protection of the Building. In the event Tenant is precluded from access to the Premises for seven (7) consecutive days, and as a result Tenant is not using the Premises (or portion affected), then Base Rent and any applicable Expense Adjustment Amount and Tax Adjustment Amount for the Premises (or if only a portion of the Premises is affected, for such portion) shall be abated commencing on the first day following the seventh (7th) consecutive day of such preclusion until access has been restored. Notwithstanding the foregoing, [A] in the event that Tenant is precluded from access to more than seventy-five percent (75%) of any floor included in the Premises, it shall be deemed that Tenant is precluded from access to the entire floor, but Tenant is precluded from access to more than fifty percent (50%) of any floor included in the Premises and Tenant is therefore unable to use the balance of such floor, then it shall be deemed that Tenant is precluded from access to the entire floor; and [B] if Tenant is precluded from access to more than seventy-five percent (75%) of the Premises, then it shall be deemed that Tenant is precluded from access to the entire Premises.
8.Alterations.
(a)Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, provided the Building's structure and mechanical systems are not adversely affected), make any alterations, improvements or additions to the Premises; provided, however, Tenant shall be permitted to replace floor and wall coverings and repaint walls within the Premises on the conditions that: (i) Tenant uses wall and floor covering materials at least comparable to Building standard materials in quality, manufacturer's warranty and fire and static rating, (ii) Tenant notifies Landlord in writing not less than three business days prior to the commencement of such work, and (iii) Tenant otherwise complies with the provisions of this Paragraph 8. Any such consented to alterations, improvements or additions to the Premises shall be completed at the sole cost and expense of Tenant, unless otherwise agreed to by Landlord as part of any consent thereto. If Landlord consents to any alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, Landlord's approval of plans and specifications for the work (but Tenant shall not be entitled to rely upon such approval as evidencing that the plans and specifications are proper in any respect), use of Landlord's approved contractors to perform the work, insurance against liabilities which may arise out of such work, permits necessary for such work and as-built drawings upon completion of such work and the furnishing to Landlord of such security as is determined by Landlord to be appropriate for the proper completion of such work and its completion free of mechanics', materialmen's and similar liens or claims thereof. All work done by Tenant or its contractors shall be done in a first-class workmanlike manner, using only good grades of materials and without disturbing other tenants and shall comply with all insurance requirements and all applicable laws or ordinances and rules and regulations of governmental departments or agencies. Before proceeding with any such work, Tenant shall reimburse Landlord for Landlord's costs of Landlord's architects' review of Tenant's plans and specifications. Any work performed by or for Tenant shall be performed by competent workmen whose labor union affiliations are compatible with those of the workmen who may be employed in the Building by Landlord, its contractors or subcontractors, and Landlord shall have the right, at its option and its sole expense, to directly supervise the work, which supervision shall be for the protection of Landlord's interest only.
(b)If Tenant requests that Landlord, through its contractors, perform the work associated with any alteration, improvement or addition to the Premises, and Landlord agrees, in its sole discretion, to perform such work, Landlord shall provide Tenant with a tenant work order ("Tenant Work Order") describing the work to be performed by Landlord and stating the total cost to Tenant for the performance of the work. Upon Tenant's acceptance of such Tenant Work Order, the total cost for the work stated therein shall become a sum required to be paid under this Lease as Additional Rent. All work performed by Landlord under this subparagraph 8(b) shall be subject to the provisions of subparagraph 8(a).
(c)All alterations, additions or improvements made by Tenant and all fixtures attached to the Premises shall become the property of Landlord and remain at the Premises or, at Landlord's option that may be exercised only, if at all, at the time that Landlord grants its consent to Tenant's making the applicable alterations, additions or improvements, any or all of the foregoing shall be removed at the cost of Tenant before the expiration or sooner termination of this Lease and in such event Tenant shall repair all damage to the Premises caused by the installation or removal thereof; provided, however, that Tenant shall not be required to remove any of the Tenant Work or Landlord Improvements. Tenant shall not permit or suffer any signs advertisements or notices to be displayed, inscribed upon or affixed on any part of the outside or inside of the Premises, or in the Building, except as specifically permitted under Paragraph 33 of the Addendum. Landlord shall have the right to remove unauthorized signs at Tenant's expense.
9.Liens.
(a)Tenant shall not permit there to be filed against the Property or Landlord's interest therein or any part of either, and shall within twenty (20) days after Tenant has notice of the claim or lien, remove or have removed, any mechanics', or materialmen's or other lien, or claim thereof, filed by reason of work, labor, services or materials provided for or at the request of Tenant (other than work, labor, services or materials provided by Landlord) or any subtenant or occupant or for any contractor or subcontractor employed by Tenant or any subtenant or occupant, and shall exonerate, protect, defend and hold free and harmless Landlord against and from any and all such claims or liens. Without limitation of the foregoing, if any such claim or lien be filed that is not satisfied or bonded over within the twenty (20) day period, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due in the claim or lien or by procuring the discharge of such lien or claim by deposit or by bonding proceedings. Any amount so paid by Landlord and all costs and expenses, including, without limitation, reasonable attorney's fees, in connection therewith, together with interest thereon at the Lease Interest Rate (hereinafter defined) from the respective dates of Landlord's making of the payments and incurring of the costs and expenses, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.
(b)At least ten days before the commencement of any work ordered by Tenant on the Premises, including the Tenant Work, Tenant shall notify Landlord of the proposed work and of the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of statutes such as C.R.S.§38-22-105(2). During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by C.R.S.§38-22-105(2) or to take any action that Landlord may deem advisable to protect Landlord's interest in the Premises.
10.Insurance and Waiver of Subrogation.
(a)Tenant, at its sole cost, shall maintain with responsible insurance companies acceptable to Landlord and qualified to do business in Colorado, general comprehensive public liability insurance against claims for personal injury (including death) and property damage, arising from occurrences in, on and about the Premises, with coverage on an occurrence basis in all cases of not less than a combined single limit of $3,000,000.00 per occurrence. Landlord shall be designated a named insured in the policies for such insurance, which shall contain endorsements providing that the naming of more than one insured shall not operate to limit or void the coverage of any named insured relating to claims by another named insured.
(b)Tenant, at its sole cost, shall maintain with responsible insurance companies acceptable to Landlord and qualified to do business in Colorado, "All Risk" or equivalent insurance upon the Satellite Equipment (hereinafter defined), the Generator (as defined in Exhibit N) and all personal property upon the Premises and all equipment, fixtures, additions, alterations and improvements and betterments installed by or for Tenant upon the Premises, including, without limitation, anything in the nature of a leasehold improvement, in an amount which is at least 80% of the full replacement cost thereof, which insurance shall name Landlord as a named insured and Landlord's mortgagees as mortgagees under a standard mortgagee clause. In the event of damage or destruction to any Satellite Equipment, the Generator or any leasehold improvements, Tenant shall use the proceeds of such insurance to repair or restore such Satellite Equipment, Generator or leasehold improvements. If this Lease shall be terminated pursuant to subparagraph 11(a) on account of damage by fire or other casualty to the Building or the Premises, Landlord shall be entitled to all of the insurance proceeds payable under the aforesaid insurance (but not with respect to the Satellite

Equipment, the Generator and any movable or removable personal property) relating to the leasehold improvements to the Premises not to exceed, however, one hundred percent (100%) of the hard costs which would be incurred to replace such leasehold improvements; provided, however, that in the event that the Construction Allowance has not been repaid to Tenant in the entirety prior to such termination, then Landlord agrees to direct its insurer to pay such insurance proceeds to Tenant, to the extent of the unpaid Construction Allowance.
(c)Tenant shall, prior to the commencement of the Term, and at least 30 days prior to the expiration date of each policy, furnish to Landlord certificates evidencing the coverage required hereinabove in this Paragraph and the renewal thereof, which certificates shall state that such insurance coverage may not be materially changed or canceled without at least ten days prior written notice to Landlord and Landlord's mortgagee.
(d)Landlord shall maintain throughout the Term of the Lease with respect to the Building such insurance as follows:
(i)standard all-risk property insurance, covering the Building in amounts at least equal to eighty percent (80%) of the replacement cost of the Building;
(ii)employer's liability insurance with a minimum limit of $100,000.00 for bodily injury;
(iii)commercial general liability insurance and excess liability insurance over the insurance required in subparagraph 10(d)(ii) each with combined, minimum coverage of $3,000,000.00 per occurrence.
(e)Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby release the other, its officers, directors, partners, agents and employees (and Tenant hereby also releases Agent, its partners, officers, directors, agents and employees), to the extent of the coverage under insurance policies required to be obtained by the releasing party under this Lease, from any and all liability for any loss or damage which may be inflicted upon the property of such party, notwithstanding that such loss or damage shall have arisen out of the negligence or other misconduct of the other party, its partners, officers, directors, agents or employees; provided, however, that this release shall be effective only with respect to occurrences occurring during such time as the appropriate policy of insurance of the party so releasing shall not be effected by such release and the right of the insured to recover under the policy is not effected. Each party will cause its policy of insurance to contain a clause pursuant to which the insurance company waives subrogation or otherwise consents to a waiver of right of recovery against the other party and otherwise remains in effect.
11.Fire or Casualty.
(a)If the Premises, the Building (including machinery or equipment used in the operation of the Building) or the Parking Garage shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises, Building or Parking Garage, as applicable, untenantable, then Landlord shall repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control. If any such damage renders all or a substantial portion of the Premises or Building untenantable, Landlord shall have the right to terminate this Lease (with appropriate prorations of rent being made for Tenant's possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to Tenant at any time within ninety (90) days after the date of such damage; and only if such notice is timely given, Landlord shall have no obligation to repair or restore. Except as otherwise provided herein, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of such repairs and restoration. Rent, however, shall abate on those portions of the Premise as are, from time to time, untenantable as a result of such damage. Notwithstanding the foregoing, (i) in the event that more than seventy-five percent (75%) of any floor included in the Premises is untenantable, it shall be deemed that the entire floor is untenantable, but if more than fifty percent (50%) of any floor is included in the Premises is untenantable and Tenant is therefore unable to use the balance of such floor, then it shall be deemed that the entire floor is untenantable; and (ii) if more than seventy-five percent (75%) of the Premises is untenantable, then all of the Premises will be deemed untenantable. In the event Landlord does not elect to terminate this Lease pursuant to this subparagraph 11(a) and does not complete repairs or restoration within 210 days after such damage, except for delays of up to ninety (90) days caused by matters beyond Landlord's reasonable control, Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord.
(b)Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Paragraph 11 to repair or restore any portion of any alterations, additions or improvements in the Premises or the decorations thereto except to the extent that such alterations, additions, improvements and decorations were provided by Landlord at the beginning of the Term.
(c)Within ninety (90) days after any casualty to the Premises, Parking Garage or the Building, Landlord shall give written notice to Tenant of the determination by Landlord's architect o(the reasonably estimated period for completion of repairs. Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within fifteen (15) days following receipt of Landlord's notice if such damage has been to the Premises or to a portion of the Building or Parking Garage which materially interferes with Tenant's use of the Premises or parking at or use of the Generator in the Parking Garage and it is estimated by Landlord that such repairs will take longer than 210 days after the date of the casualty to substantially complete. Unless this Lease is terminated by Landlord or Tenant in accordance with the terms of this Paragraph 11, Landlord shall proceed with due diligence to complete repair of the Premises, Parking Garage and the Building subject to delays of up to ninety (90) days caused by matters beyond Landlord's reasonable control.
12.Waiver of Claims - Indemnification.
(a)To the extent not prohibited by law, Landlord, Agent and their respective officers, directors, partners, agents, contractors, licensees, servants and employees (each (including Landlord), a "Landlord Related Party" and collectively, the "Landlord Related Parties") shall not be liable for, and it and they are hereby released by Tenant from all liability for, any damage either to person or property or resulting from the loss of use thereof or any other loss, or any death, sustained by Tenant or by other persons claiming through Tenant due to the Property and (to the extent any of the Parking Spaces are located within the Denver Place Parking Garage) the Denver Place Parking Garage or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in, on or about the Property and (to the extent any of the Parking Spaces are located within the Denver Place Parking Garage) the Denver Place Parking Garage, or due to any act or neglect of any tenant or occupant of the Building or of any other person, except to the extent such loss, damage, liability or obligation results from the negligence or willful misconduct of any Landlord Related Party, and except that with respect to occurrences in or the condition of the Premises or the Parking Garages, the foregoing reference to "negligence or misconduct" is changed to "gross negligence or willful misconduct" shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, whether or not such act or neglect occurred before, at or after the execution of this Lease, and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property of Tenant upon the Premises, or upon loading docks, receiving and holding areas, or elsewhere in, on or about the Property and (to the extent any of the Parking Spaces are located within the Denver Place Parking Garage) the Denver Place Parking Garage, shall be at the risk of Tenant only, and that no Landlord Related Party shall be liable for any loss or damage thereto or theft thereof except for its negligence or willful misconduct, but if the personal property is located in the Premises or Parking Garages, the foregoing reference to "negligence or willful misconduct" is changed to "gross negligence or willful misconduct".
(b)Except to the extent caused by the gross negligence or willful misconduct of the Landlord Related Parties (but if the location of the conduct is outside of the Premises or the Parking Garages, then notwithstanding any other provision of this subparagraph (b) to the contrary, the foregoing reference to "gross negligence or willful misconduct" is changed to ''negligence or willful misconduct"), Tenant agrees to indemnify and save harmless, and upon request, defend the Landlord Related Parties against and from any and all claims by or on behalf of any person, arising out of or related to:
(i)Tenant's use or occupancy of the Premises or the conduct of its business, or any activity, work, or thing, permitted or suffered by Tenant, in, on or about the Premises, or any conduct of Tenant on the Property;
(ii)any occurrence in, on or about the Premises, but excluding any injury or damage outside of the Premises which is attributable to such occurrence in, on or about the Premises;
(iii)any breach or default on Tenant's part in the performance or observance of, or compliance with, any term, covenant or condition on Tenant's part to be performed pursuant to the terms of this Lease; or
(iv)any willful misconduct or gross negligence of Tenant or any subtenant, or any of their respective agents, contractors, servants, employees or licensees, whether or not the fault or negligence of Landlord, or of any other indemnitee or of the agents, contractors, servants, employees, invitees or licensees of Landlord or any Landlord Related Party, (whether or not occurring before or after the execution of this Lease), contributed thereto or was the cause thereof, and from and against all costs, counsel fees, expenses, penalties, fines and liabilities which Landlord or any other Landlord Related Party may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. In the event that any action or proceeding shall be brought by reason of any such claim, against any party to be indemnified hereunder, Tenant covenants that Tenant, upon notice from such party and at Tenant's expense, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such party.
(c)Except to the extent caused by the gross negligence or willful misconduct of Tenant, its partners, directors, officers, employees, servants, contractors and licensees (each (including Tenant) a "Tenant Related Party" and collectively, the "Tenant Related Parties"), Landlord agrees to indemnify and save harmless, and upon request, defend the Tenant Related Parties against and from any and all claims by or on behalf of any person, arising out of or related to:
(i)any occurrence in, on or about any portion of the Building other than the Premises, the Parking Garage, and (to the extent any of the Parking Spaces are located in the Denver Place Parking Garage) the Denver Place Parking Garage;
(ii)any willful misconduct or gross negligence of any Landlord Related Party, whether or not the fault or negligence of Tenant, or of any other indemnitee or of the agents, contractors, servants, employees, invitees or licensees of Tenant or any Tenant Related Party (whether or not occurring before or after the execution of this Lease), contributed thereto or was the cause thereof, and from and against all costs, counsel fees, expenses, penalties, fines and liabilities which Tenant or any other Tenant Related Party may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. In the event that any action or proceeding shall be brought by reason of any such claim, against any party to be indemnified hereunder, Landlord covenants that Landlord, upon notice from such party and at Landlord's expense, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such party.
(d)To the extent not prohibited by law, the Tenant Related Parties shall not be liable for, and it and they are hereby released by Landlord from all liability for, any damage either to person or property or resulting from the loss of use thereof or any other loss, or any death, sustained by Landlord or by other persons claiming through Landlord due to the Property (with the exception of the Premises) and (to the extent any of the Parking Spaces are located within the Denver Place Parking Garage) the Denver Place Parking Garage or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in, on or about the Property (with the exception of the Premises) and (to the extent any of the Parking Spaces are located within the Denver Place Parking Garage) the Denver Place Parking Garage, or due to any act or neglect of Landlord or any occupant of the Building or of any other person, except to the extent such loss, damage, liability or obligation results from the gross negligence or willful misconduct of any Tenant Related Party.
13.Nonwaiver. No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord or its agents from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment and acceptance of payment of rent shall not waive or affect said notice, suit or judgment.
14.Condemnation. In the event that the whole of the Premises shall be lawfully condemned or taken for a public or quasi-public use, this Lease shall terminate as of the date that possession is to be surrendered to the condemner or taking authority. In the event that there shall be a lawful condemnation or taking for any public or quasi-public use of any part of the Building or Parking Garage, without there being condemned or taken all of the Premises, then, at the option of Landlord, exercisable by notice given to Tenant not later than 90 days after the date upon which Landlord receives notice of the taking or condemnation, this Lease shall terminate as of the date that possession of the Property taken is required to be surrendered to the condemner or taking authority. In the event that any condemnation or taking occurs that is described in the preceding sentence and that will materially interfere with Tenant's use of the Premises or parking for the Premises, then, at the option of Tenant, exercisable by notice given to Landlord not later than ninety (90) days after the date upon which Landlord gives written notice to Tenant of the taking or condemnation, this Lease shall terminate as of the date that possession of the Property taken is required to be surrendered to the condemner or taking authority. In the event of any such taking or condemnation of all or any part of the Premises or of all or any part of the Property, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such taking or condemnation; and all rights of Tenant to damages therefor are hereby assigned by Tenant to Landlord and Tenant shall have no claim against Landlord or the condemner for the value of the unexpired term of this Lease. However, the foregoing provisions of this paragraph shall not be construed to deprive Tenant of the right to claim and receive payment from the condemner or taking authority for moving and related expenses as long as such claim or the payment thereof does not reduce the award which Landlord would otherwise be entitled to receive. In the event of any such taking or condemnation of part of the Premises, the Base Rent, the Tax Adjustment and the Operating Expense Adjustment shall be proportionately reduced from the date that possession is required to be surrendered to the condemner or taking authority.
15.Assignment and Subletting.
(a)Tenant shall not, without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed in the case of an assignment or subletting or mortgaging), (i) assign, convey or mortgage this Lease or any interest hereunder except to an Affiliate (hereinafter defined) who is not a Prohibited Entity (hereinafter defined); (ii) suffer to occur or permit to exist any assignment of this Lease to an entity which is not an Affiliate ("Non-Affiliate"), or any lien upon Tenant's interest hereunder, whether voluntarily, involuntarily or by operation of law; (iii) sublet the Premises or any part thereof to a Non-Affiliate, (iv) permit the use of the Premises by any parties other than Tenant, its Affiliates and their respective employees. Any such action on the part of Tenant without Landlord's consent, shall be void and of no effect. Landlord's consent to any assignment, subletting or transfer or any assignment, subletting or transfer permitted in this Paragraph 15, or Landlord's election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease. Landlord's consent to any assignment, subletting or other act or occurrence requiring Landlord's consent shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting or act or occurrence requiring Landlord's consent. Without limitation of the circumstances in which Landlord's withholding of consent to an assignment or subletting shall not be unreasonable, it shall not be unreasonable for Landlord to withhold its consent if the reputation, financial responsibility, or business of the proposed assignee or subtenant is unsatisfactory to Landlord (in the exercise of Landlord's reasonable discretion), or if Landlord deems (in the exercise of Landlord's reasonable discretion) such business to be not consonant with that of other tenants in the Building, or if the intended use by the proposed assignee or subtenant conflicts with any commitment made by Landlord to any other tenant in the Building, or if in Landlord's reasonable judgment the assignment or subletting will have financial consequences material adverse to Landlord's interest, or if the proposed assignee or subtenant is a Prohibited Entity.
(b)At least fifteen (15) days prior to any proposed subletting or assignment to a Non-Affiliate, Tenant shall submit to Landlord a statement seeking Landlord's consent and containing the name and address of the proposed subtenant or assignee, the terms of the proposed sublease or assignment (including, without limitation, the date upon which the assignee or subtenant is to take possession) and such financial and other information with respect to the proposed assignee or subtenant as Landlord reasonably may request. Landlord shall indicate its consent or non-consent within ten (10) business days of its receipt of said statement. Tenant shall notify Landlord in writing of any subletting or assignment to an Affiliate, Tenant shall submit to Landlord a statement containing the name, address and affiliation of the proposed subtenant or assignee to the Tenant, the terms of the proposed sublease or assignment and financial and other information with respect to the proposed assignee or subtenant as Landlord may reasonably request.
(c)As a condition to Landlord's consent to any request or proposal by Tenant to sublet or assign any part of this Lease, Tenant shall pay a maximum of $500 of Landlord's out-of-pocket costs, including reasonable attorneys' fees, incurred by Landlord in connection with Landlord's investigation of any financial or other information of the proposed assignee or subtenant.
(d)In addition to withholding its consent, Landlord shall have the additional right, exercisable within such 10 day period, to terminate this Lease in the event Tenant seeks to assign this Lease or sublet substantially all of the Premises for substantially all of the remaining Term to a Non-Affiliate. Landlord may exercise such right to terminate by giving written notice to Tenant at any time prior to Landlord's written consent to such assignment or sublease. Notwithstanding the foregoing, if Landlord gives written notice of the exercise of such termination right, then Tenant may withdraw its request for the sublet or assignment and thereby nullify Landlord's termination, provided that Tenant must exercise such withdrawal right by giving written notice of such withdrawal to Landlord within seven (7) days after Tenant's receipt of Landlord's written exercise of its right to terminate. In the event that Landlord exercises such right to terminate, the termination shall be effective as of such date as Landlord may specify in its notice which shall not be later than the later of (i) the proposed date for possession by such Non-Affiliate assignee or subtenant, or (ii) ninety (90) days after the date of Landlord's notice of termination to Tenant.

(e)If Landlord fails to exercise its termination right and its right to withhold its consent as set forth in the preceding subsections, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from the assignment or sublease ("Sublease Profit"). The Tenant shall not be required to pay any Sublease Profit derived by Tenant from an assignment or sublease with an Affiliate. In determining Sublease Profit the Tenant shall only be permitted to deduct (i) leasing commissions and brokerage fees paid by Tenant and (ii) any other reasonable out-of-pocket costs paid by Tenant and which are directly attributable to such assignment or sublease including, without limitation, advertising expenses, attorneys' fees, subtenant improvements costs and other subtenant inducements. Whenever requested by Landlord, Tenant shall furnish Landlord with a statement, certified by an authorized officer of Tenant as true, correct and complete, setting forth in detail the computation of profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof Any rent in excess of that paid by Tenant hereunder realized by reason of such assignment or sublease less the costs described above shall be deemed an item of such profit. Such percentage of Tenant's profits shall be paid to Landlord promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such assignee or subtenant or at such other earlier time as Tenant shall realize its profits from such assignment or sublease.
(f)Landlord and Tenant further agree that Tenant shall not publish or otherwise disseminate any written advertising material in connection with any proposed assignment or sublease of all or any portion of the Premises (the "Advertising") without Landlord's prior written approval of the same, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that no Advertising shall contain any reference to the price to be charged in connection with any proposed assignment or sublease, unless such price is equal to or greater than seventy-five percent (75%) of the Base Rent (on a per rentable square foot basis) then payable by Tenant for that portion of the Premises which is the subject of the Advertising. Notwithstanding the foregoing provisions of this subparagraph 15(f), Tenant and its agents shall be permitted to verbally communicate such prices and to include such prices within written proposals to interested third parties.
(g)For the purposes of this Lease, the following terms shall have the following meanings:
(i)"Affiliate" shall mean [A] any person or entity which, directly or indirectly, controls Tenant or is controlled by Tenant or is under common control with Tenant, [B] any successor to Tenant by merger, consolidation or other operation of law, [C] any person or entity to whom all or substantially all of the assets of Tenant are conveyed or [D] any person or entity purchasing the business which Tenant conducts at the Premises.
(ii)"Prohibited Entity", unless otherwise agreed in writing by Landlord, shall mean [A] a governmental or a governmental subdivision, instrumentality or agency, [B] a school, college or university, [C] an employment, recruitment or temporary help service or agency, [D] a collection agency, [E] any entity or an affiliate thereof which has previously defaulted in the performance of its obligations under a lease concerning any portion of the Building or any building located within the Denver Place complex known and numbered as 999 - 18th Street, Denver, Colorado 80202 (collectively the "Complex"), or [F] any person, entity or affiliate of an entity with whom Landlord, or any affiliate of Landlord, is either currently negotiating or, within the six month period preceding Tenant's request for the assignment or sublease has negotiated to lease space in the Complex. An insurance agency (other than Alexander & Alexander, Inc.) shall be deemed to be a Prohibited Entity if such insurance agency (x) subleases or occupies any floor of the Building leased to or occupied by Alexander & Alexander Inc., (y) subleases or occupies any portion of the 29th through 31st floors of the Building or (z) subleases or occupies more than 12,000 square feet of rentable area in the Building.

(h)Notwithstanding anything to the contrary contained herein, if Tenant, as a debtor-in-possession (the"DIP"), or a trustee for the estate in bankruptcy of Tenant (the "Trustee"), assumes this Lease and proposes to assign this Lease, or sublet the Premises (or any portion thereof), pursuant to the provisions of the Federal Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") to any person, partnership, corporation or other entity (the "Proposed Assignee"), then such assumption of this Lease and any such assignment or sublease shall be subject to all of the following:
(i)If the rental agreed upon between the DIP or the Trustee, as the case may be, and the Proposed Assignee under any proposed assignment or sublease of the Premises (or any part thereof) is greater than the rental rate that Tenant must pay Landlord hereunder for that portion of the Premises that is subject to such proposed assignment or sublease, or if any consideration shall be received by the DIP or the Trustee, as the case may be, in connection with any such proposed assignment or sublease, then all such excess rental or such consideration shall be paid or delivered to Landlord, and shall not constitute property of the DIP, the Trustee, or of the estate of Tenant, as the case may be, within the meaning of the Bankruptcy Code; and
(ii)Any proposed assignment or sublease of this Lease by the DIP or the Trustee, as the case may be, pursuant to provisions of the Bankruptcy Code shall provide adequate assurance of future performance under this Lease by the Proposed Assignee, which adequate assurance shall include, as a minimum, the following: (i) any Proposed Assignee of the Lease shall deliver to Landlord a security deposit in an amount equal to at least three (3) monthly installments of Base Rent accruing under this Lease; (ii) any Proposed Assignee of the Lease shall provide to Landlord an unaudited financial statement, certified to be accurate by such Proposed Assignee or by an officer, director or partner thereof and dated no later than six (6) months prior to the effective date of such proposed assignment or sublease, which financial statement shall show, the Proposed Assignee to have a net worth equal to at least the Rent that shall accrue under this Lease for the next year of the Term; (iii) any Proposed Assignee shall pay all Rent not previously paid under this Lease including all payments which have been suspended, mitigated, nullified or reduced to a claim of any kind against Tenant or the Tenant's property, by operation of law or otherwise; and (iv) any Proposed Assignee shall assume Tenant's obligation to pay Landlord's attorneys' fees pursuant to the provisions of this Lease.
(i)Subparagraph 15(h) shall not apply to any assignment or sublease other than pursuant to the provisions of the Bankruptcy Code, nor shall it in any way limit Landlord's rights to damages or other relief in a proceeding under the Bankruptcy Code.
16.Three (3) Month Extension Option and Holdover.
(a)Tenant, with respect to the Original Term and each Renewal Term (hereinafter defined), shall have the options (each, a "3-Month Extension Option") to extend the Original Term and each of the Renewal Terms for an extension term of three (3) months (hereinafter referred to as "3-Month Extension Term"). Each 3-Month Extension Term shall commence on the day after the date upon which the Original Term or the then current Renewal Term, as the case may be, is due to expire and shall expire at 11:59 p.m. on the date three (3) months after the date upon which the Original Term or the then current Renewal Term (as the case may be) is due to expire. Each 3-Month Extension Term shall be upon the same covenants, terms and conditions as in this Lease for the Original Term or the then current Renewal Term, as the case may be, except that the rate of Base Rent during any 3-Month Extension Term shall be equal to 110% of the rate of Base Rent in effect during the Original Term or the then current Renewal Term (as the case may be). Tenant may exercise any 3- Month Extension Option by written notice to Landlord given not later than the date which is twelve (12) months prior to the expiration date of the Original Term or the then current Renewal Term (as the case may be).

(b)If the Tenant or any person claiming through the Tenant shall retain possession of the Premises or any part thereof after the expiration or earlier termination of the term of this Lease and after the three-month Extension Term, and if Landlord shall consent to such continuation of possession, such possession shall be (unless the parties hereto shall otherwise have agreed in writing) deemed to be under a month-to-month tenancy which shall continue until either party shall notify the other in writing, at least thirty (30) days prior to the end of any calendar month, that the party giving such notice elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate. Anything contained in the foregoing provisions of this subparagraph to the contrary notwithstanding, the rental payable with respect to each such monthly period shall be 150% of the monthly Base Rent for each additional monthly period and 100% of the Tax Adjustment Amount and of the Expense Adjustment Amount (both calculated in accordance with the provisions of Paragraph 4 hereof) which would have been payable had this Lease been renewed until the end of the Calendar Year which includes such month on the terms and conditions in effect immediately prior to the expiration or termination of the term of this Lease; and such month-to-month tenancy with Landlord's consent shall be upon the same terms and subject to the same conditions as those which are set forth in this Lease except as aforesaid. If Tenant or any person claiming through Tenant shall retain possession of the Premises or any part thereof, after the expiration or earlier termination of the term or of Tenant's right of possession, and if such retention shall be without Landlord's consent, Tenant shall pay Landlord (i) for each month or portion thereof during which such possession continues, an amount equal to the rental to be paid for each month pursuant to the foregoing provisions of this subparagraph l6(b) when such possession is with Landlord's consent, plus all other sums which would have been payable hereunder had the term continued during such retention of possession and (ii) all other damages sustained by Landlord, whether direct or consequential, by reason of such retention of possession. During any such retention of possession without Landlord's consent, all of Tenant's obligations with respect to the use, occupancy and maintenance of the Premises shall continue. The provisions of this subparagraph 16(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity and applicable to unlawful retention of possession or otherwise.
17.Estoppel Certificate. Tenant shall from time to time, within fifteen (15) days after Tenant's receipt of Landlord's request therefor, execute, acknowledge and deliver to Landlord a written instrument in recordable form (a) certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments) and that this Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement among Landlord and Tenant as to the Premises and the leasehold; (ii) the dates to which the Base Rent, Additional Rent and other charges arising hereunder have been paid, (iii) the amount of any prepaid rents or credits due to Tenant, if any; and (iv) that if applicable, Tenant has entered into occupancy of the Premises; and (b) stating, to the best knowledge of Tenant, whether or not all conditions under the Lease to be performed by Landlord prior to the date of such certificate have been satisfied and whether or not Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default; and (c) stating any other fact or certifying any other condition reasonably requested by Landlord, Landlord's Mortgagee (as defined below), or any prospective mortgagee or purchaser of the Property or of any interest therein.
18.Subordination.
(a)Landlord represents that, as of the date hereof, (i) there are no ground or underlying leases covering the whole or any portion of the Land or the Building, (ii) there are no mortgages or deeds of trust encumbering the Land or the Building or any part of either, other than the deeds of trust (the "Existing Mortgages") described in Exhibit G attached hereto and made a part hereof, and (iii) Connecticut General Life Insurance Company ("CGLIC"), SFI I, LLC ("SFI I") and Newpar, LLC ("Newpar"), and are the sole beneficiaries under the Existing Mortgages. Simultaneously with the execution of this Lease,

Landlord shall obtain for and deliver to Tenant (i) a nondisturbance agreement, in recordable form and in the form attached hereto as Exhibit H-1, executed by CGLIC, (ii) a nondisturbance agreement, in recordable form and in the form attached hereto as Exhibit H-2, executed by SFI I, and (iii) a nondisturbance agreement in recordable form and in the form attached hereto as Exhibit H-3 executed by Newpar, but none of such agreements will diminish Tenant's rights of offset provided in subparagraph 26(h).
(b)Subject to the provisions of the next succeeding sentence of this subparagraph 18(b), Landlord shall have the right to render this Lease subject and subordinate to the lien of any deed of trust (each, a "future mortgage") that is executed after the date hereof and that covers or affects the Building or the Real Property or any part of either. Landlord hereby agrees that Tenant's subordination to any future mortgage shall be conditioned upon Landlord obtaining for and delivering to Tenant an agreement, in recordable form and in a form substantially similar to Exhibit H-1 (and which shall not diminish Tenant's rights of offset provided in subparagraph 26(h)), executed by the holder of any such future mortgage.
(c)If Landlord becomes lessee of premises of which the Premises are a part, Tenant agrees that, automatically and without the necessity of any further act but subject to Tenant's receipt of a reasonably satisfactory nondisturbance agreement from the master lessor, Tenant's possession shall be as a subtenant and shall be subordinate to the interest of Landlord's lessor, its heirs, personal representatives, successors and assigns (which lessor, its heirs, personal representatives, successors and assigns, or any of them, is hereinafter called "Paramount Lessor"), but notwithstanding the foregoing, if Landlord's tenancy shall terminate by expiration, by forfeiture or otherwise, then Tenant hereby agrees, upon request of Paramount Lessor, to attorn to Paramount Lessor, and to recognize such lessor as Tenant's landlord for the balance of the term of this lease and any extensions or renewals hereof Tenant shall execute, acknowledge and deliver, upon demand by Landlord or Paramount Lessor, such other instrument or instruments evidencing such subordination of Tenant's right, title and interest under this Lease to the interest of such lessor, and such other instrument or instruments of attornment, as shall be prescribed by such lessor.
19.Certain Rights Reserved by Landlord. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and, except for Landlord's gross negligence or willful misconduct, without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:
(a)to change the Building's name or, only if required by the United States Postal Service, street address;
(b)to install, affix and maintain any and all signs on the exterior and on the interior of the Building subject to Tenant's signage rights under this Lease;
(c)to decorate or to make changes, repairs, alterations, additions, or improvements, whether structural or otherwise (including alterations in the configuration of any common areas and the elimination of any immaterial portion of common areas), in and about the Building and Property or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entry ways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities; but Landlord shall endeavor to perform any such work in or about the Premises so as to cause the minimum inconvenience to Tenant practicable under the circumstances;
(d)to designate and approve all window coverings used in the Building;
(e)to approve, disapprove or restrict the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the live load per square foot of fifty (50) pounds designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the prior written consent of Landlord. Tenant's movements of property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to reasonably require permits before allowing any property to be moved into or out of the Building or Premises;
(f)to establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours;
(g)to reasonably regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of the loading docks, receiving areas and freight elevators;
(h)to show the Premises to prospective tenants at reasonable hours during the last twelve months of the Term and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy;
(i)to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations so as not to permanently interfere with Tenant's use and enjoyment of the Premises in any material respect; provided Landlord shall use all reasonable efforts to minimize the interruption of Tenant's use and enjoyment of the Premises and any work within the Premises shall, unless otherwise consented to by Tenant, be completed during non-Business Hours; and
(j)to enter the Premises at any reasonable time upon reasonable verbal notice to inspect the Premises.
20.Rules and Regulations. Tenant shall, and shall cause all of its subtenants and occupants, its and their agents, employees, invitees and licensees to, observe faithfully, and comply strictly with, the rules and regulations attached to this Lease as Exhibit B, as they may be reasonably supplemented and revised for all tenants generally by Landlord from time to time, and such other rules and regulations promulgated from time to time by Landlord, as in Landlord's reasonable judgment may be desirable for the safety, care and cleanliness of the Building and the Premises, or for the preservation of good order therein. Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord's failure to enforce the same against, any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant's covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of any rent under this Lease. Notwithstanding the foregoing, Landlord will use reasonable efforts to enforce the rules and regulations in a nondiscriminatory manner against all tenants generally.
21.Remedies.
(a)If default shall be made in the payment of any rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant pertaining to the Premises, Building, Real Property or the Complex and such default shall continue for ten (10) days after written notice to Tenant, or if default shall be made in the observance or performance of any of the other agreements, covenants or conditions in this Lease (or in any other agreement between Landlord and Tenant) which Tenant is required to observe and perform and such default shall continue for thirty (30) days (fifteen (15) days in the event that the continuation of the default is a threat to property, life or insurance coverage pertaining to the Building) after written notice to Tenant unless such default is not reasonably capable of being cured within such thirty (30) day period (or fifteen (15) day period, if applicable), in which event there shall be a default if Tenant fails to commence such cure within thirty (30) days (or fifteen (15) days, if applicable) or thereafter fails to diligently pursue such cure to completion which shall in no event exceed ninety (90) days, or if the interest of Ten.ant in this Lease shall be levied on under execution or other legal process that is not released within ninety (90) days thereafter; or
(b)if Tenant is in default (after expiration of any applicable cure periods) in the performance of any of its obligations under that certain Lease Agreement of even date (the "Denver Place Lease") between Tenant, as tenant, and Landlord's affiliate, Denver Place Associates Limited Partnership ("DPA"), as landlord, pertaining to certain leased premises located on the fourteenth (14th) floor of that building known as Denver Place-North Tower, 999 - 18th Street, Denver, Colorado; or
(c)if Tenant becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any substantial part of its property, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not dismissed within ninety days after the filing thereof, or if Tenant commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the Federal bankruptcy laws as now or hereafter constituted, or any other applicable Federal or state bankruptcy or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or of any substantial part of its property, or makes any assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due or fails to generally pay its debts as they become due.
Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:
(i)At the option of Landlord, the whole balance of rent, charges and all other sums payable hereunder, whether or not payable as rent, for the entire balance of the Term herein reserved or agreed to be paid by Tenant, or any part of such rent, charges and other sums, less [A] the amount of any rent and other sums received by Landlord from the reletting of the Premises during the first year after Tenant's default after deducting (x) the reasonable costs and expenses of reentry, retaking, repossession, recovering and of reletting, (y) the reasonable cost and expense of redecorating and remodeling, and (z) the cost and expenses of making repairs and alterations to the Premises that are necessary for the purpose of such reletting and [B] the fair rental value of the Premises (as improved by any redecorating, remodeling, repairs and alterations) for the period commencing after the date of Tenant's default until what would have been the end of the term of the Lease had Tenant not defaulted, with all such sums payable hereunder being discounted to their present value at the rate of six percent (6%), and upon payment to Landlord of all amounts under this subparagraph 21(c)(i), the Lease shall terminate; and/or
(ii)Landlord, by giving written notice to Tenant, may terminate this Lease and the Term, in which event Landlord may immediately repossess the Premises by legal proceedings or otherwise without force; or
(iii)Landlord, by giving written notice to Tenant, may terminate Tenant's right of possession and may immediately repossess the Premises by legal proceedings or otherwise without force, without terminating this Lease.

(iv)Except to the extent Landlord obtains a remedy under clause (i) above or clause (v) below, after reentry, retaking, repossessing or recovering of the Premises, whether or not Landlord has terminated this Lease, Landlord may, but shall be under no obligation to, except to the extent Landlord is required to mitigate its damages under Colorado law, relet the same or any portion thereof for such rent and upon such terms as shall be deemed advisable by Landlord; and whether or not the Premises are relet, Tenant shall be liable for any loss of rent for such period as would be the balance of the term of this Lease and any renewals thereof plus the reasonable costs and expenses of reentry, retaking, repossession and recovering, and of reletting and of redecorating, remodelling and making repairs and alterations to the Premises for the purpose of reletting amortized on a straight line basis (without interest) over the shorter of the term of such reletting or what would have been the remaining Term of this Lease had the default not occurred, the amount of such liability to be computed monthly and paid by Tenant to Landlord at the end of each month. Except to the extent Landlord is required to mitigate its damages under Colorado law, Landlord shall not have any duty to relet the Premises, nor shall any damages or other sums to be paid by Tenant to Landlord be reduced by any failure to relet the Premises or failure to collect the rent from any reletting. Tenant shall not be entitled to any rents received by Landlord in excess of the rents provided for in this Lease. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Paragraph 21 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord relets the Premises, such reletting shall not be considered a termination of this Lease unless Landlord has given Tenant a notice wherein Landlord expressly states that this Lease is terminated.
(v)If Landlord shall terminate this Lease as provided in subparagraph(c)(ii) above, Landlord, at its option, shall be entitled to recover as damages the net present value (discounted at the rate of six percent (6%) per annum) of the excess, if any, at the time of such termination, of the amount of the Base Rent payable under this Lease for the balance of the term of this Lease (including, any extension options which have been exercised) over the then fair rental value of the Premises for the same period, plus all costs and expenses of Landlord caused by Tenant's default, including, but not limited to, reasonable attorney's fees.
(vi)Notwithstanding any provision of this Lease to the contrary, nothing in this Lease shall be construed to relieve the Landlord of its duty to mitigate its damages. Except for a claim under subparagraph 26(o)(ii), Tenant shall not be responsible for any special, consequential or punitive damages including, but not limited to, loss of profits or interruption of business as a result of any default by Tenant under this Lease, except that Tenant shall be responsible for consequential damages incurred by Landlord resulting from Tenant's retention of possession of the Premises, or any portion thereof after the expiration or earlier termination of the term of this Lease without Landlord's written consent.
If any payment of Rent or any other sum, or any part of any such payment, to be made by Tenant under the terms of this Lease shall become overdue for a period in excess of five (5) days Tenant shall pay to Landlord (x) a "late charge" of $.05 for each dollar so overdue, for the purpose of defraying the expense incident to handling such overdue or delinquent payment, and (y) interest on the overdue amount at the Lease Interest Rate (defined below) from the date when such payment was due until the date paid, but in no event more than the amount or rate which is the maximum amount or rate Landlord may lawfully charge in respect of Tenant in such circumstances under applicable law. Notwithstanding the foregoing, the "late charge and interest" shall not be imposed on Tenant's first late payment of Base Rent during any calendar year during the Term provided such payment is made by Tenant within five (5) days after receipt of written notice from Landlord. The "Lease Interest Rate" shall mean the greater of 15% per annum or such variable rate which is from time to time equal to 3% above the prime rate as stated by US Bank, Denver, Colorado or its successor, or, in the absence of there being a successor to US Bank, by such other bank having an office in the City of Denver, as Landlord may from time to time select. Nothing herein shall be construed as waiving any rights of Landlord arising out of any default of Tenant by reason of Landlord's accepting any such late charge or interest; the right to collect a late charge and interest is separate and apart from any other rights or remedies of Landlord after default by Tenant.
Without limiting the generality of the foregoing, if Tenant shall be in default in the performance of any of its obligations hereunder, Landlord may (but shall not be obligated to), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at the Lease Interest Rate from the dates of Landlord's incurring of costs or expenses.
All remedies available to Landlord hereunder and otherwise available at law or in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges, or for damages for the breach of any term, covenant or condition herein contained, nor shall the bringing of any such action for Rent, charges or breach of term, covenant or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of Landlord's other remedies. The failure of Landlord to insist upon strict or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord's right to thereafter enforce the same strictly according to the tenor thereof in the event of a continuing or subsequent default.
Notwithstanding anything in this Paragraph 21 or any other provision of this Lease to the contrary, this Lease shall not be terminated by service upon Tenant of a notice from Landlord demanding payment of Rent or possession of the Premises following default by Tenant, or by any action of Tenant to vacate the Premises following receipt of such a notice, unless the notice served by Landlord includes a statement expressly terminating this Lease. Further, Landlord reserves the right to receive payment of all unaccrued Rent for the balance of the Term originally contemplated under Paragraph 1 of this Lease (and any extensions or renewals thereof to which Tenant shall have become bound) following service of such a notice for payment or possession, or a notice terminating this Lease for Tenant's default.
22.Expenses of Enforcement. Provided that Landlord is the prevailing party, Tenant shall pay upon demand all Landlord's costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord, incurred by Landlord, whether or not suit is brought, in enforcing Tenant's obligations hereunder or in collecting any amounts due from Tenant or any subtenant or assignee hereof or in enforcing any provision of this Lease or in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord's fault to become involved or concerned or in reletting the Premises or any portion thereof after default by Tenant. Landlord and Tenant further agree that in the event any legal action or proceeding is commenced to enforce the obligations set forth in this Lease, the prevailing party shall be paid all reasonable costs and expenses including, but not limited to, reasonable attorneys' fees from the other party.
23.Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved or required and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises free from interference by Landlord or any person claiming by, from or under Landlord, subject, however, to the terms, covenants, conditions, provisions and agreements hereof
24.Security Deposit. Landlord and Tenant acknowledge and agree that Tenant has not provided, and is not required to provide, any initial security deposit in connection with this Lease.
25.Real Estate Broker. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this Lease by Agent as Landlord's agent and by Garth R. D.

Tait, Broker, Ltd. ("Tait") as Landlord's subagent, and (ii) Tenant has been represented in connection with this Lease by The Staubach Company (Barry Dorfman, Joe Hollister and Ken Gooden) ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Lease, made by any broker or finder (other than Agent, Tait and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Lease provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, Tait and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this Lease, and agrees to indemnify, defend and hold Tenant harmless from and against any claims, for a commission or other compensation in connection with this Lease, made by any broker or finder who claim to have dealt with or communicated to Landlord in connection with this Lease provided that Tenant has not in fact retained such broker or finder.
26.Miscellaneous.
(a)Rights Cumulative. All rights and remedies of the parties under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law, in equity or otherwise.
(b)Captions and Usage. The titles appearing in connection with the various sections and paragraphs of this lease are for convenience only; they are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease nor for any other purpose in the event of any controversy. As used herein (i) the term "person" shall be deemed to include a natural person, a trustee, a corporation, a partnership, a governmental unit and any other form of legal entity; (ii) all usages in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; the use of any gender includes all genders.
(c)Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 15 hereof
(d)Lease Contains All Terms. There are no promises, representations, warranties or undertakings by, or binding upon, Landlord with respect to the Building, the Premises or the Real Property, including, but not limited to, any with regard to alteration, remodeling, redecorating or installation of equipment or fixtures in the Premises, except those, if any, that are expressly set forth in this Lease. References to this Lease include the Addendum and all Exhibits. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord. The terms of the executed, revised letter of intent dated May 22, 2002 and signed on behalf of the Landlord on May 28, 2002 are superseded by this Lease.
(e)Submission of Lease. The submission of this Lease to Tenant, or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord; provided, however, that, upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant's credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to lease shall be irrevocable for ten (10) business days following the date of delivery). Tenant acknowledges that Landlord's acceptance of this Lease is conditioned upon approval of this Lease by the beneficiaries of the Existing Mortgages. Landlord's execution and delivery of this Lease shall constitute evidence that such approval has been granted by such beneficiaries.
(f)No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

(g)Business Days. As used in this Lease, the term "business days" means Mondays through Fridays, excluding days on which the United States Postal Service does not make regularly scheduled deliveries of first class mail.
(h)Landlord's Default. A "Default by Landlord" shall exist hereunder if Landlord breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Landlord and such breach or failure to comply continues for a period of thirty (30) days (fifteen (15) days in the event of a default that is a threat to property or life) after Tenant gives written notice of such breach to Landlord and the holder of any mortgage or deed of trust covering the Building, Real Property or any portion thereof and whose address Tenant has been notified of in writing (a "Landlord's Mortgagee"), if any, which written notice will refer to this subparagraph 26(h) and specify such failure, or, if such breach or failure to comply cannot reasonably be cured within such thirty (30) day period (fifteen (15) days if applicable), if neither Landlord, nor Landlord's Mortgagee, if any, shall in good faith commence to cure such breach or failure to comply within such thirty (30) day period (fifteen (15) days if applicable) or shall not proceed therewith to completion within one hundred eighty (180) days. In addition to any of the rights and remedies Tenant may have under law, in the event of a Default by Landlord,(i) Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease and Tenant may recover actual damages against Landlord, or (ii) Tenant may (but shall not be obligated to), cure such default on behalf of Landlord, and Landlord shall reimburse Tenant upon demand for all reasonable sums paid or costs incurred by Tenant in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at the Lease Interest Rate from the dates of Tenant's incurring of costs or expenses. Except for a claim under subparagraph 26(o)(iii), Landlord shall not be responsible for any special, consequential or punitive damages including, but not limited to, loss of profits or interruption of business as a result of any Default by Landlord hereunder. In the event Tenant obtains a judgment ("Judgment") against Landlord from a court of competent jurisdiction, Tenant shall have the right to offset the amount due under the Judgment with interest thereon at the Lease Interest Rate against rent becoming due under this Lease after the date of the entry of the Judgment unless Landlord posts a bond with the court entering the Judgment in an amount which is at least equal to the amount of the Judgment. Notwithstanding the foregoing, in the event of Landlord's failure to comply with any obligation under this Lease to pay money to Tenant (including, but not limited to Landlord's obligation to pay the Construction Allowance to Tenant), a Default by Landlord will be deemed to exist if the failure continues for ten (10) days after written notice to Landlord and Landlord's Mortgagee (and whose address Tenant has been notified of in writing). Except for the rights of offset set forth in this subparagraph 26(h), Tenant shall have no other right under this Lease to offset against its obligation to pay Rent or any other amounts due to Landlord under this provision of this Lease. In the event Landlord and Landlord's Mortgagee fail to pay any installment of the Construction Allowance within thirty days after written notice to Landlord and Landlord's Mortgagee (and whose address Tenant has been notified of in writing), Tenant shall have the right to offset the amount owed to Tenant against Rent becoming due under this Lease, and the amount owed will accrue interest at the Lease Interest Rate from the eleventh (11th) day after such notice until paid.
(i)Transfer of Landlord's Interest. Notwithstanding anything contained herein to the contrary, Tenant agrees that(i) neither Landlord nor any partner in Landlord, nor any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord, shall have any personal liability with respect to any of the provisions of this Lease; and (ii) Tenant shall look solely to the estate and property of Landlord in the Real Property for the satisfaction of Tenant's remedies, including without limitation, the collection of any judgment or the enforcement of other judicial process requiring the payment or expenditure of money by Landlord, subject, however, to the prior rights of any holder of any mortgage covering all or part of the Real Property; and (iii) no other assets of Landlord or its partners, or of any other aforesaid person having an interest in Landlord, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claims. Without limitation of the foregoing, upon each transfer of the Building and Landlord's interest in this Lease, the transferor shall automatically be released from all liability and obligations under this

Lease; provided, however, Tenant's rights of offset provided under subparagraph 26(h) shall continue to apply after any transfer.
(j)Recording: Short Form Memo. This Lease shall not be recorded by Tenant. If it is recorded by Tenant, Landlord shall have the right to terminate this Lease as of the date of recording or thereafter and Landlord shall have all rights and remedies provided in the case of default by Tenant hereunder. lf requested by Landlord, Tenant shall execute, in recordable form, a short form memorandum of lease that may, at Landlord's option, be placed of record. In addition, if requested by Landlord, Tenant shall execute a memorandum of lease to be filed with the Colorado Department of Revenue, on such form as may be prescribed by said Department, within ten days after the execution of this Lease, or any other such memorandum, so that Landlord may avail itself of the provision of statutes such as C.R.S. § J9-22-604(7)(C).
(k)Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to also be "conditions", if Landlord so elects, as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance. Tenant's covenants to pay rent are independent of any other covenant, agreement, term or condition of this Lease.
(l)Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord in its sole discretion, may elect.
(m)Landlord's Authority. Landlord represents and warrants that it has title to Building and the Real Property and has full right and authority to lease the Premises to Tenant and to otherwise enter into this Lease on the terms and conditions set forth herein.
(n)Governing Law; Partial Invalidity. This Lease shall be governed and construed in accordance with the law of the state in which the Premises is located. If any term, provision of condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted bylaw.
(o)Hazardous Materials.
(i)The Landlord hereby represents that to the best of its knowledge, no Hazardous Materials (as defined below) are located within the Building or Parking Garage and that there has never been environmental pollution to the Property. In the event that Hazardous Materials are located in the Building or Parking Garage not as a result of Tenant's conduct, and any action is required to be taken under any Environmental Law (hereinafter defined), then Landlord will promptly give written notice to Tenant that identifies the Hazardous Materials and the actions required to be taken and Landlord will take such action to bring the Building and Parking Garage into compliance with applicable Environmental Laws within thirty (30) days after the requirement arises and will -provide reasonable evidence of such compliance to the Tenant; provided, however, in the event such compliance or registration cannot reasonably be completed or obtained within such thirty (30) days, the Landlord will not be in default hereunder provided the Landlord commences such corrective action within said thirty (30) days and diligently pursues the same to completion. Notwithstanding the foregoing, in the event the presence of Hazardous Substances (for reasons other than the violation of Tenant's covenants under subparagraph 26(o)(ii)) renders all or any portion of the Premises untenantable for seven (7) consecutive business days, then Rent payable hereunder shall abate commencing on the eighth (8th) business day of such untenantability in whole (if the entire Premises is untenantable) or in part (if only a portion of the Premises is untenantable) until the Premises are tenantable. For purposes of this subparagraph 26(o)(i),[A] in the event that more than seventy-five percent (75%) of any floor included in the Premises is untenantable, it shall be deemed that the entire floor is untenantable, but if more than fifty percent (50%) of any floor is included in the Premises is untenantable and Tenant is therefore unable to use the balance of such floor, then it shall be deemed that the entire floor is untenantable; and [B] if more than seventy-five percent (75%) of the Premises is untenantable, then all of the Premises will be deemed untenantable. If the period of untenantability shall continue for one hundred twenty (120) days, then Tenant, by notice to Landlord prior to the end of the period of untenantability may terminate this Lease.
(ii)Tenant shall not store highly flammable materials or goods, explosives, perishable foodstuffs (except in refrigerators), contraband, live animals, materials or goods which emit odors (except for ordinary use of microwave ovens) in or upon the Premises. The Tenant covenants that it shall not store, use or possess nor permit the storage, use or possession of any Hazardous Substance (hereinafter defined) upon the Premises, except of the kind and in the quantities customarily used in commercial office buildings and parking garages and except that Tenant shall be permitted to use batteries for the purpose of providing an emergency power supply and halon for the purpose of providing fire suppression in the computer room provided that Tenant complies with all Environmental Laws (hereinafter defined). Hazardous Substance for purposes of this Lease shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea-formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. (including the so-called 11Superfund" amendments thereto); the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 5101, et seq. (formerly 49 U.S.C. 1801, et seq.); or any other similar law, rule, regulation or statute concerning the protection of the environment (collectively "Environmental Laws"). Tenant hereby covenants and agrees, at its sole cost and expense, to indemnify, protect and defend and save harmless the Landlord Related Parties from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Landlord Related Parties relating to, resulting from or arising out of Tenant's failure to comply with its obligations under the foregoing section or Tenant's violation of any Environmental Law with respect to its use of the Premises. Notwithstanding any provision contained in this Lease to the contrary, the indemnification provisions set forth in this subparagraph 26(o)(ii) shall survive any expiration or termination of this Lease.
(iii)Landlord hereby covenants and agrees, at its sole cost and expense, to indemnify, protect and defend and save harmless the Tenant Related Parties from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Tenant Related Parties resulting from any spill or discharge of a Hazardous Substance within the Building or Parking Garage resulting from Landlord's gross negligence or willful misconduct.

(p)Americans With Disabilities Act. The Landlord hereby represents that to the best of its knowledge that the Building currently complies with the Americans With Disabilities Act, 42 USC §12101 et seq. and regulations currently promulgated thereunder ("ADA"). In the event the representation contained in this subparagraph is materially untrue or incorrect and as a result thereof the Tenant's use and enjoyment of the Premises is materially and adversely affected, the Landlord shall be permitted thirty (30) days after receipt of written notice from the Tenant to bring the Building into compliance with the ADA and to provide reasonable evidence of the same to the Tenant; provided, however, in the event such compliance cannot reasonably be completed or obtained within such thirty (30) days, the Landlord will not be in default hereunder provided the Landlord commences such corrective action within said thirty (30) days and diligently pursues the same to completion.
(q)Warranty Disclaimer. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COM:MERCIALPURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT SHALL CONTINUE TO PAYTHE RENT, WITHOUT ABATEMENT, SET OFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.
(r)Waiver of Trial by Jury. LANDLORD AND TENANT SHALL, AND HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.
(s)Force Majeure. Other than for Tenant's or Landlord's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent, maintenance of insurance, payments or refunds of Operating Expenses, and payments by Landlord to Tenant of the Construction Allowance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the reasonable control of such party. Notwithstanding the foregoing, no period of time will be extended with respect to the dates for Landlord's payment of the Construction Allowance under subparagraph 3(f), the delivery date of the Premises to Tenant under subparagraph 3(g), periods of interruption of services described in subparagraph 7(c), notice periods and repair periods upon the occurrence of a casualty as described in subparagraph 11(a), periods of time for requests and responses with respect to proposed assignments and sublettings under subparagraphs l5(b), and periods within which nonmonetary defaults may be cured under subparagraph 26(h).
(t)List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference:

Addendum
Exhibit A	Plan
Exhibit B	Rules and Regulation
Exhibit C	Lease Term Agreement
Exhibit D	Parking Agreement
Exhibit E	Janitorial Specifications
Exhibit F	Landlord's Rules for General Contractors
Exhibit G	Existing Mortgages
Exhibit H-1	CGLIC SNDA Form

Exhibit H-2	SFI I SNDA Form
Exhibit H-3	Newpar SNDA Form
Exhibit I	Storage Lease Form
Exhibit J	Building Standard Materials
Exhibit K	Approved Subcontractors
Exhibit L	HVAC Specifications
Exhibit M	Description of Other Tenant's Rights
Exhibit N	Garage License Agreement (Generator)
27.Telephone and Telecommunications Service.
(a)Tenant acknowledges and agrees that all telephone and telecommunications services ("Telecommunications Services") desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Landlord represents to Tenant that fiberoptic cables connecting the Building to the Complex (the "Fiberoptic Cables") are currently in place. Unless Landlord otherwise requests or consents in writing, all equipment, apparatus and devices, including without limitation wiring and cables, for the provisions of Telecommunications Services (the "Telecommunications Equipment") shall be and remain solely in the Premises; provided, however, that Tenant has Landlord's permission to use up to two (2) lines of the Fiberoptic Cables within or outside of the Premises in order to connect the Premises to Tenant's leased premises located at·the Complex (the "Denver Place Premises") and such lines of the Fiberoptic Cables shall be deemed part of the Telecommunications Equipment hereunder. Tenant shall bear the sole responsibility and expense of coordinating with an existing telecommunications provider for the connection of the Fiberoptic Cables to the Premises and the Denver Place Premises and the servicing thereof; provided, however, that there shall be no additional charge by Landlord for Tenant's use of such Fiberoptic Cables. Unless otherwise specifically agreed in writing, Landlord shall have no responsibility for the maintenance of Tenant's Telecommunications Equipment, nor for any wiring or other infrastructure to which Tenant's Telecommunications Equipment may be connected. Tenant agrees that, to the extent any Telecommunications Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant, at its sole expense, to obtain substitute service, and Tenant will be granted such temporary access to portions of the Building as reasonably required for the purpose of correcting any such interruption.
(b)Landlord shall have the right, upon such notice as is practicable in the case of emergencies, and otherwise upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. Except in the case of emergencies, Landlord will use reasonable efforts to make necessary repairs or permit installation of telecommunications equipment for other tenants outside of normal business hours.
(c)Any and all Telecommunications Equipment installed in the Premises, or elsewhere in the Building by or on behalf of Tenant, including wiring and other facilities for the provision of Telecommunications Services but excluding the Fiberoptic Cables, shall be removed by Tenant upon the expiration or earlier termination of the Term of this Lease, by Tenant at its sole expense or, at Landlord's election, by Landlord at Tenant's sole expense, with the cost thereof to be paid as Additional Rent under this Lease.
(d)If the Telecommunications Equipment (excluding the Fiberoptic Cables) is not removed by Tenant within thirty (30) days of the termination or expiration of this Lease, the Telecommunications Equipment shall conclusively be deemed to have been abandoned and may be removed, appropriated, sold, stored, destroyed, otherwise disposed of, or retained and used, by Landlord without notice to Tenant, without obligation to account therefor, and without payment to Tenant or credit against any amount due from Tenant to Landlord pursuant to this Lease. Tenant shall pay to Landlord upon demand all costs of any such removal, disposition and storage of the Telecommunications Equipment, as well as all costs to repair any damage to the Building caused by such removal.

(e)In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building (a "New Provider"), no such New Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord, which approval may be withheld in Landlord's sole and absolute discretion. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence or financial strength of the New Provider. Without limitation of Landlord's right to withhold consent in its sole and absolute discretion, Landlord may refuse to give its approval unless all of the following conditions are satisfied: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the New Provider's provision of its services, including, without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the New Provider, the New Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord, in its sole and absolute discretion, determines to be necessary to protect its financial interests and the interests of the Building related to the proposed activities of the New Provider; (iii) the New Provider agrees in writing to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord, in its sole and absolute discretion, to be necessary to protect the interest of the Building, the tenants in the Building and Landlord; (iv) Landlord determines, in its sole and absolute discretion, that there is sufficient space in the Building for the placement of all of the New Provider's equipment and materials; (v) Landlord receives from the New Provider such compensation as is determined by Landlord, in its sole and absolute discretion, to compensate it for space used in the Building for the storage and maintenance of the New Provider's equipment, for the fair market value of the New Provider's access to the Building, and any costs which may be expected to be incurred by Landlord; and (vi) all of the foregoing matters are documented in a written agreement between Landlord and the New Provider, the form and content of which are satisfactory to Landlord in its sole and absolute discretion.
(f)Notwithstanding any provision of the preceding subparagraph to the contrary, the wrongful refusal of Landlord to grant its approval to any New Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease that would entitle Tenant to terminate this Lease or claim entitlement to rent abatement for Landlord's refusal to grant Tenant's request for approval of a New Provider. Instead, Tenant will be entitled to an order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this Paragraph 27 may be enforced solely by Tenant and Landlord and are not for the benefit of any other party. Specifically, but without limitation, no telephone or telecommunications provider is intended to be, nor shall be deemed, a third party beneficiary of this Lease.
(g)Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Premises or the Building, without Landlord' prior written consent. Such consent shall be granted only in the sole and absolute discretion of Landlord, and shall be conditioned in such a manner, in Landlord's sole and absolute discretion, so as to protect Landlord's financial interests and the interests of the Building, and the other tenants therein.
(h)Landlord agrees to provide Tenant with one four inch riser between the ninth (9th) and twelfth (12th) floors of the Building for Tenant's use and Tenant shall not permit use of such riser by any third party, including, but not limited to a New Provider.
28.Notices. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid or by reputable overnight courier, addressed as follows:

If to Landlord:	Amerimar Realty Management Co.-Colorado 999 - 18th Street, Suite 1201 Denver, Colorado 80202

with a copy to:	Amerimar Realty Management Co.-Colorado 999 - 18th Street, Suite 1201 Denver, Colorado 80202
or to such other person or such other address designed by notice sent by Landlord to Tenant.

If to Tenant:	Western Gas Resources, Inc. 12200 North Pecos Street Denver, Colorado 80234 Attention: General Counsel
and after occupancy of the Premises by Tenant, at the Premises, or to such other address as is designated by Tenant in a notice to Landlord; it being agreed that if Tenant shall vacate the Premises, notices to Tenant thereafter shall nevertheless be properly given if addressed to Tenant at the Premises unless and until another address is designated by Tenant by notice to Landlord.
Notice by mail shall only be deemed to have been given and delivered seventy-two (72) hours after being deposited in the United States mail and notice by courier will only be deemed given and delivered on the following business day after deposit with a reputable overnight carrier with instructions for next business day delivery.
29.Time is of the Essence. Time is of the essence hereof.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Agreement of lease as of the day and year first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:7/31/02	By: /s/ Authorized Signatory President & CEO (Title)

ADDENDUM
THIS ADDENDUM, made as of the 30th day of July, 2002, is between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant"). Landlord and Tenant have executed simultaneously with this Addendum that certain Denver Place Plaza Tower Office Lease (the "Lease") pertaining to certain space in the building commonly known as Denver Place Plaza Tower and located at 1099 Eighteenth Street, Denver, Colorado. In the event of any conflict between the provisions of this Addendum and the provisions of the other portions of the lease, the provisions of this Addendum shall control. The capitalized terms used herein and not defined herein shall have the same meanings used in the other portions of the Lease. Landlord and Tenant hereby agree that the Lease is amended and supplemented as follows:
30.Renewal Options.
(a)First Renewal Option. Tenant shall have the option to renew ("First Renewal") this Lease for one additional term of five (5) years ("First Renewal Term"), commencing upon the expiration of the Original Term of this Lease, on the condition that Tenant is not in default (after expiration of any applicable cure period) under this Lease at the time Tenant gives notice of exercise of its First Renewal option or at the time of commencement of the First Renewal Term. The First Renewal shall be on all of the terms, covenants and conditions of this Lease, except (i) there shall be no Construction Allowance, Partial Termination Option (hereinafter defined) Termination Option (hereinafter defined), (ii) the annual Base Rent for the Premises during the First Renewal Term shall be ninety-five percent (95%) of the Fair Market Rental Rate ("FMRR") as defined in subparagraph 30(c) below, at the time the First Renewal Term begins, and (iii) the Operating Expense Base Amount and the Tax Base Amount shall each be the Calendar Year in which the First Renewal Term commences. Tenant's First Renewal option may be exercised only by Tenant giving Landlord written notice of Tenant's election to exercise such option, at least nine (9) months prior to the end of the Original Term, time being of the essence with respect to such notice.
(b)Second Renewal Option. Provided Tenant exercises the First Renewal, Tenant shall have the option to renew ("Second Renewal") this Lease for one additional term of five (5) years ("Second Renewal Term"), commencing upon the expiration of the First Renewal Term of this Lease, on the condition that Tenant is not in default (after expiration of any applicable cure period) under this Lease at the time Tenant gives notice of exercise of its Second Renewal option or at the time of commencement of the Second Renewal Term. The Second Renewal shall be on all of the terms, covenants and conditions of this Lease, except: (i) there shall be no Construction Allowance, Partial Termination Option and Termination Option, (ii) Tenant shall not have any right to further renewal beyond such additional five - year term, (iii) the annual Base Rent for the Premises during the Second Renewal Term shall be ninety-five percent (95%) of the FMRR as defined in subparagraph 30(c) below, at the time the Second Renewal Term begins, and (iv) the Operating Expense Base Amount and the Tax Base Amount shall each be the Calendar Year in which the Second Renewal Term commences. Tenant's Second Renewal option may be exercised only by Tenant giving Landlord written notice of Tenant's election to exercise such option at least nine (9) months prior to the end of the First Renewal Term of the Lease, time being of the essence with respect to such notice.
(c)Fair Market Rental Rate.
(i)For the purposes of this Lease, the term "Fair Market Rental Rate" or "FMRR" shall mean an amount per square foot of the rentable area of the Premises per annum, reasonably determined by reference to the market for comparable space (including the extent and condition of the build-out) in the Building and other first

Addendum-1

class office buildings similar in size, age, quality and character to the Building and situated in the central business district of Denver, Colorado ("Comparable Buildings") that a willing landlord would offer and a willing tenant would accept in an arms length transaction for the renewal of a lease of such office space
[A]commencing on the commencement date applicable to such Renewal Term,
[B]providing for no free rent, a tenant finish allowance equal to the value of the tenant improvements in place upon the Premises to a prospective tenant as of the commencement date of the Renewal Term, and
[C]otherwise on all of the terms and conditions of this Lease, including the Tenant's obligation to pay the Expense Adjustment Amount and Tax Adjustment Amount in accordance with the provisions of Paragraph 4. (If there are insufficient transactions for comparable space in Comparable Buildings to determine the FMRR, renewal transactions for comparable space in other buildings may be utilized but appropriate adjustments must be made to reflect that the transactions did not occur in Comparable Buildings.)
(ii)Landlord shall deliver to Tenant its proposed FMRR for a Renewal Term within thirty (30) days after Landlord's receipt of notice of Tenant's election to exercise the Renewal Option ("Renewal Notice"). Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the FMRR within sixty (60) days after Tenant's delivery of the Renewal Notice.
(iii)In the event Landlord and Tenant do not agree upon the FMRR for the Renewal Term within the sixty (60) day period described in subparagraph 30(c)(ii), the FMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:
[A]Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the FMRR at issue. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the FMRR at issue. The appraiser(s) shall be advised that the determination of the FMRR at issue shall be governed by the definitions of same set forth in this Lease. The determination by the two appraisers of the FMRR at issue shall be binding on Landlord and Tenant.
[B]If the two appraisers appointed by the parties hereto are unable to agree upon the FMRR at issue within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subparagraph 30(b)(iii)[A] above, and shall be a person who has not within five (5) years previously acted in any capacity for either Landlord or Tenant.

Addendum-2

[C]On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraisers shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the FMRR at issue by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.
[D]Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.
31.Right of First Refusal.
(a)Grant of Right of First Refusal. Upon and subject to the terms and conditions set forth in this Paragraph 31, Landlord hereby grants to Tenant a continuous right of first refusal (the."Right of First Refusal") covering all the office space in the Building located upon the third (3rd) through the fifteenth (15th) floors (both inclusive) of the Building (the "Offer Space") throughout th Term. In the event Landlord shall desire to lease all or part of the Offer Space (whether or not as part of a larger space) during the Term, as evidenced by the issuance of a proposal to a third party by or on behalf of Landlord covering such space, or Landlord's acceptance of a proposal from a third party (either of the proposals being herein referred to as an "Acceptable Proposal"), Landlord shall first and promptly offer to lease such Offer Space that Landlord is offering to third parties ("Designated Refusal Space'') to Tenant, by giving written notice ("Landlord's Refusal Notice") to Tenant. Landlord's Refusal Notice shall identify the Designated Refusal Space, state the Designated Refusal Space Rate (as hereinafter defined) for the Designated Refusal Space and the allowance for improvements to the Designated Refusal Space ("Designated Refusal Space Allowance") shall specify any included parking rights and shall specify the date such Designated Refusal Space is expected to be available for commencement of construction of improvements, the expiration date of the lease of the Designated Refusal Space and all other material terms of the proposed lease transaction, including parking rights (if any). Within seven (7) business days after Landlord gives Tenant such notice, Tenant shall, by written notice to Landlord ("Refusal Exercise Notice"), elect or decline to exercise its Right of First Refusal and, with respect to any Refusal Exercise Notice delivered within twenty-seven (27) months after the Commencement Date, Tenant shall select its desired Designated Refusal Space Rate from the two rates provided in Landlord's Refusal Notice pursuant to subparagraph 31(k). Tenant shall have no right to lease less than the entire Designated Refusal Space. If Tenant fails to give such notice to Landlord within such seven (7) business day period, Tenant shall be deemed to have declined to exercise its Right of First Refusal with respect to such Designated Refusal Space. Notwithstanding the foregoing, Tenant shall have no right to exercise the Right of First Refusal (and, at Landlord's option, any previous exercise of the Right of First Refusal shall be null and void) if Tenant is in default (after expiration of any applicable cure period) under this Lease at any time when it attempts to exercise the Right of First Refusal or at any time thereafter until such Designated Refusal Space has been added to the Premises. If Tenant declines or is deemed to have declined to exercise the Right of Refusal, Landlord thereafter shall have the right to lease such Designated Refusal Space to the prospective tenant, upon such terms and conditions and for such period or successive periods of time as Landlord, in its sole discretion, shall determine; provided, however, that (i) the overall economic terms of any lease with the prospective tenant shall not be substantially more favorable to the prospective tenant than the terms set forth in Landlord's Refusal Notice, and (ii) the lease with the prospective tenant shall be fully executed within six (6) months after the date of delivery of the Landlord's Refusal Notice to Tenant or the date of expiration or termination of any lease affecting any portion of such Designated Refusal Space in the event such prospective tenant (or any of its affiliates) is then a tenant of any portion of the Designated Refusal Space, whichever date is later. In the event a lease with the prospective tenant has not been fully executed within the time period provided in clause (ii), Landlord shall not be permitted to

Addendum-3

lease such Designated Refusal Space without again providing a Landlord's Refusal Notice in compliance with the provisions of this subparagraph 31(a).
(b)Subject to Other Rights. The Right of First Refusal shall be subject and subordinate to any renewal, expansion or similar rights granted to any tenant (including successors and assigns) of the Building prior to the date of this Lease (and specified on Exhibit M attached hereto) or granted to any tenant (including successors and assigns) leasing any Designated Refusal Space after Tenant declines or is deemed to have declined to exercise the Right of First Refusal.
(c)Refusal Space Preliminary Information and Plans. Landlord shall deliver to Tenant no later than three (3) days after Landlord's receipt of the Refusal Exercise Notice for use by Tenant, such plan or plans and other information with respect to such Designated Refusal Space and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's Designated Refusal Space Layout Plans (hereinafter defined). The date that Landlord delivers such plans and other information is herein referred to as the "Information Delivery Date".
(d)Tenant's Designated Refusal Space Layout Plans. In the event Tenant exercises the Right of First Refusal, Tenant shall prepare and deliver to Landlord not later than thirty (30) days after the Information Delivery Date one mylar and two black line prints of architectural layout drawings (which shall be 1/8" scale), three copies of all specifications (including equipment specifications), and two (2) non-copyrighted CADD disks ("Tenant's Designated Refusal Space Layout Plans"), prepared by Architect providing for Tenant's proposed layout for the construction and finishing of improvements to such Designated Refusal Space for Tenant's occupancy. Tenant's Designated Refusal Space Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by the Architect, (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements, and (v) provide for the use of Building standard materials (identified in Exhibit J attached hereto) for drywall, top track system, doors, door frames, hardware, window coverings and HVAC. Tenant's Designated Refusal Space Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed and which only may be disapproved by Landlord in the event that the proposed Tenant's Designated Refusal Space Layout Plans violate any governmental regulations or adversely affect the Building's structure or mechanical systems, and such plans shall be deemed modified to take account any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant's Designated Refusal Space Layout Plans are approved within seven (7) business days after their delivery to Landlord. Tenant's Designated Refusal Space Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final Designated Refusal Space Layout Plans". Concurrently with delivery of Tenant's Designated Refusal Space Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Premises respecting the matters which are the subject of this Paragraph 31 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 31; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(e)Designated Refusal Space Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval by Landlord of the Final Designated Refusal Space Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("Designated Refusal Space Engineering Plans"), based on the Final Designated Refusal Space Layout Plans (and such pertinent additional information as shall have been submitted

Addendum-4

by Tenant with Tenant's Designated Refusal Space Layout Plans or as requested by Landlord), as may be required to complete such Designated Refusal Space in accordance with the Final Designated Refusal Space Layout Plans. As soon as reasonably possible, and in any event within seven (7) business days after submission to Tenant by Landlord of the Designated Refusal Space Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final Designated Refusal Space Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the Designated Refusal Space Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within seven (7) business days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final Designated Refusal Space Layout Plans. The Designated Refusal Space Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the Designated Refusal Space Engineering Plans so changed.
(f)Completion of Improvements by Landlord. Landlord shall, in a good and workmanlike manner, cause such Designated Refusal Space to be improved and completed in accordance with the Final Designated Refusal Space Layout Plans and the Designated Refusal Space Engineering Plans (the "Designated Refusal Space Work") (such plans are hereinafter together called the "Designated Refusal Space Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of at least as good a grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's written approval of any material change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final Designated Refusal Space Layout Plans). The Designated Refusal Space Work shall be furnished, installed and performed by Landlord for an amount (hereinafter called the "Designated Refusal Space Improvements Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the Designated Refusal Space Work, plus a three percent (3%) construction management fee payable to Agent on all Designated Refusal Space Improvement Costs, permit fees and applicable sales taxes. Within five (5) business days after Landlord receives the bid(s) for construction of the Designated Refusal Space Work (the "Designated Refusal Space Bid"), Landlord shall notify Tenant of the estimated Designated Refusal Space Improvement Costs based upon the Designated Refusal Space Bid (the "Estimate of Designated Refusal Space Improvement Costs"). Landlord agrees to obtain not less than two (2) Designated Refusal Space Bids for the completion of any Designated Refusal Space Work from qualified unaffiliated general contractors licensed in the City and County of Denver selected by Landlord. All such Designated Refusal Space Bids must be based upon all work being performed in compliance with all of Landlord's then-current rules and regulations for construction in, on or around the Building, and all work must meet applicable Building standards for construction. Landlord shall enter into a contract with the general contractor that submits the lowest Designated Refusal Space Bid; provided, however, that Landlord may select any general contractor submitting a Designated Refusal Space Bid within four percent (4%) of the lowest Designated Refusal Space Bid submitted. Landlord's contract with the general contractor will provide for either a GMP. The GMP cannot be exceeded except by execution of a change order approved in writing by Tenant, which approval will not be unreasonably withheld. If the Estimate of Designated Refusal Space Improvement Costs is greater than the Designated Refusal Space Allowance, Tenant will be given the opportunity to request revisions to the Designated Refusal Space Construction Plans for the purpose of reducing the amount of such Costs, and in that event Landlord will cause the selected general contractor to reprice its bid based upon the revisions requested by Tenant.
(g)Payment for Designated Refusal Space Tenant Work. Landlord shall pay for the Designated Refusal Space Improvements Cost, up to the amount of the Designated Refusal Space Allowance (hereinafter defined) to be determined in accordance with the provisions of subparagraph 31(k). Tenant shall pay Landlord for the Designated Refusal

Addendum-5

Space Refusal Space Improvements Cost in excess of the Designated Refusal Space Allowance (''Excess Designated Refusal Space Costs") from time to time during the progress of the work, within ten (10) days after receipt of Landlord's invoice or invoices therefor, in amounts representing the Excess Designated Refusal Space Costs for the Designated Refusal Space Work theretofore performed and also for material for Designated Refusal Space Work delivered to the Building which exceed the Designated Refusal Space Allowance, less (except as next provided) the amounts theretofore paid by Tenant to Landlord on account thereof; provided, however, that Landlord may require that, before Landlord commences any Designated Refusal Space Work, Tenant shall pay to Landlord twenty-five percent (25%) of the amount estimated by Landlord to be the Excess Designated Refusal Space Costs ("Designated Refusal Space Deposit"), which twenty-five percent (25%) shall be applied against the last of the Designated Refusal Space Work to be paid for by Tenant to Landlord. In the event the Designated Refusal Space Allowance is not completely used, Tenant shall not be entitled to any unused portion of the Designated Refusal Space Allowance. In the event an unused balance remains from the Designated Refusal Space Deposit after completion of the Designated Refusal Space Work and payment of Designated Refusal Space Tenant Costs, Landlord agrees to pay to Tenant the unused portions of the Designated Refusal Space Deposit within thirty (30) days after the Designated Refusal Space Commencement Date (hereinafter.defined).
(h)Delivery of Possession of Designated Refusal Space. Landlord shall cause the substantial completion of Designated Refusal Space Work to be completed within a reasonable time period and shall deliver actual possession of the Designated Refusal Space to Tenant upon completion of the Designated Refusal Space Work. If Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Lease), fail to make available to Tenant possession of the Designated Refusal Space on or before any promised or expected date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Under such circumstances, all of Tenant's rights and obligations hereunder with respect to the Designated Refusal Space, including, but not limited to, its obligations to pay the Base Rent, the Tax Adjustment Amount and the Expense Adjustment Amount attributable to the Designated Refusal Space shall not commence until the earlier of the date ("Designated Refusal Space Commencement Date"), that substantial completion of construction of the Designated Refusal Space Work occurs and such Designated Refusal Space is made available for Tenant's occupancy or would have been made available without a Designated Refusal Space Tenant Delay (hereinafter defined), and such failure to make available to Tenant possession of the Designated Refusal Space on any date or to timely complete any work, shall not in any other way affect the validity or continuance of this Lease, or the Term, or the obligations of Tenant hereunder and such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure. Notwithstanding the foregoing, if substantial completion and tender of the Designated Refusal Space does not occur within 60 days after its originally estimated delivery date, Tenant shall have the right to terminate the Lease with respect to the Designated Refusal Space by giving written notice of termination to Landlord within 90 days after its originally estimated delivery date, in which event the Designated Refusal Space will not become part of the Premises and Landlord will promptly refund to Tenant any Designated Refusal Space Deposit. As used in this Paragraph 31, "substantial completion" or "substantially completed" means that all of the Designated Refusal Space Work has been completed in accordance with the Designated Refusal Space Construction Plans, final approvals and any other consent of an applicable governmental authority have been obtained to permit Tenant's occupancy and use of the Designated Refusal Space, and all mechanical and other systems are operational and have been inspected. There shall be no deferral of rent, however, to the extent that such failure is caused by any act or omission of Tenant, its agents, servants, employees or contractors and which would not have otherwise occurred, which has the effect of delaying Landlord's delivery of possession or the timely completion of any work to be done by Landlord (hereinafter a "Designated Refusal Space Tenant Delay") including, without limitation, (i) any delay which is caused by changes in the work to be performed by Landlord in readying such Designated Refusal Space for Tenant's occupancy, (ii) any delay which is caused by any failure by Tenant to furnish to Landlord any required plan, information, approval or consent within the period of time required therefor by the terms of

Addendum-6

this Lease or caused by any reasonable reluctance on the part of Landlord to approve any plan or other information required to be submitted by Tenant and approved by Landlord, but such disapproval may only be because the matter adversely affects the structure of the Building or Building mechanical systems or would violate the regulations of any applicable governmental authority, or (iii) any delay which is caused by the performance of any work or activity in such Designated Refusal Space by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within ten (10) days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Designated Refusal Space Work resulting from any Designated Refusal Space Tenant Delay to the extent that the same is not covered by the Designated Refusal Space Construction Allowance.
(i)Occupancy. Designated Refusal Space shall not be deemed incomplete or not ready for occupancy or for delivery of possession, if substantial completion of the Designated Refusal Space Work has occurred, even though details of construction, mechanical adjustments or decoration, or other items of the Designated Refusal Space Work which do not materially interfere with Tenant's use of such Designated Refusal Space, remain to be done. Notwithstanding the foregoing, Tenant shall deliver to Landlord within fifteen (15) days after such Designated Refusal Space Commencement Date a punch-list ("Designated Refusal Space Punch List") of items of the Designated Refusal Space Work which need to be corrected in the reasonable determination of Tenant. Landlord shall cause the items listed in such Designated Refusal Space Punch List to be corrected within thirty (30) days after receipt of such Designated Refusal Space Punch List, provided, however, if any such correction cannot be completed within such thirty (30) days, then Landlord shall commence correcting such item within the thirty (30) day time period and shall pursue completion with reasonable diligence. Landlord will correct the punch list items outside of regular business hours if performing the work during regular business hours would interfere with Tenant's use of the Premises.
(j)Addition to Lease. Such Designated Refusal Space shall be added to the Premises, for all purposes, as of such Designated Refusal Space Commencement Date for the balance of the Term and subject to all of the terms, covenants and conditions of this Lease, except that (i) the Base Rent for the Designated Refusal Space shall be the Designated Refusal Space Rate stated in the Landlord's Refusal Notice; provided, however, in the event Landlord's Refusal Notice includes the Pre-Negotiated DSR Rate (hereinafter defined, the Base Rent shall be the Designated Refusal Space Rate selected by Tenant in its Refusal Exercise Notice), (ii) Tenant shall be provided with an allowance for the completion of such Designated Refusal Space Work equal to the Designated Refusal Space Allowance stated in Landlord's Refusal Notice; provided, however, in the event Tenant selects the Pre-Negotiated DSR Rate in its Refusal Exercise Notice the allowance shall be the Pre-Negotiated DSR Allowance (hereinafter defined), and (iii) Tenant's rights to additional parking shall be as stated in Landlord's Refusal Notice; provided, however, in the event Tenant selects the Pre≠ Negotiated DSR Rate in its Refusal Exercise Notice notwithstanding the parking rights stated in Landlord's Refusal Notice, Tenant shall have an option to rent one (1) additional unreserved parking space located in the Parking Garages for each 1,000 rentable square feet contained in the Designated Refusal Space at the rates posted from time to time by the Operator (as defined in Exhibit D) which option must be exercised within thirty (30) days after such applicable Designated Refusal Space Commencement Date. The annual Base Rent for the Designated Refusal Space shall be payable in equal monthly installments, in advance, commencing on such Designated Refusal Space Commencement Date. Tenant's Proportionate Share shall be increased to a new percentage, calculated by dividing the then total number of rentable square feet of the Premises (including such Designated Refusal Space) by 514,000 square feet. In the event the Designated Refusal Space Commencement Date occurs on a day other than the first day of a calendar month, then the Base Rent for the initial month in which the Designated Refusal Space Commencement Date occurs shall be prorated on a per diem basis. Upon addition of the Designated Refusal Space to the Premises, this Lease shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of this Lease to be prepared by Landlord.

Addendum-7

(k)Designated Refusal Space Rate and Designated Refusal Space Allowance. For the purposes of this Paragraph 31, the terms: (i) "Designated Refusal Space Rate" shall mean the rate set forth in Landlord's Refusal Notice; provided, however, that with respect to any Landlord's Refusal Notice delivered at least seven (7) days prior to the expiration of the twenty-seventh (27th) month of the Term, the Landlord's Refusal Notice shall state two Designated Refusal Space Rates, one rate shall be equivalent to the rate provided in the Acceptable Proposal and one rate shall be $20.37 on an annual per rentable square foot basis (the "Pre-Negotiated DSR Rate"); and (ii) "Designated Refusal Space Allowance" shall mean the allowance set forth in Landlord's Refusal Notice; provided, however, that with respect to any Landlord's Refusal Notice delivered at least seven (7) days prior to the expiration of the twenty-seventh (27th) month of the Term, the Landlord's Refusal Notice shall state two Designated Refusal Space Allowances, one allowance shall be equivalent to the amount provided in the Acceptable Proposal and the other allowance (the "Pre-Negotiated DSR Allowance") shall be an amount equal (on a per rentable square foot basis) to the product of $25.00 multiplied by a fraction, the denominator of which is 93 and the numerator of which is the number of complete calendar months scheduled to occur from such Designated Refusal Space Commencement Date through the Termination Date.
(l)Additional Offer Space. In the event any Offer Space is or becomes vacant and is not subject to a lease agreement prior to the expiration of the twenty-seventh (27th) month occurring after the Commencement Date and Tenant desires to lease such Offer Space (as evidenced in a writing delivered to Landlord) prior to the Landlord having first offered such Offer Space to third parties as provided in subparagraph 3 l(a) above, the parties agree that Tenant shall be permitted to lease such Offer Space in accordance with the terms of this Paragraph 31 on the following terms: (i) Tenant shall not be entitled to any free rent period; (i) the annual Base Rent shall be $20.37 on an annual per rentable square foot basis; and (iii) the allowance for the construction of improvements to such additional Offer Space shall be equal to the product of $25.00 multiplied by a fraction, the denominator of which is 93 and the numerator of which is the number of complete calendar months scheduled to occur from the date the additional Offer Space is added to the premises under this Lease through the Termination Date.
32.Signs and Building Directory.
(a)Tenant shall have the right to install or erect the following interior signs: (i) such interior signs as Tenant deems necessary or appropriate in or on the Premises, provided the same are not illuminated and are not visible from outside the Building; (ii) a sign bearing Tenant's name (or the name under which Tenant is doing business) and/or Tenant's logo on the entry doors to the Premises; and (iii) a sign bearing Tenant's name (or the name under which Tenant is doing business) and/or Tenant's logo in the public corridor(s) of the floor(s) on which the Premises are located. Notwithstanding the foregoing, any sign on the entry doors to the Premises located on a floor on which Tenant is not the only tenant, and any sign in the public corridor(s) of any floor on which Tenant is not the only Tenant, shall be made up of Landlord's Building standard plaques, on which Tenant may utilize its graphics.
(b)Tenant shall be permitted to maintain its sign on a slot to be designated by Landlord on the Monument Sign (as hereinafter defined). Tenant shall repair and maintain its slot on the Monument Sign and the characters and letter thereon in a condition comparable to the condition of similar signs installed or erected in Comparable Building. If at any time during the Term Tenant's name changes, Landlord, at Tenant's expense, shall change Tenant's name on the Monument Sign. The term "Monument Sign" shall mean that certain monument sign currently located in front of and serving the Building, upon which the name "Sprint" currently appears. In the event the rentable area of the Premises becomes less than 50,000 square feet, the Landlord shall have the right to terminate Tenant's right to maintain its sign on the Monument Sign at any time after the delivery of ten (10) days' prior written notice to Tenant.

Addendum-8

(c)Landlord shall maintain the directory board in the ground floor lobby of the Building containing the names of tenants and their employees. Tenant shall have the right to use one (1) space or slot on said directory board for each 5,000 rentable square feet contained in the Premises from time to time. In the spaces or slots so allocated to Tenant, Tenant may inscribe Tenant's name, the names of Tenant's employees located in the Building, and the names of Tenant's permitted sublessees or their employees. If from time to time during the Term Tenant wishes to change any name(s) listed on the directory board, Landlord, at its expense, shall change such name; provided, however, that if Tenant requests more than ten (10) changes in any Calendar Year, then Tenant, within thirty (30) days after its receipt of a demand therefor, shall reimburse Landlord for the actual cost to Landlord for the strip needed to make the eleventh (11th) and each subsequent change requested during such Calendar Year.
33.Parking. Landlord shall provide Tenant with the parking rights described in Exhibit D attached hereto.
34.Storage Space. Tenant shall have the option, to be exercised by written notice to Landlord on or before October 1, 2002, to lease up to 300 square feet of storage space located in the Parking Garage. If Tenant exercises its option to lease any such storage space, then (i) Landlord shall deliver the same to Tenant within ninety (90) days after the date of Tenant's exercise notice, (ii) the storage space shall be delivered to Tenant with adequate lighting, a ceiling height of not less than 7 1/2 feet, framed out with unfinished sheetrock walls and with a door and a complete lock set, (iii) the storage space shall be in a maximum of two (2) areas; (iv) the term of the leasing of such storage space shall commence on the date Landlord so delivers the storage space to Tenant and, unless terminated sooner by Tenant, shall end upon the termination of this Lease, and (v) Landlord and Tenant shall enter into a Storage Lease in substantially the same form and content as Exhibit I attached hereto prior to Landlord's delivery of the Storage Space. During the portion of the term of the leasing of the storage space that occurs during the Original Term, Tenant shall pay to Landlord for such space annual rent at the rate of $7.00 per square foot of the storage space per annum. During the portion of the term of the leasing of the storage space that occurs during any Renewal Term, Tenant shall pay to Landlord for such space annual rent at a rate reasonably determined by Landlord to be the prevailing rate for storage space in the Parking Garage leased separately to other tenants of the Building (i.e., not included as part of the base rent) at the time of the commencement of such Renewal Term. The annual rent shall be payable in equal monthly installments on the first day of each calendar month falling within the term of the leasing of the storage space. There shall be no additional rent or other charges due for such storage space; accordingly, the Tenant's Proportionate Share shall not be increased to reflect the addition of the storage space. Tenant, upon at least thirty (30) days prior written notice to Landlord given at any time, may terminate the term of the leasing of the storage space.
35.Satellite Equipment.
In the event that the Premises are not equipped with access to a cable television line, Tenant shall have the right, subject to the provisions of this Paragraph 35, to install and maintain two (2) satellite or microwave antenna and related equipment on the roof of the Building (hereinafter referred to together with any additional and replacements as the "Satellite Equipment").
Tenant shall not be obligated to pay any additional rent to Landlord for the rights granted in this Paragraph 35 during the Original Term and during any Renewal Term Tenant shall pay as additional rent under this Lease a monthly charge reasonably determined by Landlord to be the prevailing charge imposed by Landlord upon other tenants of the Building for similar equipment installed upon the Building.
The Satellite Equipment shall consist of up to two (2) dishes, neither of which shall exceed thirty-six inches (36") in diameter and shall not carry any electrical charge nor be capable of being operated in any manner which could cause any interference with any operations of Landlord or any other tenant of the Building. Tenant agrees to provide information regarding the characteristics of the Satellite Equipment as Landlord may reasonably require from time to time upon ten (10) days' written notice.

Addendum-9

The Satellite Equipment shall be installed or relocated only by an experienced, licensed and bonded antenna installer, at Tenant's sole expense. Prior to installation or relocation of the Satellite Equipment, Tenant shall obtain Landlord's prior written approval of the installation plan and specifications, which approval shall not be unreasonably withheld. The installation or relocation of the Satellite Equipment shall be overseen by a representative of Landlord, which representative shall be entitled, notwithstanding any prior consent obtained in accordance with this subsection but subject to the other provisions of this Paragraph 35, to terminate or prevent the installation or relocation should said representative determine during the course of the installation or relocation that the installation or relocation of the Satellite Equipment will in any way hinder or interfere with the use of the roof, or will in any way damage or injure the Building's roof.
The location of the Satellite Equipment shall be determined by Landlord from time to time in its reasonable discretion. The Satellite Equipment shall initially be installed on the Building's roof in such location thereon as Landlord determines and that will reasonably satisfy Tenant's requirements for its intended use of the Satellite Equipment. The Landlord reserves the right at any time during the Term, however, to require the Tenant to relocate the Satellite Equipment on the Building's roof within sixty (60) days after Landlord delivers written notice ("Relocation Notice") to the Tenant requiring such relocation. Within such sixty (60) days Tenant shall remove the Satellite Equipment from its.then location and shall install the Satellite Equipment on such new location as is designated by Landlord in the Relocation Notice, provided that Landlord has no right to require relocation of the Satellite Equipment to any location that will materially diminish Tenant's ability to use the Satellite Equipment in the manner and to the extent as used immediately prior to the requested relocation. Landlord shall pay all out-of-pocket costs and expenses of Tenant's physical relocation of the Satellite Equipment to the new location, excluding costs and expenses of any nature which are incidental or consequential to such relocation. Tenant shall not be entitled to any compensation for ny inconvenience or interference with Tenant's business, nor to any abatement or reduction in rent, nor shall Tenant's obligations under this Lease be otherwise affected as a result of the required relocation of the Satellite Equipment.
Tenant agrees that the installation, maintenance, operation, manner of use, relocation and removal of the Satellite Equipment shall conform in all respects with all applicable federal, state and local laws, ordinances and regulations. Before installation of any Satellite Equipment is completed, and thereafter from time to time as may be reasonably required by Landlord, Tenant shall submit to Landlord such evidence of compliance with the foregoing laws and regulations as Landlord may require.
Tenant shall, at its sole expense, install and maintain any Satellite Equipment in safe condition and good repair. Upon twenty (20) days' notice from Landlord, Tenant shall, at its own expense, alter, repair or perform any other work in connection with the Satellite Equipment and any related equipment that may be required by Landlord. Tenant agrees that it shall be liable to Landlord for any damage to the roof or any other part of the Building resulting from, and for any costs or expenses incurred in connection with, the maintenance, use, operation, relocation or removal of the Satellite Equipment, and (ii) shall hold Landlord harmless from the cost and expense of any and all repairs, replacements and other work which the Landlord may incur by reason of the installation, operation, maintenance, use, relocation or removal of any Satellite Equipment.
Subject to the other provisions of this Paragraph 35, Tenant agrees to comply with all reasonable requirements of Landlord as to the manner of installation, operation, maintenance, use, relocation and removal of any Satellite Equipment.
Except in the case of emergencies, during which Tenant shall give such notice as is practicable, Tenant agrees to notify Landlord's building manager during Business Hours and at least four (4) hours prior to any occasion upon which Tenant or any of its employees or agents intend to go upon the Building's roof. Tenant shall at all times comply with all such other reasonable safety and security requirements as may be prescribed by Landlord with respect to access to the Building's roof.
Landlord shall have the right to make any repairs and to do work, including, without limitation, any repairs and/or work relating to waterproofing, in and about the area where any

Addendum-10

Satellite Equipment is located, which Landlord deems necessary to protect the roof. Subject to the provisions of this Paragraph 35 of the Lease, Tenant agrees that it will reimburse Landlord, upon demand, for the cost of such repairs which, in Landlord's reasonable judgment, are required due to the installation, use, operation, maintenance, relocation or removal of any Satellite Equipment, such reimbursement to be made within thirty (30) days after Landlord's delivery of a statement therefor to Tenant.
Tenant agrees to indemnify, defend and hold Landlord harmless from all demands, damages, losses, costs (including reasonable attorneys' fees) and claims of any injury to any person or damage to any property which arise by reason of Tenant' installation, use, operation, maintenance, relocation or removal of any Satellite Equipment.
In the event that the installation, use, operation, maintenance, relocation or removal of any Satellite Equipment is in violation of any.applicable permit, license, rule, regulation, statute or other provision of any federal, state, county, municipal or other governmental authority, then the provisions of this Paragraph 35 shall immediately terminate, upon notice to Tenant (the "Telecommunications Termination Notice"), but only if Tenant is unable to resolve the purported violation to the reasonable satisfaction of Landlord within ten (10) business days after it receives written notice there.of. Upon the earlier of(i) the termination of the provisions of this Paragraph 35, or (ii) the termination or expiration of this Lease, Tenant shall promptly remove the Satellite Equipment, including all related equipment, wiring, brackets, and miscellaneous apparatus, from its location, and any damage, holes or penetrations shall be promptly repaired by Tenant to Landlord's satisfaction. If the Satellite Equipment is not removed within thirty (30) days of the earlier of (i) Tenant's receipt of the Telecommunications Termination Notice and no cure by Tenant as described in this subparagraph, or (ii) the termination or expiration of this Lease, the Satellite Equipment shall conclusively be deemed to have been abandoned and may be removed, appropriated, sold, stored, destroyed, otherwise disposed of, or retained and used, by Landlord without notice to Tenant, without obligation to account therefor, and without payment to Tenant or credit against any amount due from Tenant to Landlord pursuant to this Lease. Tenant shall pay to Landlord upon demand all costs of any such removal, disposition and storage of the Telecommunications Equipment, as well as all costs to repair any damage to the roof caused by such removal.
The provisions and requirements of Paragraph 8 of this Lease shall apply to work done or caused to be done with respect to the Satellite Equipment.
There shall be no allowance or abatement of rent to Tenant by reason of inconvenience, annoyance or injury to, or interruption of operation of, any Satellite Equipment arising from Landlord, Tenant or others making repairs, restorations, replacements, alterations, additions or improvements to or on the roof.
Tenant shall neither hold nor attempt to hold Landlord or its agents or employees liable for, and Tenant shall hold harmless and indemnify Landlord and its agents and employees from and against, any and all demands, claims, causes of action, liabilities or judgments, and any and all fees and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in connection therewith, arising from the death or injury of any person, including, without limitation, any agent, employee, contractor and any other person in or about the roof, or from damage to any property, including, without limitation, the roof, any adjacent property or the property of any tenant or user of the roof, in connection with or arising out of the Satellite Equipment or related equipment or the installation, use, operation, maintenance, repair, alteration, relocation or removal of any Satellite Equipment or related equipment, or the interruption of operation of any Satellite Equipment from any cause other than the gross negligence or willful misconduct of Landlord, its agents and employees; provided, however, in no event shall Landlord be liable for Tenant's consequential damages. In addition, Tenant shall, at its own expense, and upon demand of Landlord, defend any and all suits, arbitrations or other proceedings brought or instituted by third parties against Landlord, its agents or employees, on such claim, demand or cause of action.
Tenant shall pay Landlord for all charges for electrical current used in the use or operation of the Satellite Equipment, other communications equipment located in the Leased Premises and other equipment associated with the operation of the Satellite Equipment. If necessary

Addendum-11

to ascertain the specific charges attributable to the Satellite Equipment and related equipment, Landlord shall install or relocate a separate electrical line to service the Satellite Equipment, and Tenant shall immediately pay all costs incurred in connection with such installation or relocation.
All other relevant provisions of the Lease shall apply to the Satellite Equipment and related equipment.
Removal of the Satellite Equipment or termination or expiration of the Lease shall not release Tenant from any liability or obligation hereunder which may have accrued or may be accruing at the time of the renewal or termination or expiration, all of which shall survive such removal or termination or expiration.
The provisions of this Paragraph 35 shall not be deemed to grant any exclusive rights to Tenant, and Landlord shall have the right to enter into agreements permitting the installation of other equipment or facilities on the Building's roof provided, however, that such subsequent agreement shall not operate to materially interfere with the Tenant's operation of the Satellite Equipment.
36.Tenant's First Partial Termination Option. Tenant shall have the one-time option ("Partial Termination Option") to partially terminate this Lease as of June 30, 2008 (the "Early Termination Date") with respect to a portion of the Premises ("Partial Termination Premises") consisting of either the entire portion of the Premises located on the ninth (9th) floor of the Building or the entire portion of the Premises located on the twelfth (12th) floor of the Premises (whichever portion is selected by Tenant), provided that the Tenant delivers written notice of its intent to exercise said option ("Partial Termination Notice") to the Landlord together with the Partial Termination Payment (hereinafter defined) on or before September 30, 2007 ("Termination Notice Date"). In the event Tenant has not delivered the Partial Termination Notice and Partial Termination Payment to Landlord on or before the Termination Notice Date, Tenant's Partial Termination Option shall be deemed to have expired. For purposes of this Paragraph 36 "Partial Termination Payment" shall be the amount of $532,825.53. If the Tenant exercises the Partial Termination Option as provided in this paragraph, then,
(a)the Partial Termination Premises shall no longer constitute a part of the Premises as of 11:59 p.m. (Denver time), on the Early Termination Date,
(b)Tenant shall permanently relinquish its right to lease 60 of the unreserved Parking Spaces and three of the reserved Parking Spaces,
(c)Tenant's annual Base Rent shall be reduced by $413,449.89 (the product of $20.37 multiplied by the number of rentable square feet contained in the Partial Termination Premises),
(d)Tenant's Proportionate Share shall be decreased by 3.95% (20,297 rentable square feet divided by 514,000), and
(e)Tenant shall completely vacate the Partial Termination Premises on or before the Early Termination Date in accordance with the provisions of Paragraph 6 of the Lease.
Landlord and Tenant acknowledge and agree that the losses, damages and costs Landlord will incur as a result of the early partial termination of the Lease pursuant to Tenant's exercise of the Partial Termination Option are extremely difficult to ascertain and that the Partial Termination Payment represents a fair and reasonable estimate of such losses, damages and costs. Notwithstanding any other provision of this Paragraph 36, any Partial Termination Notice given by Tenant shall not be effective if Tenant is in default (after the expiration of any cure period) under this Lease at the time such notice is given or at any time thereafter through the Early Termination Date and this Lease shall remain in full force and effect with respect to the Partial Termination Premises for the full Original Term provided in paragraph 1 of the Lease.

Addendum-12

37.Tenant's Option to Terminate Lease. Tenant shall have the one-time option ("Termination Option") to terminate this Lease as of 11:59 p.m. (Denver time) on the Early Termination Date, provided that Tenant deliver prior written notice of its intent to exercise the Termination Option ("Termination Notice") to Landlord on or before the Termination Notice Date, and provided that Tenant pays Landlord the Termination Payment (hereinafter defined) within ten (10) days after receipt of Landlord's Calculation of Termination Payment (as hereinafter defined), time being of the essence hereunder. For purposes of this Paragraph 37, the "Termination Payment" shall be an amount equal to the sum of (i)$2,131,302.13, plus (ii) with respect to any office space added to the Premises after the date hereof (including, but not limited to any Designated Refusal Space added pursuant to the terms of Paragraph 31 (hereinafter collectively referred to as "Added Premises") the unamortized costs and expenses incurred by Landlord to complete any Added Premises for Tenant's occupancy and to complete the transactions contemplated by this Lease pertaining to such Added Premises on a straight line basis over the expected portion of the Original Term such Added Premises were expected to be leased by Tenant using an imputed interest rate of twelve percent (12%) per annum (the costs and expenses included herein consist of[A] the costs and expenses of completing any improvements to the Added Premises and/or the cost and expense of providing any improvement or construction allowances; [B] all commissions and/or brokerage fees incurred by Landlord in connection with the Lease and any amendment hereof pertaining to the Added Premises; [C] the fees and costs incurred by Landlord in the completion of architectural and engineering work for improvements to the Added Premises and mechanical systems serving the Added Premises; and (D] attorney's fees incurred by Landlord in connection with any amendments to the Lease pertaining to the Added Premises), plus (iii) the product of all the monthly Base Rent payable by Tenant for the Added Premises multiplied by six (6). Landlord shall, within thirty (30) days after Landlord's receipt of the Termination Notice calculate the Termination Payment and deliver written notice to Tenant reflecting the calculation of the Termination Payment ("Landlord's Calculation of Termination Payment"). Landlord and Tenant hereby agree that the amount of additional costs Landlord will incur as a result of such termination by Tenant is extremely difficult to ascertain and the Termination Payment set forth above represents a fair and reasonable estimate of such costs. If Tenant does not deliver the Termination Notice and Termination Payment to Landlord within the time periods, provided in this Paragraph 37, Tenant shall no longer have any right to terminate this Lease pursuant to this Paragraph 37. If Tenant timely delivers the Termination Notice and timely pays the Termination Payment, this Lease shall expire on the Early Termination Date as if such date were the Termination Date originally specified in this Lease. Notwithstanding any other provision of this Paragraph 37, any Termination Notice given by Tenant shall not be effective if Tenant is in default (after the expiration of any cure period) under this Lease at the time such notice is given or at any time thereafter through the Early Termination Date and this Lease shall remain in full force and effect for the full Original Term provided in Paragraph 1 of the Lease.
38.Nontransferable Rights. Notwithstanding any provision contained in this Lease to the contrary, the Renewal Options provided in Paragraph 30, the First Right of Refusal provided in Paragraph 31, Tenant's right to install and maintain its sign on the Monument Sign provided in Paragraph 32, the Partial Termination Option provided in Paragraph 36, and the Termination Option provided in Paragraph 37, are personal to Tenant and its Affiliates and may not be assigned, transferred, or conveyed by Tenant to any Non-Affiliate of Tenant defined in Paragraph 15; provided, however, Tenant may assign its rights under the Renewal Options to a non-Affiliate in compliance with the provisions of Paragraph 15 provided Tenant expressly reaffirms in writing (in form and substance reasonably acceptable to Landlord) that Tenant shall remain responsible for the performance of all obligations of such transferee under this Lease during any Renewal Term.
39.License Agreement. Concurrently with the execution of the Lease, Landlord and Tenant agree to execute and deliver a Garage License Agreement, in the form attached hereto as Exhibit N, permitting Tenant to license space located in the Parking Garage for the purpose of using, maintaining and removing a natural gas generator up to 350 KVA for emergency purposes.
40.Denver Place Premises. If the Denver Place Lease is terminated due to a default by DPA and Tenant vacates the Denver Place Premises, then Landlord agrees to use commercially reasonable efforts to assist Tenant in locating suitable substitute premises for the Denver Place Premises for Tenant's operation of an off-site computer room (the "New Premises") and agrees to

Addendum-13

make reasonable accommodations if necessary in order to facilitate the fiber optic connection of the Premises to the New Premises.
All of the terms and provisions of the Lease, as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as of the day and year first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:7/31/02	By: /s/ Authorized Signatory President & CEO (Title)

Addendum-14

EXHIBIT B
RULES AND REGULATIONS
Rules and Regulations, to Lease between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation, as tenant ("Tenant"), pertaining to certain space in Denver Place Plaza Tower, 1099 - 18th Street, Denver, Colorado 80202.
1.Any sign, lettering, picture, notice, or advertisement installed within the Premises which is visible to the public from within the Building shall be installed at Tenant's cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building.
2.The use of the name of the Building or of pictures or illustrations of the Building in advertising or other publicity, without prior written consent of Landlord, is prohibited.
3.Tenant, its subtenants and its and their customers, invitees, licensees, and guests
a.shall not obstruct and shall not use for any purpose other than ingress and egress, the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building;
b.shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord;
c.shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices inside or outside of the Premises;
d.shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within the Tenant's use of the Premises as specified in its Lease;
e.shall refrain from attempting to adjust any controls;
f.shall not waste, and shall not suffer or permit to be wasted, electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning;
g.shall keep public corridor doors closed;
h.shall neither install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the written permission of the Landlord;
i.shall not use rest rooms or water fixtures for any purpose other than that for which they are designed;
j.shall not mark upon, paint, cut, drill into, drive nails or screws into, or in any way deface the walls, ceiling partitions or floors of the Premises or of the Building; provided,

Exhibit B-1

however, that Tenant shall be permitted to use nails or screws for wall hangings provided Tenant receives Landlord's engineer's prior approval of the location of such nails or screws;
k.shall not unduly obstruct any pipes, conduits and ducts in the Premises; and
l.shall use chair pads, to be furnished by Tenant, under all rolling and ordinary desk chairs in the carpeted areas.
4.Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.
5.Tenant shall make reasonable efforts to report peddlers, solicitors and beggars to the office of the Building or as Landlord otherwise requests.
6.No person or contractor not employed by Landlord shall be used to perform window washing, cleaning, or other normal janitorial work in the Premises.
7.Unless Landlord so consents, Tenant shall not, and Tenant shall not permit or suffer anyone to:
a.Cook in the Premises (except microwave cooking);
b.Place vending or dispensing machines of any kind in the Premises (except vending or dispensing machines for Tenant's own use, provided Landlord is given prior written notice of such use and Tenant complies with Landlord's reasonable restrictions, regarding the placement of any such machines);
c.At any time sell, purchase or give away, or permit the sale, purchase or gift of, food in any form, except as part of Tenant's marketing functions in the ordinary course of its business; or
d.Use the Premises for lodging or for any illegal purposes.
e.Use the Premises to engage in the manufacture or sale of, or permit the excessive use of, any spirituous, fermented, intoxicating or alcoholic beverages on the Premises.
f.Use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs.
8.No furniture shall be placed in front of the Building or in any lobby or corridor, without the prior written consent of Landlord. Landlord shall have the right to remove all non-permitted signs and furniture, without notice to Tenant, at Tenant's expense.
9.No animals are allowed in the Building.
10.No lock or other security device shall be placed by Tenant on any door in the Building without the Building manager being kept furnished with two of the keys, cards or other means of access therefore. At the termination of its tenancy, Tenant shall promptly deliver to Landlord all keys, entry cards and other means of access to offices, rest rooms and vaults.
11.The use of oil, gas or inflammable liquids for heating, lighting, or any other purpose is expressly prohibited. Explosives or other hazardous articles shall not be brought into the Building.
12.Electric floor space heaters, humidifiers or A/C fans are not permitted.
13.a.    Landlord shall have the right to approve the movers or moving company employed by Tenant, which approval shall not be unreasonably withheld. Tenant shall cause said

Exhibit B-2

movers to use only the loading facilities and elevator designated by Landlord. In the event Tenant's movers damage the elevator or any part of the Building, Tenant shall forthwith pay to Landlord the amount required to repair said damage.
b.Furniture, equipment and supplies shall be moved in or out of the Building only during such hours and in such manner as may be prescribed by Landlord.
c.No safe or article, the weight of which may constitute a hazard or danger to the Building or its equipment shall be moved into the Premises.
d.Safes and other equipment, the weight of which is not excessive (as reasonably determined by Landlord) shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord.
14.Smoking shall not be permitted in any common areas of the Building (including but no limited to the parking garage, elevator lobbies, elevators, public corridors and restrooms), or within three feet of the exterior entrance to any doorway or entryway of the Building.
15.Roller skates, bicycles or other vehicles shall not be permitted in the offices, halls, common areas, or corridors in the Building. All vehicles shall use designated parking meters.
16.No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord's prior written consent. Tenant agrees to abide by Landlord's rules with respect to maintaining uniform curtain, draperies and/or linings at all windows and hallways.
17.If Tenant desires telegraphic, telephonic, computer or other electric connections, Landlord, or its agents, will direct the electricians as to where and how the wires may be introduced, and without such directions, no boring or cuttings for wires will be permitted. Any such installation and connection shall be made at Tenant's expense, and, at Landlord's option, shall be removed at Tenants expense at the expiration or termination of its Lease.
18.Landlord reserves the right to modify and make such other and further reasonable rules and regulations as in its judgment may, from time to time, be needful and desirable for the safety, security, care and cleanliness of the Premises and preservation of good order therein.

Exhibit B-3

EXHIBIT C
LEASE TERM AGREEMENT

THIS AGREEMENT, made as of the ______ day of ____________________, 200__, between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as "Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation (hereinafter referred to as "Tenant").
W l T N E S S E T H
WHEREAS, by Lease (hereinafter called "Lease") dated as of the 30th day of July, 2002, Landlord leased unto Tenant certain premises known as Suite Number 1200, located at 1099 - 18th Street, Denver, Colorado, for a term of ninety-six (96) months commencing on September 1, 2002, unless sooner terminated or extended as provided therein, and
WHEREAS, Landlord and Tenant now desire to set forth the correct Commencement Date of the term and to adjust the Termination Date of the Term to provide for a full term of the Lease of ninety-six (96) months.
NOW, THEREFORE, Landlord and Tenant do hereby agree as follows:

1.	The Term of the Lease commenced on ___________, _____, and shall continue until _____________, _____, unless sooner terminated or extended as provided therein.

2.	Except as hereby amended, the Lease shall continue in full force and effect.

3.	This Agreement shall be binding on the parties hereto, their heirs, executors, successors and assigns.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: _______________________ David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:_________________	By: ___________________________ (Title)

Exhibit C-1

EXHIDIT D
PARKING AGREEMENT

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, Landlord, and WESTERN GAS RESOURCES, INC., a Delaware corporation, as Tenant, have executed simultaneously with this Agreement a Lease (the "Lease") pertaining to certain office space located at 1099 - 18th Street to be occupied by Tenant. In consideration of the mutual covenants herein contained, Landlord and Tenant further agree as follows:
The Complex contains a parking garage under the Building located at 1099 - 18th Street, Denver, Colorado 80202 (the "Parking Garage") and a parking garage under the building located at 999 - 18th Street, Denver, Colorado 80202 (the "Denver Place Parking Garage"). (The Parking Garage and Denver Place Parking Garage are parking garages for the benefit of tenants and the general public hereinafter collectively called the "Parking Garages"). The Parking Garages are maintained and operated by an independent contractor (hereinafter called, together with any successor, "Operator"). In order to rent parking spaces in the Parking Garages, Tenant must contract separately with the Operator for such rentals. Landlord shall make available for Tenant and Tenant shall have a non-assignable option to rent from the Operator two hundred forty-three (243) parking spaces (the "Initial Parking Spaces"). At Tenant's election, up to fifteen (15) of the Initial Parking Spaces may be reserved parking spaces in the Parking Garage and the remainder of the Initial Parking Spaces shall be unreserved parking spaces in either the Parking Garage or the Denver Place Parking Garage. The monthly rental rate for unreserved Initial Parking Spaces shall be $85.00 per parking space during the first year of the Original Term, $125.00 per Initial Parking Spaces during the second (2nd) through and including the fifth (5th) year of the Original Term and thereafter at the monthly rates posted from time to time by the Operator; provided, however, that such rates shall not increase by more than five percent (5%) per annum on a cumulative basis based on the rate in the fifth year of the Lease in the amount of $125.00. (For example purposes, the rate for an unreserved Initial Parking Space during the sixth year of the Original Term may not exceed the lesser of the rate posted from time to time by the Operator, or $131.25, and the rate during the seventh year of the Original Term may not exceed the rate posted from time to time by the Operator, or $137.81). The monthly rental rate for reserved Initial Parking Spaces shall be $100.00 per Initial Parking Space during the first year of the Original Term, $185.00 per Initial Parking Spaces during the second (2nd) through and including the fifth (5th) years of the Original Term and thereafter at the monthly rates posted from time to time by the Operator; provided, however, that such rates shall not increase by more than five percent (5%) per annum on a cumulative basis based on the rate in the fifth year of the Lease in the amount of $185.00. (For example purposes, the rate for a reserved Initial Parking Space during the sixth year of the Original Term may not exceed the lesser of the rate posted from time to time by the Operator, or $194.25, and the rate during the seventh year of the Original Term may not exceed the rate posted from time to time by the Operator, or $203.96). In addition to the Initial Parking Spaces, during the second through and including the fifth year of the Original Term, Tenant shall have the non-assignable option to rent fifteen (15) reserved parking spaces (the "Additional Parking Spaces") in the Parking Garages at a rate of $160.00 per parking space per month. Tenant shall have until ten (10) months after the Commencement Date to exercise its option by renting the Initial Parking Spaces and/or Additional Parking Spaces (collectively referred to herein as the "Parking Spaces") directly from the Operator. The Parking Spaces shall only be used by employees of the Tenant working within the Premises and the right to use any of the Parking Spaces is not assignable or transferable except to a permitted assignee or sublessee of Tenant.
In the event Tenant rents less than 228 unreserved Initial Parking Spaces during any month during the first year of the Original Term, Tenant shall receive a credit upon future parking charges hereunder in the amount of $20.00 per month for each Initial Parking Space not used; provided, however, that such credit shall not exceed $1,600 for any month. During the first ten months following the Commencement Date, Tenant may use and pay for less than the maximum number of spaces permitted under this Parking Agreement. Tenant will give Landlord notice in writing of the

Exhibit D-1

desired number of spaces during the first month after the Commencement Date and Tenant may change the number of spaces during the first eleven (11) months after the Commencement Date with at least thirty-seven (37) days prior written notice given on or before the 24th day of each calendar month. If Tenant wishes to commit to use less than the maximum number of Parking Spaces allocable to it under this Parking Agreement, it must give written notice of the number of spaces to be used by the end of the eleventh (11th) calendar month following the Commencement Date.
The terms and conditions of Tenant's rental shall be governed and fixed solely by the rental agreement between Tenant and Operator, however, Tenant's failure to comply with any term of any such rental agreement shall constitute a default under the Lease. In the event that Tenant chooses to rent any of the Parking Spaces from the Operator as provided for herein, Tenant shall be responsible for payment to the Operator of a refundable security deposit for each parking card or disk issued by the Operator in connection with Tenant's rental of the Parking Spaces(the "Security Deposit"). The Security Deposit shall be in an amount to be determined by the Operator in its sole discretion. Notwithstanding anything in this Agreement or the Lease to the contrary, in no event shall Landlord be responsible for payment of the Security Deposit to the Operator on behalf of Tenant. Payment and refund of the Security Deposit shall be governed and fixed solely by the rental agreement between Tenant and Operator. Landlord's holding of Parking Spaces shall not constitute any assumption of and except with respect to Landlord's gross negligence or willful misconduct, Tenant hereby releases Landlord from any and all liability with respect to such rentals, and any and all damage, loss or injury with respect to such rentals shall be at the sole risk of Tenant unless otherwise provided by Operator under the rental agreement.
The provisions of this Agreement supplement but are subject to all provisions of the Lease. Capitalized terms not otherwise defined in this Agreement have the same meaning as the same terms have in the Lease.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:7/31/02	By: /s/ Authorized Signatory President & CEO (Title)

Exhibit D-2

EXHIBIT E
JANITORIAL SPECIFICATIONS
Nightly Services

a.	Secure all lights as soon as possible each night.

b.	Vacuum all carpets.

c.	Dust mop all resilient and composition floors with treated dust mops. Damp mop to remove spills and water stains as required.

d.	Dust all desks and office furniture with treated dust cloths.

e.	Papers and folders on desk are not to be moved.

f.	Empty all waste paper baskets and other trash containers nightly. Empty all jumbo size office paper recycling boxes on Tuesday and Thursday.

g.	Remove all trash from floors to the designated trash area.

h.	Remove fingerprints, dirt smudges, graffiti, etc., from all doors, frames, glass partitions, windows, light switches, walls, elevator door jambs and elevator interiors.

i.	Return chairs and waste baskets to proper positions.

j.	Dust and remove debris from all metal door thresholds.

k.	Wipe clean smudged bright work.
Restroom Services

a.	Restock all restrooms with supplies from the Owner's stock, including paper towels, toilet tissue and hand soap as needed.

b.	Restock all sanitary napkin dispensers from Contractor's stock, as needed. Supplies for this service are the sole responsibility of the janitorial contractor.

c.	Wash and polish all mirrors, dispensers, faucets, flushometers, and bright work with non-scratch disinfectant cleaner.

d.	Wash and sanitize all toilets, toilet seats, urinals, and sinks with a non-scratch disinfectant cleaner. Wipe dry all sinks.

e.	Remove stains, descale toilets, urinals and sinks as required.

f.	Mop all restroom floors with disinfectant germicidal solutions.

g.	Empty all waste and sanitary napkin and tampon receptacles.

h.	Remove all restroom trash from building.

i.	Spot clean fingerprints, marks, smudges and graffiti from walls, partitions, glass, aluminum and light switches as required.

Exhibit E-1

RECYCLE PROGRAM
Currently we recycle the following items:

•	White Paper

•	Computer Paper

•	Envelopes

•	Carbonless Paper (NCR)

•	Cardboard (small amounts only)

•	Aluminum Cans (in plastic bags only)

•	Colored Paper

•	Letter and Message Paper

•	FAX Paper

•	Bulk Mail

•	File Folders

Exhibit E-2

EXHIBIT F
LANDLORD RULES FOR GENERAL CONTRACTORS
DENVER PLACE & PLAZA TOWER

Contractor Handout
Contractor Procedures	2
Sign-In Procedures	3
Owner's Rules and Regulations	4 - 7
Sub Contractor's Rules and General Notes	8 - 10
Mechanical and Electrical Notes	11 - 16
Procedures to Take Floors Off-Line	17
Request for Fire System Disconnect	18
Request for After Hours Access and Form	19

FORMS
Off-Line & Access Request for Authorization
Control of Owner-Furnished Materials
Punch List Notification

This verification that on this date, I received the above listed documents including all pages listed. I understand reading the above and compliance to them is required by all contractors.

Name	Company

Signature	Title

Date

AMERIMAR REALTY MANAGEMENT CO.-COLORADO
CONTRACTOR PROCEDURE
All modification to existing tenant suites including addition or demolition of partitions (walls), addition or modifications to electrical, mechanical HVAC, and/ or plumbing systems MUST be approved by the building owner representatives and the building engineers before work may proceed. Anyone performing work in the building without written approval of the above will be asked to leave until the appropriate documentation is received for review and approval.
Drawings and/or specifications MUST be submitted for the building owner's review five (5) working days before the anticipated start date.
GENERAL CONTRACTORS: Any work within an existing suite which requires electrical or HVAC or plumbing additions, and/or adjustments to sprinkler coverage requires a permit and written approval of Amerimar Realty Management Co.-Colorado. Copies of permit documents issued by the City and County of Denver Building Department MUST be clearly posted outside the tenant suite at all times.
EACH individual working at Denver Place or the Plaza Tower MUST sign in each day with the Denver Place Operations Center (DPOC) and clearly display "contractor badges" at all times.
ELECTRICIANS: Permit required. Notify Building Engineer prior to any power-down activity. All floor penetrations must be resealed with fire-stop. Electrical closet must be kept clean.
PLUMBERS: Permit required. Notify building engineer prior to any fluid system shut-off or tie-in. Notify Fire/Life Safety Engineer prior to welding, soldering, or brazing.
IMPORTANT NOTE: Coffee machines, dishwashers, Ice Makers, water filters, etc. must be piped with copper fittings and pipe. Plastic tubing or "saddle valves" are not permitted in either building.
HVAC SERVICE TECHNICIANS: Permit required. Notify building engineer prior to any fluid system shut-off or tie-in.
TELEPHONE INSTALLERS/SERVICE TECHNICIANS: Plenum rated wire required. All wire routing shall be secured to underside of slab. All floor penetrations must be resealed with fire-stop. Electrical closet must be kept clean. All wire pulls between floor shall be labeled on each floor with the name and phone number of the service provider and the name of the tenant.
FIRE SPRINKLER: Permit Required. Building Engineer only will actuate sprinkler system valves, drain-down, and refill (Forty-eight Hour Notice required). Do not leave job until system is pressurized and leak-checked.
Be aware of automated fire alarm systems and closed loop condenser/chilled water systems
ALL CONTRACTORS: All ceiling tiles must be reset in place in good condition when job is completed. Contractors will be charged for the replacement of damaged or broken tiles and for cleaning.

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PROCEDURES FOR CONTRACTOR SIGN-IN
Denver Place Operations Center (DPOC), 999 18th Street - 303 312-3940
Prior to starting any type of work, contractors must sign in with the DPOC.

1.
You will receive a pre-numbered temporary contractor's badge with the Denver Place logo on the front and the badge number and your company name on the back. Badges must be visible at all times. Badges must be turned in at the end of each day. A $2.00 per badge charge will be assessed if badges are not turned in. Cost subject to change without notification.

2.
Contractors are to have a valid Certificate of Insurance on file with Amerimar Realty Management Co.-Colorado before starting any work. Security is not authorized to open any electrical closet, janitorial closet, or tenant space until contractors have signed in. Security is not authorized to allow contractors to work without proper insurance on file.

3.	Use of freight elevators must be scheduled a minimum of forty-eight (48) hours in advance.

4.
AFTER HOUR ACCESS – The buildings are accessible between the hours of 6:00 a.m. and 6:30 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays. Any work scheduled for after hours or weekends must be approved by the tenant a minimum of forty-eight (48) hours in advance in writing. Contact:

Amerimar Realty Management Co.-Colorado
999 18th Street, Suite 1201
Denver, CO 80202-2499
303 312-3900 or 303 312-3920

5.
Contractors are responsible for leaving all work areas in a neat and clean fashion. All floor penetrations in electrical closets must be made after hours. All floor penetrations require after hours x-raying before proceeding. All floor penetrations must be resealed with fire-stop.

NOTE: The tenant must make arrangements with any contractors, subcontractors (i.e. moving companies) for the removal of any oversized trash, such as packing or shipping crates. Building management is not equipped to handle removal of anything other than standard office trash.

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OWNER'S RULES & REGULATIONS FOR CONTRACTORS
The following rules and regulations shall be adhered to and enforced.

1.	Core Drilling
Core Drilling of concrete floor slabs or core walls is not allowed during regular business hours. All core drilling requires an X-ray verification that no structural or electrical systems will be cut or damaged by the proposed core drilling. Coordinate the after-hours times acceptable for this work with Construction Services.

2.	Oversized Deliveries
Any materials or equipment, which cannot be accommodated in the freight elevator and will therefore require special arrangements must be arranged in advance with the Management Office and will be scheduled before or after business hours. Extensive deliveries may be required to take place on weekends. All additional costs to the building such as special elevator personnel, glazier to remove and reinstall windows, etc., will be charged to the Contractor.

3.	Building Systems Interruptions
Any shut down of any portion of a building system such as electrical circuits, plumbing lines, etc., must be done before or after regular business hours and must be scheduled 48 hours in advance with Construction Services.

4.	Loading Dock and freight Elevator
Loading dock is available on a first come first serve basis. Freight elevator use must be scheduled in advance with Management Office at 303-312-3900.

5.	Testing Alarms
All testing of audible alarms must be done before or after regular business hours and must be coordinated with Property Manager (303 312-3900) a minimum of twenty-four (24) hours in advance.

6.	Inspections
Owner may hire independent construction supervisors, mechanical and electrical engineers to perform on-site inspections regularly during the course of construction to verify adherence to construction documents.

7.	Adjacent Tenants
Any work, which will impact other occupied suites, must be done before or after regular business hours, and access to those suites must be scheduled and approved by Construction Services or the Management Office. In all cases, do not contact other tenants directly for permission to access their suites. Direct all requests for access to Construction Services or the Management Office (if Construction Services is not available).

8.	Protection of Finished Spaces
It is the responsibility of the Contractor to adequately protect all areas, which may be affected by any Subcontractors. This includes lobbies, corridors, elevators, and any other areas. The spaces must have adequate protection to insure that no damage occurs to floor surfaces, walls, ceilings, or any other finish or material. Any damage to areas caused by the Contractor or his Subcontractors may be repaired by the Owner with the Contractor of his choice, and all associated costs will be charged to the General Contractor.

9.	Dust Isolation

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It is the responsibility of the Contractor to adequately protect all other areas from dust that may result from this project. If in doubt about the level of protection required, contact Construction Services. Any costs associated with rectifying problems that result from inadequate dust isolation (such as the accidental activation of fire suppression systems, etc.) will be charged to the Contractor. Smoke detectors are to be disarmed in coordination with building management.

10.	Trash Removal and Dock Usage
It is the responsibility of the Contractor to remove all trash from the Premises daily. Location of Contractor provided Dumpster should be coordinated with the Assistant Property Manager. It will be necessary for the Contractor to bag meters on the street. Dumpsters shall be emptied consistently so as to not overflow in the dock. Contractor shall be responsible for maintaining a clean area around the dock and dumpsters on a daily basis. Abuse of dock privileges may result in suspension of dock privileges. Please schedule space for dumpsters with the Management Office at 303-312-3900.
Dock usage is for pick-up and delivery ONLY. There is no long-term parking available in the dock areas. Vehicles left unattended in the dock areas for extended periods (one hour or more) will be towed away at the owner's expense.

11.	Insurance
Evidence of insurance, in the form of a Certificate of Insurance, for each contractor and subcontractor shall be submitted to the Owner for the duration of the construction, prior to commencement of on-site work. The coverage required for each is as follows:

Workers Compensation:	$1,000,000.00
Comprehensive & General Liability:	$1,500,000.00
Property Damage:	$500,000.00
The "Additional Insureds" should be listed as follows:
Denver Place Associates Limited Partnership (for 999 18th Street), or Denver Stellar Associates Limited Partnership (for 1099 18th Street)
Amerimar Realty Management Co.-Colorado and any partner thereof, general or limited, and affiliated subsidiary controlled or associated company, corporation or other legal entity as now existing or hereinafter constituted.
All Certificates of Insurance shall be submitted to the Management Office before any work may commence.

12.	Building Personnel
Building engineers and other personnel are available to answer questions or clarify procedures. The Contractor is encouraged to take advantage of this availability.
Should any Contractor or Subcontractor interfere with the Building Operation, intentionally or accidentally, in such manner as to require intervention by building personnel, all costs associated with this intervention will be billed to the Contractor.

13.	Construction Schedule
Contractor shall notify Owner in writing two (2) days prior to commencement of on-site construction of Tenant's premises. The general Contractor shall submit to Owner's attention a construction schedule for the first two (2) weeks for the construction of the Premises at least two (2) business days prior to commencement of on-site work and a complete construction schedule not later than five (5) days after the commencement of the site work. The schedule shall indicate intended start of construction, construction duration for all major elements of work to be performed, and anticipated construction completion.

14.	Material Storage

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All equipment and materials necessary for the construction of the Premises are to remain within the leased area and are not to be placed or stored at any time in adjacent or common areas. Security personnel due to this being a fire hazard may remove any materials stored in stairwells at any time without prior notice.

15.	Temporary Power and Utilities
Any requirements for special facilities necessary during the construction of the Premises must be requested, in writing, at least five (5) days prior to construction use. These requests shall be addressed to Construction Services for coordination.

16.	Site Conditions
Work for the Owner will be in progress at the same time as the construction of the Premises. It is necessary that Contractor(s) adhere to the traffic patterns established by Construction Services. Any conflict with the Owner-approved drawings and site conditions are to be brought to the immediate attention of the Owner.

17.	Construction Workers
All construction workers shall park in lots other than those located beneath Denver Place and shall take breaks and lunch in the suite under construction or off-site rather than in common areas of the building.

18.	After-Hours Access
Any· work, which is to occur after normal building hours, must be coordinated through Construction Services 303 312-3920 and the Property Manager 303 312-3900.

19.	Fire & Life Safety
All work pertaining to the fire and life safety systems must be coordinated with Building Engineering, 303-312-3900.

20.	Access
Anyone working in the Plaza Tower or Denver Place MUST check in at the Denver Place Operations Center (DPOC 303 312 3940) located in the South Tower lobby next to the loading dock entrance in 999 Eighteenth Street and receive a contractor badge prior to starting with any work. Any individual working in the buildings without a construction badge will be asked to leave the site. This applies to all areas, both occupied and vacant.

21.	Roof Access
No access to the roof of Plaza Tower or Denver Place will be allowed without the escort of a building engineer or a member of the security staff.

22.	Safety
Contractors are responsible for keeping MSDS documentation on site for each sub-contractor and supplier. All local and national (OSHA) safety procedures and regulations must be followed.

23.	Close-out Procedures
Prior to final payment, Contractor must submit as-built documents, balance report, and copy of signed-off punch list (showing dates items were completed) to Construction Services. Amerimar Realty Management Co.-Colorado will not release retainage until this documentation has been submitted.

Construction Manager:	Jean McDonal/ Amerimar Realty Management Co.-Colorado 999 18th Street, Suite 1201, Denver, Colorado 80202 303-312-3900

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Property Manager:	Jackie Kochis / Amerimar Realty Management Co.-Colorado 999 18th Street, Suite 1201, Denver, Colorado 80202 303-312-3900

Security (DPOC)	Amerimar Realty Management Co.-Colorado 999 18th Street, Suite 1201, Denver, Colorado 80202 303-312-3940

Chief Engineer PLAZA TOWER	Randy Adrian 303-312-3858

Chief Engineer DENVER PLACE	Curtis McNair 303-312-3949

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AMERIMAR REALTY MANAGEMENT CO.-COLORADO
SUB-CONTRACTOR RULES/ GENERAL NOTES
(It is the responsibility of the General Contractor to make sure each subcontractor has a copy of these rules.)
ELECTRICAL

•	No lights are allowed to be installed or to remain straddling any walls.

•	Outlets should be coordinated with millwork being installed.

•	Any outlets/circuits being demo'd MUST be taken back to the panel.

•	Payment will be withheld until a typed panel schedule is updated.

•	All switches and plates should be brushed stainless steel unless otherwise noted.

•	All switches, outlets and pull stations should meet ADA requirements.

•	Provide blank cover plates for all blank boxes.

•	Dedicated outlets must be marked.

•	When working from space plans and not construction drawings, include moving exit lights and re switching as needed. This must be included in the base bid.

•
Denver Place building standard exit lights are Dual-Lite, AC voltage model #LXUGW, green letters with white housing, must comply with UL 924 and NFPA-101. All existing exit lights must be replaced to match the new standard.

•	J-boxes must be marked with circuit and suite number being used from panel.

•	Verify all light fixtures are switched from withiin the tenant's space. Verify no lights outside the tenant space are switched from within the tenant space.
PLUMBING

•	Supply lines to tenant appliances; refrigerators, coffee makers, etc. must be ¼" copper.
MECHANICAL/ HVAC

•	Balancing must be scheduled with building engineers in advance to be sure that the building is running at 2" static necessary to obtain proper reading.

•	Any leaks or problems found by either the balancer or mechanical sub must be reported to the building engineer.

•	Building standard materials must be used at all times. Please refer to engineer drawings.

•	When working from space plans include dividing suites on separate controls.

•
The old model modulines and stats in Denver Place are not compatible with those currently available. Remodeled suites must be carefully arranged for areas to receive new equipment and areas with old equipment. This may require relocating existing equipment. Notify mechanical engineers of any discrepancies on the mechanical drawings.

•
Building engineers MUST be notified before tying-in air conditioning equipment into the building chilled or condenser water systems. Contractors not complying with this will be held liable for any damage to the system and/or damage to other equipment tied into the system.

•
Controls shown on mechanical drawings indicate which equipment is to be controlled by which thermostat. All control tubing is to be new. It is the contractor's option to rework existing where applicable. Contractor shall bid control work as shown on the drawings.

CARPET

•	Only environmentally EPA approved/acceptable glue is to be used.

•	Building standard carpet is Mannington Bellvedere II 36 oz.

•	Building standard base is Roppe 2 1/2". If a suite has existing 4" base - remove base, patch wall and replace with 2½" base.

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PAINT

•	Any paint being sprayed must be done after hours. Building engineers MUST be notified before any spray painting is scheduled to determine if the floor needs to be off-line.

•	All oil-based painting may not be done in the building. Items requiring oil based paint or finish products must be prefinished before they are delivered.

•
Building standard paints are ICI Delux and/or Sherman Williams, no substitutions unless called for on construction or space plans, approved by Landlord. Eggshell finish on walls, semi-gloss finish on doors and frames.

•	Paint all heat convector covers in the North and South Towers, terraces and Mall to match wall V.O.N.
HARDWARE

•	Only building standard hardware is allowed. No substitutions unless prior approval is obtained from the Construction Manager.

•	Cores must be given to building locksmith a minimum of one week before completion of job. Please give more notice for bigger jobs. (All Cores to be of Schlage manufacture).

•	All codes/push button locks to be key passable.

•	All existing hardware not reused or relocated must be returned to the building locksmith. Contractors will be held liable for all missing hardware.
MILLWORK·

•	Grommets are required where there is an existing outlet or one being added below counter.

•	Back and sink splashes required at all sink locations.

•	Blocking as required for all cabinet installations.
CABLE

•	Cable contractors are required to replace ceiling tiles if damaged or broken during cabling installation.

•	All desks and office equipment must be covered when working in the ceiling.

•	All cable must be suspended from the deck above the ceiling.

•	When bringing cable into the building it must be marked at the point of entry with the provider's name.

•	When working in a tenant space, if non-plenum rated cable is found or cable is not suspended from deck, please inform the construction manager.

•
If cabling is installed after the time period allowed in the construction schedule, the cabling firm will be held liable for all expenses to replace tiles, clean the suite and/or for damages due to construction delays.

The following general notes apply to all work done from construction drawings and space plans even if not noted on plans. (Reference cover sheets)

1.	Blinds must be cleaned, repaired/replaced as necessary.

2.	Stained or damaged ceiling tile must be replaced.

3.	All existing doors and frames must be touched up.

4.	At 999 18th Street, when painting, heat convectors are to be painted to match walls.

5.	Ceiling grid and diffusers should be cleaned or replaced if discolored.

6.
Supervisors for construction jobs are required to verify condition of janitorial and electrical closets before start of job and must report problems then. Any time spent by engineering to clean closets during construction will be billed back to the contractor.

7.	General Contractors will be held responsible for any costs incurred to provide additional rest room cleaning during construction. Rest rooms are not to be used to clean brushes, pails etc.

8.
General Contractors will be held responsible for any costs incurred to provide additional cleaning of public areas during construction. Lobbies and corridors must remain clean and clear of obstructions.

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9.	Submittals for all non-building standard equipment located in the building plenum MUST be sent to the building owner and Hadji Associates for review and approval before installation.

10.
Every contractor is responsible for cleaning up after themselves. Desks must be covered when work is done in the ceiling, and the area must be vacuumed before leaving the site. If maintenance is asked to clean up after a contractor, we will bill the time back to the contractor making the mess.

11.	No access to the roof of Plaza Tower or Denver Place will be allowed without the escort of a building engineer.

12.
Core drilling is not allowed in either building without first x-raying the area. All x-raying and core drilling must be scheduled at least 24 hours in advance through the construction manager's office and can only be performed after hours.

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MECHANICAL/ELECTRICAL NOTES

Mechanical/Electrical Contractor to verify that all existing equipment that is to be remain, is in proper working condition, notify Owner and Building Engineer of any defects prior to completion of the scope of work.

General Mechanical/Electrical Requirements, Contract Requirements, Notes

•
Unless otherwise noted, the work described on the plans and specifications shall include the furnishing and installation of all labor and materials necessary for complete and operational Electrical, HVAC, Fire Protection and Plumbing Systems. Contractor shall furnish these even if items required to achieve this (i.e. offsets, isolation and balancing devices, maintenance clearances, etc.) are not specifically shown.

•
Data given on the drawings is as exact as could be secured. Absolute accuracy is not guaranteed and the contractor shall obtain and verify exact locations, measurements, levels, space requirements, potential conflicts with other trades, etc. at the site and shall satisfactorily adapt his work to actual conditions at the Building. The drawings are diagrammatical in nature and shall not be scaled. However, this does not relieve any sub-contractor from coordinating his work with all other trades and from adjusting his work as required by the actual conditions of the project. The contractor shall visit the site before submitting a bid to become thoroughly familiar with the actual conditions of the project.

ð	No extras will be allowed due to the lack of knowledge of existing conditions.

•	Coordinate and adjust all work between trades and existing conditions in order to accomplish a neat, integrated and efficient installation.

ð	Examine the contract documents of all trades (i.e. the architectural reflected ceiling plan, architectural partition plan, electrical lighting plan, fire protection plan, etc.)

ð	Coordinate necessary equipment, ductwork and piping locations so that the final installation is compatible with the materials and equipment of other trades.

ð	Prepare shop drawings for installation of all new work before installation to verify coordination of work between trades.

•	Refer to the architectural division for exact location of all visible fixtures, switches, equipment and air devices.

ð
Final location of all light switches and thermostats in finished spaces and all room air sensors shall be as indicated on the architectural drawings. If not shown on the architectural drawings, field coordinate with architect prior to installation.

EXISTING BUILDING

•
The Contractor's attention is called to the fact that the existing building will be occupied by the Owner during construction. Continued operation of the facility shall not be hindered by this work. The Contractor shall account for all additional costs which may be incurred by him due to the difficulty of working over and around employees, desks, equipment, etc.; and due to the hours of the day in which the area may be available when submitting his bid.

ð	Due to the Owner's requirements, the following construction schedule shall be adhered to:

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•	Maintain a mark-up set of drawings, which indicate variations in the .actual installation from the original design. Surrender drawings to Owner upon completion.

•	All capacities are scheduled at scheduled at job-site altitude of 5,200 feet.
ELECTRICAL COORDINATION

•	Verify the electrical service provided by the electrical contractor before ordering any mechanical equipment requiring electrical connections.
IONIZATIONS SMOKE DETECTORS

•
For air handling units and air systems with a capacity exceeding 2000 cfm, provide UL-listed ionization smoke detectors in return and supply air duct. Connect the detector into the fan control circuit to stop the fan when smoke is detected.

Smoke detectors will be furnished and set in place under this division. (Unless a fire alarm system is to be installed - coordinate with electrical engineer.) Detectors will be wired under division 16. Smoke detectors must be of the same manufacturer, and compatible with the fire alarm system provided under division 16 (if applicable).
Connect relay(s) to fan control circuit to stop fan when smoke is detected.

•	Suspend each trade's work separately from the structure. Ductwork shall be held tight structure except where shown.

•	Install all equipment and materials in accordance with manufacturer's recommendations unless specifically indicated otherwise or where local codes or regulations take precedence.

•	Provide manufacturer's recommended service clearance all around all equipment requiring same.

•	Provide for safe conduct of the work, careful removal and disposition of materials and protection of property, which is to remain undisturbed.

•	Provide access doors for all equipment, valves, cleanouts, actuators and controls which require access for adjustment or servicing and which are located in otherwise inaccessible locations.
For equipment located in "Accessible locations" such as lay-in ceilings: locate equipment to provide adequate service clearance for normal maintenance without removing architectural, electrical or structural elements such as the ceiling support system, electrical fixtures, etc. "Normal Maintenance" includes, but is not limited to: filter changing; greasing o bearings; using P/T ports for pressure or temperature measurements; servicing control valves and servicing control panels.

•	Isolate all pressurized piping water branches for each riser, branch item of equipment and area served.

•	No domestic water, chilled water or condenser water lines shall be located exposed in finished spaces or below the building slab unless shown otherwise on the drawings.

•	Warranty: the entire mechanical system shall be warranted against defects in materials and workmanship for a period of one (1) year after acceptance of the system by the Owner.
DEFINITIONS

1.	(N) Indicates "New: equipment to be provided under this contract.

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2.	(E) Indicates "Existing" equipment on site, which may or may not need to be relocated as a part of this work.

3.	(R) Indicates existing equipment to be relocated as a part of this work.

4.	"Furnish" means to "supply" and usually refers to an item of equipment.

5.	"Install" means to set in place, connect and place in full operational order.

6.	"Provide" means to "Furnish and Install".

7.	"Equivalent" means, "meets the specifications of the reference product or item in all significant aspects." Significant aspects shall be as determined by the Owner.

8.
"Work By Other(s) [Contractors]"; "Re ________ Division"; and similar expressions means work to be performed under the contract documents, but not necessarily under the division or section of the work on which note appears. It is the contractor's responsibility to coordinate the work of the contract between his/her suppliers, sub-contractors and employees. If clarification is required, consult engineer before submitting bid.

9.	"Engineer'' refers to the prime design professional. All questions, submittals, etc. of this division shall be routed through the engineer.

•	In general the work includes, but is not limited to :

•	Contractor requirements
Submit a statement of qualifications listing similar projects completed in the last five (5) years. Contractor must have a minimum of five (5) years experience in this type of work, and submit evidence of that fact with his bid. Inadequate experience as determined by the Architect, Owner, or Engineer shall be cause for rejection of Contractor's bid.

•	Provide all required permits, inspections and coordination with governing authorities. Installation to conform with applicable provisions of:

1.	Environmental Protection Agency - Underground storage tank regulations.

2.	Applicable Local, State and Federal codes, laws and regulations.

3.	Requirements of Fire Department, Wastewater Department, Health Departments and State Oil Inspector servicing the project.

4.	Uniform building, mechanical and plumbing codes. Including the Denver Amendments to the Uniform Building Code.

5.	Applicable pamphlets of the NFPA including the National Electrical Code.

6.	Americans with Disabilities Act (ADA).

•	Keep demolition and cutting to minimum required for proper execution of work.
Be responsible for all cutting and patching necessary for the completion of the work. No cutting (not shown on the contract documents) shall be done without the approval of the Owner as to locations, method and extent of cutting.

•	Repair all accidental or intentional damage to match existing construction with no noticeable difference in continuity, appearance or function.

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IF A SEPARATE CONTROL SPEC IS NOT IN JOB:

•
Installer: the alteration and extension of the temperature control systems shall be done by a representative of the manufacturer of the present control system. The present control system was installed by: ______________

The installing contractor shall be a firm with not less than five (5) years experience designing and installing automatic temperature control systems similar to this one.
Alter and extend existing system as required to meet the new sequence of operation.

•
Submit cut sheets and control diagrams for review and record. Submittals must be reviewed and not rejected before work begins. Manufacturer listed is basis of design. Substitutions may be offered during the submittal phase. Judgment of equivalency shall be made by the engineer. The Contractor shall be responsible for coordinating clearance, dimensions, electrical and other utility requirements and connections to other work.

QUALITY CONTROL

•	Qualification of Products

•	When products are specified by manufacturer and model number, equivalency shall be determined by the engineer.

•	If a product submitted is an equivalent is deemed unacceptable to the Engineer, the specified product shall be provided at no extra cost to the project.

•	Submittals shall include revised and supplemented control diagrams.

•	Submit cut sheets on all of the specified equipment.
IF NO BALANCING SPEC:

•
Submit a written balance report by a NTF (National Training Fund of SMACNA), NEEB or AABC Certified Balancing Contractor. For all hydronic systems - balancer shall remove all strainer screens and thoroughly clean before proceeding with hydronic balancing procedures. Measurements shall include

•	supply and exhaust fan motor at inlet and outlet of all fans, coils, and filters.

•	Pitot tube traverse of supply, exhaust, return and outside air main ducts.

•	At 0% outside air, minimum outside air, and 100% (economizer) outside air.

•	Air inlets and outlets.

•	Waterflow, temperature drop and pressure drop at all coils.

•	Static and velocity pressure readings at the supply plenum.

•	Exhaust risers and all branch ductwork

•	Velocity distribution across the face of the supply and exhaust filters.

•
The Owner shall accept all submittals, witness all tests and demonstrations and respond to all questions during construction. The Owner shall review all submittals and prepare any required clarifications during construction. It is recognized that submittals are made for the ____________'s information and record only.

•	After installation of the system, perform an operational test in he presence of the Owner. This test will consist of successfully demonstrating:

1.	Appearance of Installation

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2.	Function of all controls

3.	the Controls shall be operated in the following modes in each zone.

4.
If the test is not successful in the opinion of the Owner, deficiencies will be remedied and the system will be re-tested until the test is successful. Second and subsequent test will result in the contractor's contract payment being reduced by an amount equal to $75.0 times the number of additional hours spent by the __________ witnessing the test. The Owner shall pay this amount to ____________.

DEMONSTRATION

•
Allow ______ hours for instruction of the maintenance personnel in operation of the system. The instruction shall be coordinated at least 24 hours in advance through the __________, who shall witness the demonstration.

•	Submit two (2) copies of all operating manuals and warranties in bound notebooks to Owner.

•	Final payment shall be issued only after Owner has accepted all work and all manuals, records drawings, etc. have been submitted satisfactorily.
DEMOLITION

•
All "capped" sanitary and vent lines shall be re-connected or rerouted as necessary to prevent "dead-ends" in the piping. All piping shall drain to active sanitary waste lines and all branches with traps shall be adequately vented.

FIRE STOPPING

•	Fire Stopping Requirement.
Penetrations through rated walls and floors shall be sealed with a material capable of preventing the passage of flames and hot gasses when subjected to the requirements of the test standard specific for fire stops ASTM-E-814. Acceptance materials include:

•	Dow Corning RTV Fire Stop Foam for Bare Pipe, Metal Conduit and Electrical Cable.

•	3M Fire Dam 150 Caulk for Bare Pipe, Metal Conduit and Building Construction Gaps

•	3M FS0195 lntumescent Strips for Insulated Pipes, Plastic Pipe or Conduit and Electrical Cable.
STRUCTURE

•	Do not penetrate the legs of the roof and wall structural concrete "TT' members. All equipment supports shall be attached to the flanges of the "TT"s.

•
Do not penetrate any structural members. All equipment supports shall be attached to the load bearing members of structural elements. Do not over-stress any structural members. Contact Structural Engineers for allowable loads for specific Members, if in doubt.

STRUCTURE POST-TENSION

•
The new construction consists of hollow core concrete slabs, which may be penetrated only between steel cords and a maximum of _______ inches wide. Coordinated all penetrations of ________ with ________. All contractors are individually responsible for slab penetrations required by their divisions.

REMODEL

•	Clean all return air grilles. All grilles to remain unless otherwise noted.

•
During demolition operations, all persons and property shall be protected. The work shall proceed in such a manner so as to minimize any spreading of dust, debris and flying particles, and so that any related effects of the demolition do not interfere with surrounding equipment, personnel or the operation of the building.

Amerimar Realty Management Co.-Colorado	Owner's Rules & Regulations for Contractors	15 of 19

•	Minimize disruptions to mechanical and electrical systems in occupied areas. Coordinates any required system outages with the Owner in advance.
BALANCE

•	CFM quantities for rooms without return air openings shall be balanced with doors into open room.
CONSTRUCTION VENTILATION

•
Where existing or new mechanical systems are used for temporary ventilation or climate control, mechanical equipment installer shall provide construction filters, maintain equipment, and clean, adjust and put in new condition before occupancy. Parts and labor warranty shall not be considered to start until acceptance of system by Owner.

PROCEDURES REGARDING TAKING FLOORS OFF-LINE

1.
All outside contractors shall sign-in at Denver Place Operations Center (DPOC) 999 18th Street. The contractor is required to leave his/her driver's license or personal identification with DPOC in the provided envelope, completely filled out. DPOC will record the contractor's name in the comment column on the sign in log.

2.	DPOC shall verify the outside contractor has valid insurance certificates and issue contractor badges. DPOC will notify the Engineer on duty.

Amerimar Realty Management Co.-Colorado	Owner's Rules & Regulations for Contractors	16 of 19

3.
Engineers are available Monday through Friday between 6:00 am and 4:00 pm to disconnect and /or connect the fire point(s). Engineers may be available to disconnect after these hours with forty-eight (48) hours notice and with an After Hours Request Form on file.

4.	Contractors are not to leave the building without notifying the engineer to reconnect.

5.
The engineer on duty will notify the contractor if the hook-up time has been exceeded and inform the contractor action is required to get the floor back on line. The contractor will be charged for any hours exceeding the engineer's duty time.

6.	These procedures will be followed by all personnel unless previous arrangement is made-with Randy Adrian or Curtis McNair.
(pre-printed envelope information)

NAME
COMPANY
JOB LOCATION (BLDG & FLR)
GENERAL CONTRACTOR

Will work extend past 3:30 pm ? _______ If Yes, you are required to fill-out an After Hours Request Form. Otherwise, floors will be reconnected between 3:30 pm and

AFTER HOURS ACCESS FOR FIRE SYSTEM DISCONNECT

I, ________________________ of _____________________________________ ,
HEREBY REQUEST THE ________ FLOOR OF _________________ BUILDING
TO BE "OFF-LINE" ON THE _________ DAY OF ____________ , ____________.
I ESTIMATE OUR WORK WILL BE DONE BY _______ (AM/PM), AT WHICH TIME
I WILL RETURN TO DPOC TO PICK-UP MY LICENSE. I UNDERSTAND I WILL BE

Amerimar Realty Management Co.-Colorado	Owner's Rules & Regulations for Contractors	17 of 19

RESPONSIBLE FOR ENSURING THAT THE FIRE SYSTEM IS BACK TO NORMAL
BEFORE I LEAVE FOR THE DAY.

COMMENTS:

AFTER HOURS ACCESS AUTHORIZATION FORM

REQUESTER:

SUITE:

TOWER:

DATE(S):

Amerimar Realty Management Co.-Colorado	Owner's Rules & Regulations for Contractors	18 of 19

TIME(S):

REASON:

VACANT:	YES	NO

THIS ACCESS REQUEST IS AUTHORIZED BY:

SIGNATURE:

COMPANY/SUITE:

DATE:

PLEASE FAX DIRECTLY TO: 303 295-3643

Questions? Please Call M. Jean McDonald at 303 312-3920

Amerimar Realty Management Co.-Colorado	Owner's Rules & Regulations for Contractors	19 of 19

EXHIBIT G
EXITING MORTGAGES

1.	Two mortgage loans in the amount of $65,000,000 and $25,000,000 made by Connecticut General Life Insurance Company

2.	Two mortgage loans in the amounts of $30,275,459.74 and $22,063,007.69 made by SFI I, LLC

3.	A mortgage loan in the amount of $79,868,613 made by Newpar, LLC

Exhibit G - 1

EXHIBIT H-1
DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP
999 18 th Street, Suite 1201
Denver CO 80202
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant Name:	Western Gas Resources, Inc., a Delaware corporation

Trade Name:	N/A

Premises:	Suites 900, 1000, 1100, 1200

THIS AGREEMENT is dated the ______ day of _________, 2002, and is made by and among CONNECTICUT GENERAL LIFE INSURANCE COMPANY, having an address c/o CIGNA Investments, Inc., ("Mortgagee"), Western Gas Resources, Inc, having an address of 1099 18th Street, Suite 1200, Denver, Colorado ("Tenant"), and Denver-Stellar Associates Limited Partnership, having an address of 999 18th Street, Suite 1201, Denver, Colorado ("Landlord").
RECITALS:
A.Landlord and Tenant have entered into an Agreement of Lease dated as of July 30, 2002 (the "Office Lease") covering the premises described above (the "Premises") and a Garage License Agreement dated as of July 30, 2002 (the "License Agreement"), both of which pertain to space within the property known as Denver Place Plaza Tower located at 1099 18th Street, Denver CO 80202, more particularly described as shown on Exhibit A, attached hereto (the "Real Property"). The Office Lease and the License Agreement shall be collectively referred to herein as the "Lease".
B.Mortgagee has made two mortgage loans in the amounts of $65,000,000 and $25,000,000 to Landlord, secured by a mortgage of the Real Property (the "Mortgage"), and the parties desire to set forth their agreement herein.
NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.The Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and all terms and conditions thereof insofar as it affects the Real Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.
2.Tenant shall attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure (in any such case referred to as a "Successor Landlord"), and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease on the same terms and conditions set forth in the Lease. Furthermore, any Successor Landlord, as landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease, shall not terminate or disturb Tenant's possession of the Premises under the Lease unless Tenant is in default (after expiration of any applicable cure periods) under any of the terms, covenants or conditions of the Lease, and any Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease except as otherwise provided in this Agreement.

Exhibit H-1 Page 1

3.If it becomes necessary to foreclose the Mortgage, Mortgagee shall neither terminate the Lease nor join Tenant in summary or foreclosure proceedings so long as Tenant is not in default (after expiration of any applicable cure periods) under any of the terms, covenants, or conditions of the Lease.
4.If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:
a.liable for any act or omission of any prior landlord (including Landlord);
b.liable for the return of any security deposit unless such deposit has been delivered to Mortgagee by Landlord or is in an escrow fund available to Mortgagee;
c.subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord, except as provided in Section 5 of this Agreement);
d.bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including Landlord);
e.bound by any amendment, modification, or termination of the Lease made without Mortgagee's consent;
f.personally liable under the Lease, Mortgagee's liability thereunder being limited to its interest in the Real Property; or
g.bound by any consensual or negotiated surrender, cancellation or termination of the Lease agreed upon between Tenant and any prior landlord (including Landlord), unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
5.Mortgagee acknowledges that Tenant is obligated to pay for all Tenant Work under the provisions of Section 3 of the Lease and that Landlord is obligated to repay the Tenant Costs in accordance with the provisions of such Section 3. Mortgagee also acknowledges that Tenant has the right to offset against Rent otherwise payable to Landlord amounts that Landlord fails to pay to Tenant as described in Sections 26(h) and 26(i) of the Lease ("Offset Right"). Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement will be construed to diminish or otherwise modify Tenant's Offset Right.
6.This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their successors and assigns, any Successor Landlord and its successors and assigns.
7.Tenant shall give Mortgagee, by certified mail, return receipt requested, or by reputable overnight courier, a copy of any notice of default served on Landlord, at Mortgagee's address set forth above or at such other address as to which Tenant has been notified in writing. If Landlord shall have failed to cure such default within the time provided for in the Lease, then Mortgagee shall have an additional ten (10) days within which to cure any default capable of being cured by the payment of money and an additional thirty (30) days within which to cure any other default or if such other default cannot be cured within that time, then such additional time as may be necessary (but in no event more than one hundred eighty (180) days) to cure such other default shall be granted if within such thirty (30) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.
8.Landlord has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to Mortgagee upon default by Landlord under the Mortgage. After receipt of notice from Mortgagee to

Exhibit H-1 Page 2

Tenant, at the address set forth above or at such other address as to which Mortgagee has been notified in writing, that rentals under the Lease should be paid to Mortgagee, Tenant shall pay to Mortgagee, or at the direction of Mortgagee, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Mortgagee is permitted under the Mortgage, or to inquire into the existence of a default. Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Mortgagee, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.
9,    Tenant declares, agrees and acknowledges that Mortgagee, in making disbursements pursuant to any agreement relating to the Loan, is under no obligation or duty to, nor has Mortgagee represented that it will, see to the application of such proceeds by the person or persons to whom Mortgagee disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement shall not defeat the subordination herein made in whole or in part.
10.    Capitalized words used in this Agreement that are not otherwise defined herein shall have the same meanings ascribed to such words in the Lease, unless the context requires otherwise. Notices under this Agreement will be deemed given and delivered in accordance with the provisions of Section 28 of the Lease. If this Agreement conflicts with the terms of the Lease, then this Agreement shall govern as between the parties and any Successor Landlord. This Agreement supercedes and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by, the holder of one of the Existing Mortgages. Mortgagee confirms that Mortgagee has consented into Landlord's entering into the Lease. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of Colorado, excluding its principles of conflict of laws. All parties represent that they have full authority to enter into this Agreement and that the entry into this Agreement has been duly authorized by all necessary actions.

Exhibit H-1 Page 3

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.
Mortgagee: CONNECTICUT GENERAL LIFE INSURANCE COMPANY
Date: 9/18/02

By:	/s/ John A. Shaw
John A. Shaw

Its:	Managing Director
Tenant: Western Gas Resources, Inc., a Delaware corporation
Date: 9-20-2002

By:	/s/ John C. Walter

Its:	Executive Vice President

Date:	7/31/02

By:	/s/ Authorized Signatory
Authorized Signatory

Its:	President & CEO
Landlord: Denver-Stellar Associates Limited Partnership,
By Amerimar Realty Management Co. – Colorado, as agent for Landlord
Date: 9/20/02

By:	/s/ Robert T. Flynn
Robert T. Flynn

Its:	Executive Vice President

Exhibit H-1 Page 4

EXHIBIT H-2
DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP
999 18 th Street, Suite 1201
Denver CO 80202
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant Name:	Western Gas Resources, Inc., a Delaware corporation

Trade Name:	N/A

Premises:	Suites 900, 1000, 1100, 1200

THIS AGREEMENT is dated the ______ day of _________, 2002, and is made by and among SFI I, LLC, a Delaware LLC, having an address c/o iStar Financial Trust, 1114 Avenue of the Americas, 27th Floor, New York, New York 10036 ("Mortgagee"), Western Gas Resources, Inc, having an address of 1099 18th Street, Suite 1200, Denver, Colorado ("Tenant"), and Denver-Stellar Associates Limited Partnership, having an address of 999 18th Street, Suite 1201, Denver, Colorado ("Landlord").
RECITALS:
A.Landlord and Tenant have entered into an Agreement of Lease dated as of July 30, 2002 (the "Office Lease") covering the premises described above (the "Premises") and a Garage License Agreement dated as of July 30, 2002 (the "License Agreement"), both of which pertain to space within the property known as Denver Place Plaza Tower located at 1099 - 18th Street, Denver, CO 80202, more particularly described as shown on Exhibit A, attached hereto (the "Real Property"). The Office Lease and the License Agreement shall be collectively referred to herein as the "Lease".
B.Mortgagee has made two mortgage loans in the amounts of $30,275,459.74 and $22,063,007.69 to Landlord, secured by a mortgage of the Real Property (the "Mortgage"), and the parties desire to set forth their agreement herein.
NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.The Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and all terms and conditions thereof insofar as it affects the Real Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.
2.Tenant shall attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure (in any such case referred to as a "Successor Landlord"), and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease on the same terms and conditions set forth in the Lease. Furthermore, any Successor Landlord, as landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease, shall not terminate or disturb Tenant's possession of the Premises under the Lease unless Tenant is in default (after expiration of any applicable cure periods) under any of the terms, covenants or conditions of the Lease, and any Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease except as otherwise provided in this Agreement.

Exhibit H-2 Page 1

3.If it becomes necessary to foreclose the Mortgage, Mortgagee shall neither terminate the Lease nor join Tenant in summary or foreclosure proceedings so long as Tenant is not in default (after expiration of any applicable cure periods) under any of the terms, covenants, or conditions of the Lease.
4.If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:
a.liable for any a:ct or omission of any prior landlord (including Landlord);
b.liable for the return of any security deposit unless such deposit has been delivered to Mortgagee by Landlord or is in an escrow fund available to Mortgagee;
c.subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord, except as provided in Section 5 of this Agreement);
d.bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including Landlord);
e.bound by any amendment, modification, or termination of the Lease made without Mortgagee's consent;
f.personally liable under the Lease, Mortgagee's liability thereunder being limited to its interest in the Real Property; or
g.bound by any consensual or negotiated surrender, cancellation or termination of the Lease agreed upon between Tenant and any prior landlord (including Landlord), unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
5.Mortgagee acknowledges that Tenant is obligated to pay for all Tenant Work under the provisions of Section 3 of the Lease and that Landlord is obligated to repay the Tenant Costs in accordance with the provisions of such Section 3. Mortgagee also acknowledges that Tenant has the right to offset against Rent otherwise payable to Landlord amounts that Landlord fails to pay to Tenant as described in Sections 26(h) and 26(i) of the Lease ("Offset Right"). Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement will be construed to diminish or otherwise modify Tenant's Offset Right.
6.This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their successors and assigns, any Successor Landlord and its successors and assigns.
7.Tenant shall give Mortgagee, by certified mail, return receipt requested, or by reputable overnight courier, a copy of any notice of default served on Landlord, at Mortgagee's address set forth above or at such other address as to which Tenant has been notified in writing. If Landlord shall have failed to cure such default within the time provided for in the Lease, then Mortgagee shall have an additional ten (10) days within which to cure any default capable of being cured by the payment of money and an additional thirty (30) days within which to cure any other default or if such other default cannot be cured within that time, then such additional time as may be necessary (but in no event more than one hundred eighty (180) days) to cure such other default shall be granted if within such thirty (30) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.
8.Landlord has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to Mortgagee upon default by Landlord under the Mortgage. After receipt of notice from Mortgagee to Tenant, at the address set forth above or at such other address as to which Mortgagee has

Exhibit H-2 Page 2

been notified in writing, that rentals under the Lease should be paid to Mortgagee, Tenant shall pay to Mortgagee, or at the direction of Mortgagee, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Mortgagee is permitted under the Mortgage, or to inquire into the existence of a default. Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Mortgagee, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.
9.Tenant declares, agrees and acknowledges that Mortgagee, in making disbursements pursuant to any agreement relating to the Loan, is under no obligation or duty to, nor has Mortgagee represented that it will, see to the application of such proceeds by the person or persons to whom Mortgagee disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement shall not defeat the subordination herein made in whole or in part.
10.Capitalized words used in this Agreement that are not otherwise defined herein shall have the same meanings ascribed to such words in the Lease, unless the context requires otherwise. Notices under this Agreement will be deemed given and delivered in accordance with the provisions of Section 28 of the Lease. If this Agreement conflicts w.ith the terms of the Lease, then this Agreement shall govern as between the parties and any Successor Landlord. This Agreement supercedes and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by, the holder of one of the Existing Mortgages. Mortgagee confirms that Mortgagee has consented into Landlord's entering into the Lease. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of Colorado, excluding its principles of conflict of laws. All parties represent that they have full authority to enter into this Agreement and that the entry into this Agreement has been duly authorized by all necessary actions.
IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.
Mortgagee: SFI I, LLC, a Delaware limited liability company
By iStar Financial Inc., a Maryland corporation
Its Sole Member
Date:

By:	/s/ John F. Kubicko
John F. Kubicko

Its:	Senior Vice President
Tenant: Western Gas Resources, Inc., a Delaware corporation

Date:	Sept. 20, 2002

By:	/s/ John C. Walter

Its:	Executive Vice President

Date:	7/31/02

By:	/s/ Authorized Signatory
Authorized Signatory

Its:	President & CEO
Landlord: Denver-Stellar Associates Limited Partnership,
By Amerimar Realty Management Co. – Colorado, as agent for Landlord
Date: 7/31/02

By:	/s/ Robert T. Flynn
Robert T. Flynn

Its:	Executive Vice President

Exhibit H-2 Page 3

EXHIBIT H-3
DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP
999 18th Street, Suite 1201
Denver CO 80202
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant Name:	Western Gas Resources, Inc., a Delaware corporation

Trade Name:	N/A

Premises:	Suites 900, 1000, 1100, 1200
THIS AGREEMENT is dated the ______ day of _________, 2002, and is made by and among NEWPAR, LLC, a Delaware LLC, having an address c/o iStar Financial Trust, 1114 Avenue of the Americas, 27th Floor, New York, New York 10036 ("Mortgagee"), Western Gas Resources, Inc, having an address of 1099 18th Street, Suite 1200, Denver, Colorado ("Tenant"), and Denver-Stellar Associates Limited Partnership, having an address of 999 18th Street, Suite 1201, Denver, Colorado ("Landlord").
RECITALS:
A.Landlord and Tenant have entered into an Agreement of Lease dated as of July 30, 2002 (the "Office Lease") covering the premises described above (the "Premises") and a Garage License Agreement dated as of July 30, 2002 (the "License Agreement"), both of which pertain to space within the property known as Denver Place Plaza Tower located at 1099 - 18th Street, Denver, CO 80202, more particularly described as shown on Exhibit A, attached hereto (the "Real Property"). The Office Lease and the License Agreement shall be collectively referred to herein as the "Lease".
B.Mortgagee has made a mortgage loan in the amount of $79,868,613 to Landlord, secured by a mortgage of the Real Property (the "Mortgage"), and the parties desire to set forth their agreement herein.
NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the parties hereby agree as follows:
1.The Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and all terms and conditions thereof insofar as it affects the Real Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.
2.Tenant shall attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure (in any such case referred to as a "Successor Landlord"), and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease on the same terms and conditions set forth in the Lease. Furthermore, any Successor Landlord, as landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease, shall not terminate or disturb Tenant's possession of the Premises under the Lease unless Tenant is in default (after expiration of any applicable cure periods) under any of the terms, covenants or conditions of the Lease, and any Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease except as otherwise provided in this Agreement.
3.If it becomes necessary to foreclose the Mortgage, Mortgagee shall neither terminate the Lease nor join Tenant in summary or foreclosure proceedings so long as

Exhibit H-3 Page 1

Tenant is not in default (after expiration of any applicable cure periods) under any of the terms, covenants, or conditions of the Lease.
4.If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:
a.liable for any act or omission of any prior landlord (including Landlord);
b.liable for the return of any security deposit unless such deposit has been delivered to Mortgagee by Landlord or is in an escrow fund available to Mortgagee;
c.subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord, except as provided in Section 5 of this Agreement);
d.bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including Landlord);
e.bound by any amendment, modification, or termination of the Lease made without Mortgagee's consent;
f.personally liable under the Lease, Mortgagee's liability thereunder being limited to its interest in the Real Property; or
g.bound by any consensual or negotiated surrender, cancellation or tennination of the Lease agreed upon between Tenant and any prior landlord (including Landlord), unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
5.Mortgagee acknowledges that Tenant is obligated to pay for all Tenant Work under the provisions of Section 3 of the Lease and that Landlord is obligated to repay the Tenant Costs in accordance with the provisions of such Section 3. Mortgagee also acknowledges that Tenant has the right to offset against Rent otherwise payable to Landlord amounts that Landlord fails to pay to Tenant as described in Sections 26(h) and 26(i) of the Lease ("Offset Right"). Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement will be construed to diminish or otherwise modify Tenant's Offset Right.
6.This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their successors and assigns, any Successor Landlord and its successors and assigns.
7.Tenant shall give Mortgagee, by certified mail, return receipt requested, or by reputable overnight courier, a copy of any notice of default served on Landlord, at Mortgagee's address set forth above or at such other address as to which Tenant has been notified in writing. If Landlord shall have failed to cure such default within the time provided for in the Lease, then Mortgagee shall have an additional ten (10) days within which to cure any default capable of being cured by the payment of money and an additional thirty (30) days within which to cure any other default or if such other default cannot be cured within that time, then such additional time as may be necessary (but in no event more than one hundred eighty (180) days) to cure such other default shall be granted if within such thirty (30) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.
8.Landlord has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to Mortgagee upon default by Landlord under the Mortgage. After receipt of notice from Mortgagee to Tenant, at the address set forth above or at such other address as to which Mortgagee has been notified in writing, that rentals under the Lease should be paid to Mortgagee, Tenant shall pay to Mortgagee, or at the direction of Mortgagee, all monies due or to become due

Exhibit H-3 Page 2

to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Mortgagee is permitted under the Mortgage, or to inquire into the existence of a default. Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Mortgagee, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.
9.Tenant declares, agrees and acknowledges that Mortgagee, in making disbursements pursuant to any agreement relating to the Loan, is under no obligation or duty to, nor has Mortgagee represented that it will, see to the application of such proceeds by the person or persons to whom Mortgagee disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement shall not defeat the subordination herein made in whole or in part.
10.Capitalized words used in this Agreement that are not otherwise defined herein shall have the same meanings ascribed to such words in the Lease, unless the context requires otherwise. Notices under this Agreement will be deemed given and delivered in accordance with the provisions of Section 28 of the Lease. If this Agreement conflicts with the terms of the Lease, then this Agreement shall govern as between the parties and any Successor Landlord. This Agreement supercedes and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by, the holder of one of the Existing Mortgages. Mortgagee confirms that Mortgagee has consented into Landlord's entering into the Lease. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of Colorado, excluding its principles of conflict of laws. All parties represent that they have full authority to enter into this Agreement and that the entry into this Agreement has been duly authorized by all necessary actions.

Exhibit H-3 Page 3

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.
Mortgagee:    NEWPAR, LLC, a Delaware limited liability company
By Starwood/Denver Place, a limited liability company
a Delaware limited liability company, its
managing member
By iStar Financial Inc., a Maryland
corporation its Sole Member
Date: 9/18/2002

By:	/s/ John F. Kubicko
John F. Kubicko

Its:	Senior Vice President

Tenant: Western Gas Resources, Inc., a Delaware corporation
Date: Sept. 20, 2002

By:	/s/ John C. Walter

Its:	Executive Vice President
Date: 7/31/02

By:	/s/ Authorized Signatory
Authorized Signatory

Its:	President & CEO

Landlord: Denver-Stellar Associates Limited Partnership,
By Amerimar Realty Management Co. – Colorado, as agent for Landlord
Date: 9/25/02

By:	/s/ Robert T. Flynn
Robert T. Flynn

Its:	Executive Vice President

Exhibit H-3 Page 4

EXHIBIT I
STORAGE LEASE
THIS LEASE is made and entered into ______________, 20___, by and between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership by Amerimar Realty Management Co.-Colorado, as its agent ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
W I T N E S S E T H
WHEREAS, Tenant is desirous of leasing from Landlord certain storage space located on the _____ level in that certain building known as ________________________, _____ - 18th Street, in the City of Denver, State of Colorado, hereinafter referred to as the "Building".
NOW, THEREFORE, it is mutually agreed by and between the parties as follows:
1.For and in consideration of the agreements and promises of each other, Landlord promises to and hereby does lease storage space number ___, hereinafter referred to as the "Premises" to the Tenant.
2.This Lease commences on the Commencement Date and is coterminous with the Agreement of Lease between the parties of even date herewith, but may be terminated by Tenant upon thirty (30) days prior written notice.
3.The monthly rental for this Lease shall be ___________________________________________ Dollars ($__________) payable in advance on the first day of each calendar month during the term of the Lease.
4.Landlord shall not be deemed a bailee of Tenant's property and Landlord does not accept control, custody, or assume any responsibility for the care of Tenant's property. Tenant further agrees that Landlord shall not at any time or to any extent whatsoever be liable, responsible, or in any way accountable for any loss, injury, death or damage to persons or property from any cause or causes whatsoever which at any time may be suffered or sustained by Tenant or by any person in, on, or about the Premises, and Tenant agrees to indemnify and save Landlord harmless from any and all claims, liabilities, losses, damages, costs, attorney's fees, and expenses whatsoever arising out of any such loss, injury, death or damage howsoever occurring. Tenant agrees to pay for all damages done to the Premises, or the Building, by Tenant, or any person or persons permitted on the Premises by Tenant. Tenant bears all risk of loss to property stored by Tenant upon the Premises regardless of how the loss occurred.
5.Landlord shall have the right to enter the Premises at times of emergency or to inspect or do repairs, and if necessary, Landlord shall have the right to move Tenant's property to another place.
6.Tenant shall not use the Premises as a place of business, mailing address or for any unlawful purpose.
7.Tenant shall not store highly flammable materials or goods, explosives, perishable foodstuffs, contraband, live animals, materials or goods which emit odors in or upon the Premises. The Tenant covenants that it shall not store, use or possess nor permit the storage, use or possession of any Hazardous Substance (hereinafter defined) upon the Premises. Hazardous Substance for purposes of this Lease shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea-formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et seq.), or any other similar law,

Exhibit I - 1

rules, regulation or statute concerning the protection of the.environment (collectively "Environmental Laws"). Tenant hereby covenants and agrees, at its sole cost and expense, to indemnify, protect and defend and save harmless the Landlord and any of its partners, employees and agents from and against any all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time impose upon, incurred by or asserted or awarded against the Landlord, its partners, agents or employees relating to, resulting from or arising out of Tenant's failure to comply with its obligations under the foregoing paragraph or Tenant's violation of any Environmental Law with respect to its use of the Premises. Notwithstanding any provision contained in this Lease to the contrary, the indemnification provisions set forth in paragraph 4 and in this paragraph shall survive any expiration and/or termination of this Lease.
8.Both parties acknowledge that valid notice shall be made upon the other by mailing a copy of such notice postage prepaid in the Untied States mail to the address set forth below. Such notice shall be in lieu of any other notice that might be required by law.
9.In the event the Landlord commences any action to enforce the provisions of this Lease, the Tenant &hall be obligated to pay for all costs incurred by the Landlord, including but not limited to attorneys' fees.
10.Tenant at any time, if not in default under this Lease, may remove the items stored on the Premises and on expiration or earlier termination of this Lease shall leave the Premises in a good clean and sanitary condition, and shall surrender unto Landlord the Premises in the same condition as when received, ordinary wear and tear excepted.
IN WITNESS WHEREOF, the parties hereto have executed this instrument by proper persons thereunto duly authorized so to do the day and year first herein above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: _______________________ David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:_________________	By: ___________________________ (Title)

Exhibit I - 2

EXHIBIT J
BUILDING STANDARDS
Denver Place - 999 18th Street

Hardware:
Schlage -All Purpose Entry Lock- D53PD Sparta 626
Schlage - Storeroom Lock - D80PD Sparta 626
Schlage - Passage Set DlOS Sparta 626
Schlage - Mortise Entry Lock L9453P 06A 626
Schlage - Mortise Storeroom Lock L9080P 06A 626
Schlage - Mortise Passage Set L9010 06A 626
Simplex Pushbutton Lock LL1021S 26D LH (w/Schlage J.C. key bypass)
Simplex Pushbutton Lock LL1021S 26D RH (w/Schlage LC. key bypass)
Doors & Frames
Plain slice red oak slab 8'4" x 3'
Ceiling Tile
Armstrong Cortega 2' x 5' lay-in 772-A
Lobbies only- Armstrong 2767 Second Look 2' x 2'
Light Fixtures & Lamps
Parabolume by Columbia Recessed l' x 4' 4542G-43-142 Lamps - General Electric F32 T8/SP35 700 series Electronic ballasts Advance VEL 2P32LW
Exit Lights
Astralite Model single sided-ASTXSLOOlGWSXAA
Astralite Model double sided - ASTXSL002GWSXAA
Colora - White with green LED light
Carpet & Base
Patcraft - All That Jazz 36 oz. cut pile
Shaw Contract - Digital 26 oz. loop
Roppe 2 1/2" straight
Vinyl Tile - either Mannington or Armstrong
Paint - Sherman Williams, Latex eggshell
Mini - Blinds
Levolor - Riviera horizontal color - Low gloss black #892
Hardware:
Schlage -All Purpose Entry Lock- D53PD Sparta 626
Schlage - Storeroom Lock - D80PD Sparta 626
Schlage - Passage Set D1OS Sparta 626
Schlage - Mortise Entry Lock L9453P 06A 626
Schlage - Mortise Storeroom Lock L9080P 06A 626
Schlage - Mortise Passage Set L9010 06A 626
Simplex Pushbutton Lock LLl 021S 26D LH (w/Schlage LC. key bypass)
Simplex Pushbutton Lock LL1021S 26D RH (w/Schlage LC. key bypass)
Doors & Frames
Riff cut oak with provincial stain slab 8'4" x 3'

Ceiling Tile
Armstrong Cortega 2' x 5' lay-in 772-A
Lobbies - 1' x 1' Armstrong concealed spline
Light Fixtures & Lamps
Parabolume by Columbia Lay-in P2-142G-4218 1' x 4'
Lamps - General Electric F32 T8/SP35 700 series
Electronic ballasts Advance VEL 2P32LW
Exit Lights
Astralite Model single sided - ASTXSL001GWSXAA
Astralite Model double sided - ASTXSL002GWSXAA
Colora- White with green LED light
Carpet & Base
Patcraft - All That Jazz 36 oz. cut pile
Shaw Contract - Digital 26 oz. loop
Roppe 2 1/2" straight
Vinyl Tile - either Mannington or Armstrong
Paint - Sherman Williams, Latex eggshell
Mini - Blinds
Lcvolor- Riviera horizontal color - Low gloss black #892

EXHIBIT K
AMERIMAR REALTY MANAGEMENT CO.-COLORADO
Approved and Preferred Contractors' List

Company	Contact	Phone Numbers
All Projects
RB Construction	Roger Beaver	303 295-7621 fax 303 295-1899
Foothills	Rocky Hollingsworth	303 755-5711 ext. 303 fax 303 755-5977
Large Projects
Jordy and Company	Sean Wardroup	303 744-6106 fax 303 744-6159
Provident Construction	Paul Tracy	303 759-2535 fax 303 759-3457
Legacy Construction	Larry Moore	303 340-4835 fax 303 340-881o
Tenant Finish Specialty, Inc.	Richard Roberts	303 296-0119 fax 303 296-3304
Ponderosa Construction, Inc.	Mike Buck	303 771-9925 fax 303 773-6843
Approved and Preferred Electricians' List

Company	Contact	Phone Numbers
Choice Electric		303 430-7200
Custom Electric		303 841-2534
Dutchman Electric		303 450-6080
ECS Electric		303 777-7737
Grand Electric		303 698-9001
MC"		303 453-0284
Sierra Electric		303 762-8200
Sturgeon Electric		303 286-8000
Aall Electric		303 820-2255
Approved and Preferred Painters' list

Company	Contact	Phone Numbers
dvh Company	Robert Watkins	303 433-2222 fax 303 447-8527
Historic Decorating	Bobby Heath	303 773-3644 fax 303 850-7726
KSH Decorating, Inc.	Randy Hodgin	303 935-9792 fax 303 935-1712
Approved and Preferred Mechanical List

Company
Bell Plumbing & Heating	Controlled Air	Custom Heating and Air
Braconier Plumbing & Heating	Denver Test & Balance	Walrath Heating & Air
Complete Mechanical Balance	Belcon Mechanical	American Commercial Air
Jebco	Colorado Mechanical	Accurate Air
Heating & Plumbing Engineers	Good News Heating	Mechanical Solutions Inc.
Amerimar Realty Management Co.-Colorado 303 312-3900

EXHIBIT "L"
HVAC STANDARDS

Winter = OSA = #1 degree F - inside = 72 degrees F.
Summer = OSA = 92 DB, 63 WB - inside = 78 degrees F

EXHIBIT M
OTHER TENANTS' RIGHTS

[TO BE SUPPLIED BY LANDLORD AFTER TENANT AND STAUBACH SIGN AND
DELIVER LETTER AGREEMENT OF CONFIDENTIALITY]

Exhibit M-1

EXHIBIT N
GARAGE LICENSE AGREEMENT
(Generator)
THIS GARAGE LICENSE AGREEMENT, made and entered into effective as of the 30th day of July, 2002, between DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Licensor"), and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Licensee"), having an address at 1099 - 18th Street, Suite 1200, Denver, Colorado 80202. In consideration of the mutual covenants herein contained, Licensor and Licensee agree as follows:
1.Premises and Duration. Licensor hereby grants to Licensee an exclusive license, subject to the terms and conditions herein set forth, to use certain premises shown on the drawing attached hereto as Exhibit A ("Garage Premises") located in the parking garage ("Parking Garage") underneath the building known as Denver Place Plaza Tower ("Building"), located at 1099 - 18th Street, Denver Colorado 80202 for the purposes described in Paragraph 4 below. The term of the license (the "Term'') shall commence concurrently with the commencement of that certain Lease entered into by and between Licensor, as Landlord, and Licensee, as Tenant (the "Lease") for space located on the ninth (9th) through the twelfth(l 2th) floors of the Building, and shall terminate and only be revocable concurrently with the termination of such Lease (including any renewals thereof) ("Termination Date"), unless terminated prior thereto as hereinafter provided.
2.Connection and Maintenance. Licensee shall, at its sole cost and expense, be responsible for installing and connecting the Generator (as hereinafter defined) to the natural gas line in the Parking Garage. Licensee hereby acknowledges and agrees that Licensor has no obligation with respect to use, operation, maintenance or, if damaged or destroyed, the repair or replacement of the Generator. Licensee shall have the right, but not the obligation to enter into (provided the same may only be entered for the full Term hereof) a commercially reasonable service and maintenance agreement with a qualified service company reasonably acceptable to Licensor (a copy of such service agreement will be given to Licensor).
3.Use. Licensee shall use the Garage Premises solely for the maintenance, use and removal of the following items (the "Generator"): a natural gas powered generator up to 350KVA, and for no other purpose. Licensee shall not use the Garage Premises or the Generator so as to interfere in any way with the ability of other occupants of the Building or occupants of other buildings to receive radio, television, telephone, microwave, short-wave, long-wave, or other signals of any sort, nor so as to interfere with the use by Licensor or such occupants of electric, electronic, or other facilities, equipment, appliances, personal property, and fixtures, nor so as to interfere in any way with the use of any antennae, satellite dishes or other electronic or electric equipment or facilities currently or hereafter located on the Garage or any other floor or area of the Building or other buildings. Licensee shall not use the Garage Premises in any way so as to increase Licensor's insurance payments, and at Licensor's option shall pay such increases. Licensee must comply with all laws, ordinances, rules, and regulations, including rules and regulations established from time to time by Licensor, now or subsequently applicable to the operation, maintenance, repair, and removal of a natural gas generator within the City and County of Denver, Colorado. Licensee shall not be permitted to store any diesel fuel or other flammable or hazardous materials on the Garage Premises except within any fuel tank(s) contained within the Generator itself. The connection of the Generator to the natural gas line and the maintenance, repair, and replacement of the Generator must be coordinated with and approved in advance by Licensor or its management agent for the Building, including scheduling of the same outside of normal business hours as Licensor may require.
4.Removal; Surrender. Licensee shall not be obligated to remove the Generator at the end of the Term, but shall be obligated to surrender the Garage Premises to Licensor at the end of the Term in the condition of the Garage Premises on the date of this Agreement, reasonable wear and tear excepted. In the event that Licensee removes the Generator at the end of the Term, or in the event that the Generator wears out during the Term (so it is not commercially reasonable to repair it) and Licensee, at its sole cost and expense, elects to replace the Generator, then, in either case, Licensee shall be entitled to remove the Generator and shall indemnify and hold harmless Licensor from any costs, damages or expense arising out of or in any way connected with such removal.

Exhibit N - 1

5.Commencement of Term. The Commencement Date set forth in Paragraph 1 shall be delayed to the extent that Licensor fails to deliver possession of the Garage Premises for any other reason, including but not limited to holding over by prior occupants, except to the extent that Licensee, its contractors, agents or employees in any way contribute to such failure. If Licensor so fails for a ninety (90) day initial grace period or such additional time as may be necessary due to strikes, acts of God, shortages of materials, acts or omissions of Licensee, its contractors, agents or employees, or other causes beyond Licensor's reasonable control, Licensee shall have the right to terminate this Agreement by written notice to Licensor any time thereafter until Licensor delivers the Garage Premises to Licensee. Any such delay in the Commencement Date shall not subject Licensor to any liability for any loss or damage resulting therefrom, and Licensee's sole recourse with respect thereto shall be Licensee's right to terminate described above. Upon any such termination, Licensor and Licensee shall be entirely relieved of their obligations hereunder. If the Commencement Date is delayed, the Expiration Date shall not be similarly extended, unless the parties expressly agree in writing. During any period that Licensee shall be permitted to enter the Garage Premises prior to the Commencement Date, Licensee shall comply with all terms and provisions of this Agreement.
6.Indemnity. Licensee shall neither hold nor attempt to hold Licensor or its agents or employees liable for, and Licensee shall hold harmless and indemnify Licensor and Amerimar Realty Management Co.-Colorado and their respective officers, directors, partners, agents, contractors, licensees, servants and employees from and against, any and all demands, claims, causes of action, liabilities or judgments, and any and all fees and expenses (including, without limitation, reasonable attorneys' fees) incurred by Licensor in connection therewith, arising from the death or injury of any person, including, without limitation, any agent, employee, contractor and any other person in or about the Parking Garage, or from damage to any property, including, without limitation, the Garage Premises, any adjacent property or the property of any licensee or user of the Parking Garage, in Connection with or arising out of the Generator or related equipment or the installation, use, operation, maintenance, repair, alteration, relocation or removal of the Generator or related equipment, or the interruption of operation of the Generator from any cause other than the gross negligence or willful misconduct of Licensor, its agents and employees; provided, however, in no event shall Licensor be liable for Licensee's consequential damages. In addition, Licensee shall, at its own expense, and upon demand of Licensor, defend any and all suits, arbitrations or other proceedings brought or instituted by third parties against Licensor, its agents or employees, on such claim, demand or cause of action.
7.Access to Premises. Licensor shall permit Licensee reasonable access to the Garage Premises for the purposes permitted hereunder, during normal business hours at the Building upon reasonable advance notice and scheduling through Licensor's management and security personnel. Except in the case of an emergency, access after normal business hours may be granted by Licensor in its sole discretion, and for such reasonable charges as Licensor shall impose. In the event of an emergency, Licensee will be granted access to the Garage Premises as necessary, subject to such reasonable charges as Licensor may impose, the availability and supervision of Building security personnel, and any other requirements of Licensor governing such emergency access, including but not limited to Licensee's submission to Licensor, upon execution of this Agreement and as updated by Licensee in writing from time to time, of specific personnel of Licensee who are authorized to have emergency access to the Garage Premises. Licensor reserves the right to enter the Garage Premises, without notice, at any time for the purpose of inspecting the same, or of making repairs, additions or alterations to the Building, and to exhibit the Garage Premises to prospective licensees, tenants, purchasers or others, or for any other reason not inconsistent with Licensee's rights hereunder. In connection with exercising such rights, Licensor may, if reasonably necessary, temporarily disconnect and/or move the Generator without liability or cost to Licensee. The exercise by Licensor of any of its rights under this Paragraph 7 shall not be deemed an eviction or disturbance of Licensee's use of the Garage Premises.
8.Installation, Use, Alterations and Removal. Licensee shall not install the Generator, or thereafter make any alterations, additions or improvements to the Garage Premises or the Generator without Licensor's prior written consent. All costs of installation of the Generator shall be borne solely by Licensee. Licensee acknowledges that it has inspected the Garage Premises and agrees to accept the same "AS IS". Licensor shall approve or reject the proposed installation of the Generator within a reasonable time after Licensee submits (a) plans and specifications for the installation of the Generator, (b) copies of all required governmental and quasi-governmental permits, licenses, and authorizations which Licensee will obtain at its own expense, and (c) a certificate of

Exhibit N - 2

insurance evidencing the coverages required herein. Licensor may withhold approval if the installation or operation of the Generator may damage the structural integrity of the Parking Garage or Building, or for any other reasonable ground. Licensor may require that any installation or other work be done under the supervision of Licensor's employees or agents, and in a manner so as to avoid damage to the Parking Garage and the Building. Licensee shall promptly and properly repair during the Term and upon termination of this Agreement any damage or injury to the Parking Garage, the Building, or the Garage Premises caused by Licensee's use of the Garage Premises or its installation, use, maintenance or removal of the Generator. If Licensee does not immediately repair any such damage or injury, or does not remove the Generator when so required, Licensee hereby authorizes Licensor to make such repairs or remove and dispose of the Generator and charge Licensee for all costs and expenses incurred in doing so. Under no circumstances shall Licensor be liable for any property so disposed of or removed by Licensor.
9.Assignment and Sublicensing. Licensee shall not, by operation of law or otherwise, assign or otherwise transfer or encumber this Agreement or the rights granted hereunder, or sublicense the whole or any part of the Garage Premises; provided, however, that in the event that Licensee assigns its rights under the Lease in accordance with the provisions of Paragraph 15 of the Lease, then Licensee may also assign its rights hereunder to the assignee of the Lease provided that Licensee expressly reaffirms in writing (in form and substance reasonably acceptable to Licensor) that Licensee shall remain responsible for the performance of all obligations of such assignee. Licensee may not let any other party tie into or use the Generator or the Garage Premises. Any such transfer without Licensor's consent shall at Licensor's option be null, void and of no effect. If Licensee desires to otherwise assign or sublicense, Licensor may consent to the same in its absolute discretion and upon such terms and conditions as Licensor may impose. In the alternative, Licensor may elect to terminate this Agreement, by written notice to Licensee within thirty (30) days after receiving Licensee's request for approval.
10.License. The interest herein created is a license and no leasehold or tenancy is intended to be or shall be created hereby. Licensor, at its sole option may require Licensee to terminate operation of the Generator, if Licensee or the Generator is causing physical damage to the Parking Garage or the Building, if Licensee or the Generator is disturbing or annoying any other occupant of the Building, or if Licensee defaults in any other way under this Agreement.
11.Entire and Binding Agreement. This Agreement contains all of the agreements between the parties relating to the Garage Premises and Generator, and may not be modified in any manner other than by agreement, in writing, signed by both parties. The terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon Licensor, Licensee and their successors and assigns, except as provided herein to the contrary.
12.Substitute Premises. At any time hereafter, Licensor may substitute for the Garage Premises other premises (herein referred to as "the new garage premises") provided the new garage premises shall be similar to the Garage Premises in area and use for Licensee's purposes and shall be located in the Parking Garage, and further provided: (i) Licensor shall pay the out-of-pocket expense of Licensee for physically moving the Generator from the Garage Premises to the new garage premises; and (ii) Licensor shall first give Licensee at least ten (10) days notice before making such change.
13.Heavy Objects. Licensee shall not bring into or install in the Garage Premises any objects, excluding the Generator contemplated hereunder, the weight of which, singularly or in the aggregate, would exceed the maximum safe load per square foot of the Garage Premises. Licensee shall engage and cause a licensed and qualified engineer to certify the same to Licensor before Licensee shall install, affix or place any items other than the Generator upon the Garage Premises.
14.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado.
15.Execution and Delivery. The submission of this Agreement for examination or execution does not constitute an offer or reservation of any option for the Garage Premises, and this Agreement shall become effective only upon execution and delivery thereof by both parties.
16.Intentionally Omitted.

Exhibit N - 3

17.Recording. Licensee shall not record this Agreement.
18.Leases. If at any time during the Term, Licensee is tenant under any lease, or any other agreement for office, retail, storage, parking or any other space in the Building or in any other building owned or managed by Licensor or its affiliates (collectively, the "Leases"), any default under this Agreement shall be a default under the Leases.
19.Utilities. Licensor shall install in the Garage Premises or elsewhere, if Licensor shall so elect, one or more meters or other devices to measure the electricity or other utilities used in the Garage Premises, and Licensee shall pay Licensor for such electricity or other utilities within ten (10) days after submission of each bill by Licensor therefor, or Licensor may bill Licensee for such services, at such rates as shall be from time to time determined by Licensor, provided that the rates charged by Licensor shall not exceed Licensor's out-of-pocket cost (including, without limitation, taxes, fuel adjustment charges, and other like charges regularly passed on to customers by public utility companies and transformer costs) of supplying such electricity or other utilities as determined by Licensor using reasonable accounting methods; and the cost of obtaining and installing such meters or other devices shall be paid by Licensee to Licensor within ten days after submission of a bill by Licensor to Licensee therefor.
20.Liens. Licensee shall keep the Building and Garage Premises free from any mechanic's, materialman's or similar liens or other such encumbrances in connection with any work on or respecting the Garage Premises not performed by or at the request of Licensor, and shall indemnify and hold Licensor harmless from and against any claims, liabilities, judgments, or costs (including attorneys' fees) arising out of the same or in connection therewith. Licensee shall give Licensor notice at least twenty (20) days prior to the installation of the Generator or the commencement of any other work on the Garage Premises (or such additional time as may be necessary under applicable Laws), to afford Licensor the opportunity of posting and recording appropriate notices of non-responsibility. Licensee shall remove any such lien or encumbrance within twenty (20) days after written notice by Licensor, and if Licensee fails to do so, Licensor may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof, and the amount so paid shall be due and payable upon demand, without limitation as to other remedies available to Licensor under this Agreement. Nothing contained in this Agreement shall authorize Licensee to do any act which shall subject Licensor's title to the Building or Garage Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Garage Premises arising in connection with any work on or respecting the Garage Premises not performed by or at the request of Licensor, shall be null and void, or at Licensor's option shall attach only against Licensee's interest in the Garage Premises and shall in all respects be subordinate to Licensor's title to the Building and Garage Premises.
21.Intentionally Omitted.
22.Personal Property Taxes. Licensee shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon the Generator. Whenever possible, Licensee shall cause the Generator to be assessed and billed separately from the property of Licensor. In the event that the Generator or any other items shall be assessed and billed with the property of Licensor, Licensee shall pay Licensor its share of such taxes, charges or other governmental impositions within thirty (30) days after Licensor delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Licensee's property.
23.Intentionally Omitted.
24.Estoppel Certificate. Licensee shall from time to time, within twenty (20) days after written request from Licensor, execute, acknowledge and deliver a statement (i) certifying that this Agreement is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Agreement as so modified, is in full force and effect (or if this Agreement is claimed not to be in force and effect, specifying the ground therefor), (ii) acknowledging that there are not, to Licensee's knowledge any uncured defaults on the part of Licensor hereunder, or specifying such defaults if any are claimed, and (iii) certifying to such other matters as Licensor may reasonably request. If Licensee shall fail to execute and return such

Exhibit N - 4

statement within the time required herein, Licensee shall be deemed to have agreed with the matters set forth therein, and Licensor, acting in good faith, shall be authorized, as Licensee's attorney-in-fact, to execute such statement on behalf of Licensee.
25.Conveyance by Licensor and Liability. In case Licensor or any successor owner of the Building shall convey or otherwise dispose of any portion thereof in which the Garage Premises are located, to another party (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other party shall thereupon be and become the Licensor hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Agreement to be performed by Licensor which first arise after the date of conveyance, and Licensee shall attorn to such other party, and Licensor or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Licensor to Licensee for any default by Licensor under this Agreement or arising in connection herewith or with Licensor's operation, management, leasing repair, renovation, alteration, or any other matter relating to the Building or the Garage Premises, shall be limited to the interest of Licensor in the Building (and the rental proceeds thereof). Licensee agrees to look solely to Licensor's interest in the Building (and the rental proceeds thereof) for the recovery of any judgment against Licensor, and Licensor shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Paragraph shall apply equally and inure to the benefit of Licensor's present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future general partner of Licensor (if Licensor is a partnership), or individual trustee or beneficiary (if Licensor or any partner of Licensor is a trust) have any liability for the performance of Licensor's obligations under this Agreement.
26.Licensor's Right to Cure. If Licensor shall fail to perform any term or provision under this Agreement required to be performed by Licensor, Licensor shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Licensee sufficiently describing such failure to enable Licensor to determine an appropriate cure; provided that, however, if Licensor shall commence to cure such failure within such thirty (30) day period, and thereafter diligently seeks to cure such failure to completion, Licensor shall have such additional time as Licensor may reasonably need in order to complete such cure. The aforementioned periods of time permitted for Licensor to cure shall be extended for any period of time during which Licensor is delayed in, or prevented from, curing due to fire or other casualty, or acts of God, strikes, lockouts or other labor troubles, shortages of equipment or materials, power shortages or outages, delays in obtaining insurance proceeds, enactment or enforcement of laws, acts or omissions by Licensee or other Persons, and other causes beyond Licensor's reasonable control.
If Licensor shall fail to cure within the times permitted for cure herein, Licensor shall be subject to such claims for damages and remedies as may be available to Licensee (subject to the other provisions of this Agreement, including but not limited to Paragraph 24 and this Paragraph 26); provided that, however, Licensee shall have no right of self-help to perform any obligation of Licensor, and shall have no right to withhold, set-off, or abate any rent, nor claim an actual or constructive eviction or disturbance of Licensee's use or possession of the Garage Premises, unless, until and only to the extent that Licensee shall have obtained a valid judgment by a court of competent jurisdiction. As a condition to the recovery of any damages against Licensor, Licensee shall be obligated to use reasonable efforts to mitigate such damages; provided, that, however, Licensee shall in all events comply with the terms and provisions of this Agreement.
27.Notices. Except as expressly provided to the contrary in this Agreement, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed if to Licensee, at the address first set forth in this Agreement, and if to Licensor, at 999 - 18th Street, Suite 1201, Denver, Colorado 80202, or such other address or addresses as Licensee or Licensor may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third (3rd) business day following the date of such mailing or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

Exhibit N - 5

28.Termination. Licensee (subject to its obligations under Paragraph 8 above) shall have the right to terminate this Agreement without cause or liability by notifying Licensor in writing with ninety (90) days notice.

Exhibit N - 6

IN WITNESS WHEREOF, the parties have executed this Garage License Agreement on the day and year first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:7/31/02	By: /s/ Authorized Signatory President & CEO (Title)

Exhibit N - 7